Exhibit 4.1

Executed Copy

CREDIT AGREEMENT

dated as of February 18, 2025

by and among

SAFEPOINT HOLDINGS, INC.

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

REGIONS BANK,

as the Administrative Agent, the Collateral Agent, the Issuing Bank and the Swingline Lender

TEXAS CAPITAL BANK,

as Syndication Agent

SYNOVUS BANK,

as Documentation Agent

REGIONS CAPITAL MARKETS, a division of Regions Bank,

TCBI SECURITIES, INC.,

and

SYNOVUS BANK,

as Joint Lead Arrangers and Joint Bookrunners

Cover Page to Credit Agreement (Safepoint Holdings, Inc.)

Table of Contents to Credit Agreement (Safepoint Holdings, Inc.)

Appendices:

Appendix A	Lenders, Commitments and Commitment Percentages
Appendix B	Notice Information

Schedules:

Schedule 6.1	Organization; Requisite Power and Authority; Qualification
Schedule 6.2	Equity Interests and Ownership
Schedule 6.10(b)	Real Estate Assets
Schedule 6.14	Names, Jurisdictions and Tax Identification Numbers
Schedule 6.21	Insurance Coverage
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.6	Existing Investments

Exhibits:

Exhibit 1.1	[Form of] Secured Party Designation Notice
Exhibit 2.1	[Form of] Funding Notice
Exhibit 2.3	[Form of] Issuance Notice
Exhibit 2.5	[Form of] Note
Exhibit 2.8	[Form of] Conversion / Continuation Notice
Exhibit 3.3	[Forms of] U.S. Tax Compliance Certificates (Forms 1 – 4)
Exhibit 7.1(c)	[Form of] Compliance Certificate
Exhibit 7.14	[Form of] Guarantor Joinder Agreement
Exhibit 11.5	[Form of] Assignment Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing from time to time, this “Agreement”), dated as of February 18, 2025 (the “Closing Date”), is entered into by and among SAFEPOINT HOLDINGS, INC., a Florida corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, as Guarantors, the Lenders from time to time party hereto, and REGIONS BANK, as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

R E C I T A L S

WHEREAS, the Borrower has requested that the Lenders provide, in its favor, (i) a Twenty-Five Million Dollar ($25,000,000) revolving credit facility, (ii) a term loan, to be advanced in a single installment on the Closing Date, in an original principal amount of One-Hundred Million Dollars ($100,000,000), and (iii) a delayed draw term loan, to be advanced in up to five (5) separate installments during the DDTL Availability Period (here and hereafter as such term is defined in Section 1.1), in an aggregate original principal amount (for all such installments, taken together) of up to Fifteen Million Dollars ($15,000,000); and

WHEREAS, the Lenders have agreed to make the requested credit facilities available to the Borrower, in each case, on the terms, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each of the parties to this Agreement hereby covenant and agree as follows:

A G R E E M E N T

Article 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms used herein, including in the introductory paragraph, recitals, appendices, exhibits and schedules hereto, shall have the following meanings:

“Acquisition” shall mean, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of: (a) all, or any substantial portion, of the Property of another Person, or any division, line of business or other business unit of another Person; or (b) at least a majority of the Voting Stock of another Person, in each case, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Additional Incremental Lender” shall have the meaning specified for such term in Section 2.1(d)(i)(D).

“Administrative Agent” shall have the meaning specified for such term in the introductory paragraph to this Agreement.

“Administrative Questionnaire” shall mean an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.

Cover Page to Credit Agreement (Safepoint Holdings, Inc.)

“Adverse Proceeding” shall mean any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party, any Subsidiary or any other Regulated Entity) at law or in equity, or before or by any Governmental Authority, whether pending, threatened in writing against any Credit Party, any Subsidiary or any other Regulated Entity or any material Property of any Credit Party, any Subsidiary or any other Regulated Entity.

“Affected Financial Institution” shall mean: (a) any EEA Financial Institution; or (b) any UK Financial Institution.

“Affected Lender” shall have the meaning specified for such term in Section 3.1(b).

“Affected Loans” shall have the meaning specified for such term in Section 3.1(b).

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agent” shall mean, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate DDTL Commitment Amount” shall mean, at any time, the amount of the Aggregate DDTL Commitments in effect at such time. On the Closing Date as of the time of initial effectiveness of this Agreement, the Aggregate DDTL Commitment Amount is Fifteen Million Dollars ($15,000,000).

“Aggregate DDTL Commitments” shall mean, at any time, the DDTL Commitments of all of the Lenders in effect at such time, taken together.

“Aggregate Revolving Commitment Amount” shall mean, at any time, the amount of the Aggregate Revolving Commitments in effect at such time. On the Closing Date as of the time of initial effectiveness of this Agreement, the Aggregate Revolving Commitment Amount is Twenty-Five Million Dollars ($25,000,000).

“Aggregate Revolving Commitments” shall mean, at any time, the Revolving Commitments of all of the Lenders in effect at such time, taken together.

“Aggregate Revolving Credit Exposure” shall mean, at any time, the sum of the Revolving Credit Exposures of all of the Lenders at such time, taken together.

“Aggregate Term Loan A Commitment Amount” shall mean, at any time, the amount of the Aggregate Term Loan A Commitments in effect at such time. On the Closing Date as of the time of initial effectiveness of this Agreement (but prior to giving effect to the Borrowing of the Term Loan A on the Closing Date), the Aggregate Term Loan A Commitment Amount is One-Hundred Million Dollars ($100,000,000).

“Aggregate Term Loan A Commitments” shall mean, at any time, the Term Loan A Commitments of all of the Lenders in effect at such time, taken together.

“Agreement” shall have the meaning specified for such term in the introductory paragraph of this Agreement.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof (without giving effect to any underlying fluctuations in the underlying base rate), whether in the form of interest rate, margin, original issue discount, upfront fees, a SOFR or Base Rate floor (or any floor on any SOFR-Based Rate or any other interest rate that is derived from SOFR, the SOFR Reference Rate for an applicable tenor or the Base Rate), or otherwise, in each case of the foregoing, incurred or payable by the Borrower generally to all of the lenders of such Indebtedness; provided, that, (i) original issue discount and upfront fees shall be equated to interest rate assuming a four (4) year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness), (ii) “All-In Yield” shall not include customary arrangement fees, structuring fees, commitment fees, underwriting fees, amendment fees and similar fees (regardless of whether paid, in whole or in part, to any or all of lenders of such Indebtedness), or other fees not paid generally to all lenders of such Indebtedness, and (iii) if such Indebtedness includes a SOFR or Base Rate floor (or any floor on any SOFR-Based Rate or any other interest rate that is derived from SOFR, the SOFR Reference Rate for an applicable tenor, or the Base Rate) that is greater than the SOFR or Base Rate floor (or any floor on any SOFR-Based Rate or any other interest rate that is derived from SOFR, the SOFR Reference Rate for an applicable tenor, or the Base Rate) applicable to any existing Class of Term Loans, such differential between interest rate floors shall be included in the calculation of All-In Yield, but only to the extent that an increase in the interest rate floor applicable to such existing Class of Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the Applicable Margin) applicable to such existing Class of Term Loans shall be increased to the extent of such differential between interest rate floors.

“ALTA” shall mean the American Land Title Association.

“Annual Financial Statements” shall have the meaning specified for such term in Section 5.1(f)(ii).

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd–1, et seq., the UK Bribery Act of 2010, and all other laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Laws” shall mean all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” shall mean, except as otherwise set forth in (A) any Incremental Facility Agreement with respect to any Incremental Facility established thereunder, or (B) any Auto Borrow Agreement with respect to any Swingline Loan advanced pursuant to an Auto Borrow Agreement then in effect, as of any date of determination, (a) during the period from the Closing Date through, and including, the date that is two (2) Business Days immediately following the date on which the financial statements and related Compliance Certificate are delivered to the Administrative Agent pursuant to Section 7.1(a) and Section 7.1(c), respectively, for the Fiscal Quarter ending March 31, 2025, the applicable percentage per annum based upon Pricing Level III as set forth in the table immediately below, and (b) thereafter, the applicable percentage per annum determined by reference to the table set forth immediately below, using the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered to the Administrative Agent pursuant to Section 7.1(c), with any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio becoming effective on the date that is two (2) Business Days immediately following the date on which such Compliance Certificate is delivered.

Pricing Level	Consolidated Leverage Ratio	SOFR Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
I	< 1.25 to 1.0	3.25%	2.25%	0.400%
II	< 1.75 to 1.0, but ≥ 1.25 to 1.0	3.50%	2.50%	0.450%
III	≥ 1.75 to 1.0	3.75%	2.75%	0.500%

Notwithstanding anything to the contrary in the foregoing: (i) if, at any time, a Compliance Certificate and/or the accompanying financial statements are not delivered when due in accordance herewith, then Pricing Level III as set forth in the table immediately above shall apply as of the first (1st) Business Day after the date on which such Compliance Certificate and accompanying financial statements were required to have been delivered to the Administrative Agent pursuant to Section 7.1(a) and Section 7.1(c), respectively, and such Pricing Level shall remain in effect until the date on which such Compliance Certificate and such accompanying financial statements are delivered to the Administrative Agent; and (ii) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(e). The Applicable Margin with respect to any Incremental Term Loan shall be as provided in the Incremental Facility Agreement establishing such Incremental Term Loan.

“Approved Fund” shall mean any Fund that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity, or an Affiliate of an entity, that administers or manages a Lender.

“Arrangers” shall mean each of Regions Capital Markets, a division of Regions Bank, TCBI Securities, Inc., and Synovus Bank, in their respective capacities as joint lead arranger and joint bookrunner under this Agreement.

“Asset Sale” shall mean a sale, lease, Sale and Leaseback Transaction, assignment, conveyance, exclusive license (as licensor), Securitization Transaction, transfer or other disposition to, or any exchange of Property with, any Person, in one transaction or a series of transactions, of any Credit Party, any Subsidiary or any other Regulated Entity or of all, or any part, of any of their respective businesses or Properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests in any Subsidiary, other than:

(a) dispositions of surplus, obsolete or worn-out Property, or Property no longer used or useful in the respective businesses of any Credit Party, any Subsidiary or any other Regulated Entity, whether now owned or hereafter acquired, in the ordinary course of business;

(b) dispositions of inventory sold, and Intellectual Property licensed, in the ordinary course of business;

(c) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof;

(d) dispositions of cash and Cash Equivalents in the ordinary course of business;

(e) licenses, sublicenses, leases or subleases granted to any third parties in arm’s-length commercial transactions in the ordinary course of business that do not interfere, in any material respect, with the respective businesses of any Credit Party, any Subsidiary or any other Regulated Entity;

(f) dispositions of Property held by Regulated Entities;

(g) the termination or surrender of any real property lease of any Credit Party, any Subsidiary or any other Regulated Entity in the ordinary course of business, so long as the loss of such leased location could not be reasonably expected to have an adverse and material effect on any of the respective businesses of any Credit Party, any Subsidiary or any other Regulated Entity;

(h) the abandonment or other disposition of Intellectual Property, whether now or hereafter owned or leased or acquired in connection with an Acquisition or other permitted Investment, that is, in the reasonable business judgment of the Borrower, no longer economically practicable or commercially desirable to maintain or used or useful in the respective businesses of any Credit Party, any Subsidiary or any other Regulated Entity;

(i) sales, transfers, and other dispositions permitted by Section 8.9 (other than as permitted by Section 8.9(b));

(j) any issuance of Equity Interests in the Borrower;

(k) to the extent constituting a sale, transfer, lease, or other disposition of an asset, any Restricted Payment made pursuant to Section 8.4;

(l) sales, transfers, or other dispositions of Investments to the extent permitted under Section 8.6 in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding agreements; and

(m) dispositions of Property to the extent that: (i) such Property is exchanged for credit against the purchase price of substantially similar replacement Property; or (ii) the proceeds of such disposition are promptly applied to the purchase price of substantially similar replacement Property.

“Assignment Agreement” shall mean an assignment agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.5(b)(iii)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.5 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Principal Amount” shall mean, in the case of: (a) Capital Leases, the amount of Capital Lease obligations determined in accordance with GAAP; (b) Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP; (c) Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment; and (d) Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Authorized Officer” shall mean, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one (1) of its vice presidents (or the equivalent thereof), chief financial officer or treasurer and, solely for purposes of making the certifications required under Section 5.1(b)(ii) and Section 5.1(c), any secretary or assistant secretary.

“Auto Borrow Agreement” shall have the meaning specified for such term in Section 2.2(b)(vi).

“Automatic Acceleration Event of Default shall mean an Event of Default pursuant to Section 9.1(f) or Section 9.1(g).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or any payment period for interest calculated with reference to such Benchmark, as applicable, that is, or may be, used for determining the length of any interest period (including any Interest Period) pursuant to this Agreement as of such date of determination.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the applicable EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time), and any other Law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions, or any affiliates of any of the foregoing (other than through liquidation, administration, or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” shall mean, for any date of determination, a rate per annum equal to the highest of (a) the rate of interest that Regions announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum, (c) Term SOFR in effect on such day for a forward-looking Interest Period of one (1) month commencing on such day, plus one percent (1.00%) per annum (with any change(s) in any of the rates described in the foregoing clauses (a) through (c) to be effective as of the date of any such change(s) in such rates), and (d) the Floor. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent and the Lenders may make commercial loans, or other loans, at rates of interest at, above, or below the Prime Rate. Any change(s) to the Base Rate due to a change in the Prime Rate, the Federal Funds Rate and/or Term SOFR, as the case may be, will be deemed to be effective from, and including, the date of effectiveness of such change(s) to the Prime Rate, the Federal Funds Rate and/or Term SOFR. For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, if, at any time, the Base Rate is less than the Floor, then the Base Rate shall be deemed to equal the Floor for all purposes of this Agreement and the other Credit Documents.

“Base Rate Borrowing” shall mean a Borrowing, the Loans in respect of which bear interest at a rate determined by reference to the Base Rate (including, for the avoidance of doubt, pursuant to clause (c) of the definition of “Base Rate” above).

“Base Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the Base Rate (including, for the avoidance of doubt, pursuant to clause (c) of the definition of “Base Rate” above).

“Benchmark” shall mean, as of the Closing Date, the SOFR Reference Rate for any applicable tenor; provided, that, if any Benchmark Replacement has been incorporated into this Agreement after the Closing Date pursuant to Section 3.1, then “Benchmark” shall mean the applicable Benchmark Replacement.

“Benchmark Illegality / Impracticability Event” shall mean the occurrence of one (1) or more of the following events:

(a) the making, maintaining and/or continuation of the then-current Benchmark by any Lender shall have become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law, even though the failure to comply therewith would not be unlawful);

(b) with respect to any Benchmark, any successor administrator of the published screen rate for such Benchmark, or any Governmental Authority having jurisdiction over the Administrative Agent or the administrator of such Benchmark, shall have made a public statement establishing a specific date (whether expressly or by virtue of such public statement) after which an Available Tenor of such Benchmark, or the published screen rate for such Benchmark, shall or will no longer be representative or made available, or otherwise used for determining the interest rate of loans, or shall or will otherwise cease; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative interest periods of such Benchmark after such specific date;

(c) the making, maintaining and/or continuation of the then-current Benchmark by any Lender has become impracticable, as a result of contingencies occurring after the Closing Date that materially and adversely affect the ability of a Lender to make, maintain and/or continue its Loans at the then-current Benchmark (including, without limitation, because the published screen rate for such Benchmark in a relevant tenor is not available or published on a current basis and such circumstances are unlikely to be temporary); or

(d) with respect to any Lender, the then-current Benchmark (including any related mathematical or other adjustments thereto) does or will not adequately and fairly reflect the cost to such Lender of making, funding and/or maintaining its Loans at the then-current Benchmark.

For the avoidance of doubt, a “Benchmark Illegality / Impracticability Event” shall be deemed to have occurred, with respect to any Benchmark, if a public statement or publication of information as described above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Replacement” shall mean Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or equal to zero), that has been selected by the Administrative Agent and the Borrower, giving due consideration to: (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body; or (b) any evolving, or then-prevailing, market convention for determining a spread adjustment, or a method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall have the meaning specified for such term in Section 3.1(g)(i).

“Beneficial Ownership Certification” shall have the meaning specified for such term in Section 5.1(k).

“Benefit Plan” shall mean any of: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in, and subject to, Section 4975 of the Internal Revenue Code; or (c) any Person whose assets include (for purposes of ERISA Section 3(42), or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Borrower” shall have the meaning specified for such term in the introductory paragraph to this Agreement.

“Borrowing” shall mean, as the context may require, a borrowing consisting of: (a) Loans of the same Class and Type, made, converted or continued on the same date, and, in the case of SOFR Loans, as to which a single Interest Period is in effect; or (b) a Swingline Loan.

“Business Day” shall mean any day, other than a Saturday, a Sunday, or any other day that is a legal holiday under the laws of the state of New York or is a day on which banking institutions located in such state are authorized, or are required by Applicable Law or any Governmental Act, to close; provided, that, with respect to notices and determinations in connection with, and payments of principal and/or interest on, SOFR Loans, such day is also a U.S. Government Securities Business Day.

“Capital Expenditures” shall mean, with respect to any Person for any period of measurement, the sum of (without duplication) (a) the additions to property, plant and equipment and other capital expenditures of such Person that are (or would be required to be) set forth on a consolidated statement of cash flows of such Person for such period, prepared in accordance with GAAP, plus (b) the Attributable Principal Amount of Capital

Leases incurred by such Person during such period, but excluding any such expenditures to the extent that such expenditures are: (i) made with the Net Cash Proceeds of any Asset Sale or Involuntary Disposition to the extent that such expenditures are used to purchase Property that is the same as, or substantially functionally equivalent to, the Property subject to such Asset Sale or Involuntary Disposition (and including, for purposes of clarity, the purchase price of replacement Property that is purchased, to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such replacement Property for such existing Property being traded in at such time); or (ii) part of the aggregate amounts payable in connection with, or constitute other consideration for, any Permitted Acquisition or other Investment permitted under this Agreement (whether consummated during, or prior to, such period of measurement).

“Capital Lease” shall mean, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Captive Reinsurance Companies” shall mean, collectively: (a) each of (i) Bobcat Re Ltd., (ii) Canal Re Ltd., (iii) Pompano Re Ltd., and (iv) Tarpon Ltd.; and (b) any controlled Affiliate of any Credit Party that is primarily engaged in the provision of reinsurance services to other Credit Parties, Subsidiaries and/or Regulated Entities.

“Cash Collateralize” shall mean to pledge and deposit with, or deliver to, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as applicable, as collateral for the Letter of Credit Obligations or Swingline Loans, as applicable, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent, the Collateral Agent, the Issuing Bank or Swingline Lender, as applicable, may agree in their sole discretion, other credit support, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent, the Issuing Bank and/or the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean, as of any date of determination, any of the following:

(a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case of the foregoing clauses (a)(i) and (a)(ii), maturing within one (1) year after such date;

(b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A–1 from S&P or at least P–1 from Moody’s;

(c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A–1 from S&P or at least P–1 from Moody’s;

(d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States, or of any state thereof or the District of Columbia, that:

(i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator); and

(ii) has Tier 1 capital (as defined in such regulations) of not less than One-Hundred Million Dollars ($100,000,000); and

(e) shares of any money market mutual fund that:

(i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above;

(ii) has net assets of not less than Five-Hundred Million Dollars ($500,000,000); and

(iii) has the highest rating obtainable from either S&P or Moody’s.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” shall mean the occurrence of one (1) or more of the following events:

(a) the Permitted Holders, taken together, shall cease to own and control, beneficially and of record, directly or indirectly, at least forty-four percent (44.0%) of the outstanding Voting Stock in the Borrower; or

(b) David Flitman, an individual resident of the state of Florida, shall cease to be the duly appointed, acting chief executive officer of the Borrower; or

(c) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (within the meaning of the Exchange Act, as in effect on the Closing Date), other than the Permitted Holders, of thirty percent (30.0%) or more of the outstanding Voting Stock in the Borrower; or

(d) except pursuant to a transaction that is expressly permitted under this Agreement and the other Credit Documents, the Borrower shall cease to possess the right to elect (through contract, ownership of Voting Stock, or otherwise), at all times, a majority of the board of directors or managers (or equivalent governing body) of each of its Subsidiaries and/or to direct the management policies and decisions of each such Subsidiary; or

(e) except pursuant to a transaction that is expressly permitted under this Agreement and the other Credit Documents, any Person that, on the Closing Date or at any time thereafter, is: (i) a Captive Reinsurance Company shall cease to be a Captive Reinsurance Company pursuant to clause (b) of the definition of “Captive Reinsurance Company” above; or (ii) a Qualifying Reciprocal Entity shall thereafter cease to be a Qualifying Reciprocal Entity pursuant to clause (b) of the definition of “Qualifying Reciprocal Entity” below; or (iii) a Regulated Subsidiary (other than a Captive Reinsurance Company) shall cease to be a Regulated Subsidiary (other than a Captive Reinsurance Company) pursuant to clause (b) of the definition of “Regulated Subsidiary” below.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof, by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, the Term Loan A, the Delayed Draw Term Loan, or a specified Incremental Term Loan, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment, a Term Loan A Commitment, a DDTL Commitment, or an Incremental Term Loan Commitment in respect of a specified Incremental Term Loan.

“Closing Date” shall have the meaning provided for such term in the introductory paragraph to this Agreement.

“Closing Date Distribution” shall mean a one-time tax distribution of proceeds of the Borrowing of the Term Loan A on the Closing Date, in an amount of up to Thirty-One Million Eight-Hundred Ninety-Four Thousand Nine-Hundred Dollars ($31,894,900), by the Borrower to the owners of its outstanding Equity Interests in accordance with the terms of this Agreement.

“Collateral” shall mean the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” shall have the meaning specified for such term in the introductory paragraph to this Agreement.

“Collateral Documents” shall mean, collectively, the Security Agreement, the Mortgages, and all other instruments, documents and/or agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the holders of the Obligations, a Lien on any real, personal or mixed Property of any Credit Party as security for the Obligations.

“Combined Statutory Surplus” shall mean, as of any date of determination, the aggregate Statutory Surplus of all of the Regulated Entities that are not Captive Reinsurance Companies, taken together on a combined basis.

“Commitment Fee” shall have the meaning specified for such term in Section 2.10(a).

“Commitment Percentage” shall mean, for each Lender and with respect to: (a) any Revolving Loans (or any Borrowing thereof) or any Swingline Loans (or any Borrowing thereof), such Lender’s Revolving Commitment Percentage; (b) the Term Loan A (or any Borrowing thereof), such Lender’s Term Loan A Commitment Percentage; (c) the Delayed Draw Term Loan (or any Borrowing of an advance thereunder), such Lender’s DDTL Commitment Percentage; and (d) any Incremental Term Loan (or any Borrowing thereof or thereunder), such Lender’s Incremental Term Loan Commitment Percentage in respect of such Incremental Term Loan.

“Commitments” shall mean, collectively, the Revolving Commitments, the Term Loan A Commitments, the DDTL Commitments, and any Incremental Term Loan Commitments.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended.

“Competitor” shall mean any competitor of any Credit Party, Subsidiary or other Regulated Entity that is in the same or a similar line of business as any Credit Party, Subsidiary or other Regulated Entity.

“Compliance Certificate” shall mean a Compliance Certificate substantially in the form of Exhibit 7.1(c).

“Conforming Changes” shall mean, with respect to (a) the use and/or administration of, and/or any conventions associated with, SOFR, the SOFR Reference Rate for any applicable tenor and/or any SOFR-Based Rate (for any Interest Period, as applicable), or (b) the use, administration, adoption and/or implementation of, and/or any conventions associated with, any Benchmark Replacement, in each case of the foregoing clauses (a) and (b), any technical, administrative and/or operational change(s) (including, without limitation, any such change(s) to the definition of “Base Rate” above, the definition of “Business Day” above, the definition of “Daily Simple SOFR” below, the definition of “Interest Period” below (or any similar or analogous definition, or the addition of an applicable concept of “interest period”), the definition of “SOFR” below, the definition of “SOFR Reference Rate” below, the definition of “Term SOFR” below, the definition of “U.S. Government Securities Business Day” below, the timing and frequency of determining rates and making payments of interest, the timing of delivery of any Funding Notices (or other requests for borrowing of Loans), the timing of delivery of any notices of optional reduction or termination of any Commitment(s), the timing of delivery of any notices of optional or voluntary prepayment of any Loans (or any other notices of prepayment of any Loans), the timing of delivery of any Conversion / Continuation Notices (or other notices of the continuation or conversion of Loans), the applicability and length of lookback periods, the applicability of Section 3.1(c), and any other technical, administrative and/or operational matters) that the Administrative Agent determines, in its reasonable discretion, may be appropriate to reflect the adoption and/or implementation of any such rate and/or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines, in its reasonable discretion, that (i) the adoption and/or implementation of, or of any portion of, such market practice is not administratively feasible for the Administrative Agent, or (ii) no market practice for the administration of any such rate exists, then, in each case of the foregoing clauses (i) and (ii), permit the use and administration thereof by the Administrative Agent in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on, or measured by, net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period of measurement, determined for the Credit Parties and Subsidiaries (other than Regulated Entities) on a consolidated basis in accordance with GAAP, an amount equal to the sum of:

(a) Consolidated Net Income (exclusive, for purposes of clarity, of Regulated Entities) for such period; plus

(b) the following, in each case, solely to the extent deducted in calculating such Consolidated Net Income (and without duplication):

(i) Consolidated Interest Charges for such period; plus

(ii) the provision for federal, state, local and foreign income taxes payable by the Credit Parties and Subsidiaries (other than Regulated Entities) for such period; plus

(iii) depreciation and amortization expense for such period; plus

(iv) non-cash stock compensation issued for such period; plus

(v) all out-of-pocket fees, costs and expenses payable, or otherwise incurred, in connection with the closing of this Agreement and the other Credit Documents; provided, that, such fees, costs and expenses are payable or otherwise incurred prior to the date that is three (3) months after the Closing Date; plus

(vi) the aggregate amount of managing general agency, service company or attorney-in-fact fees that are due and owing, or that have already been paid, by any Regulated Entity, on the one hand, to any Credit Party or Subsidiary (other than any Regulated Subsidiary), on the other hand, pursuant to any managing general agent, service company or attorney-in-fact agreement entered into between any Credit Party or Subsidiary (other than any Regulated Subsidiary) and any Regulated Entity, but which have been waived in accordance with this Agreement by the Credit Party or Subsidiary (other than a Regulated Subsidiary) to whom such fees would have been, or, in the case of any such fees that have already been paid and are subsequently so waived, have been, paid, in each case of the foregoing of this clause (b)(vi), to the extent supported (so long as any such documentation is readily available to, or preparable by, the Credit Parties, Subsidiaries and other Regulated Entities) by documentation provided, and reasonably acceptable, to the Administrative Agent; plus

(vii) other non-cash charges and non-cash expenses reducing such Consolidated Net Income, including any write-offs or write-downs (but excluding any such non-cash charge or non-cash expense to the extent that such non-cash charge or non-cash expense (A) represents an accrual of, or reserve for, cash charges or cash expenses in any future period, or amortization of a prepaid cash expense or cash charge that was paid in a prior period but not included in the calculation of Consolidated EBITDA for such prior period, or (B) is an expense or charge related to accounts receivable or other current assets); minus

(c) all non-cash items increasing such Consolidated Net Income (but excluding any items that represent the reversal of an accrual of, or reserve for, anticipated cash charges or cash expenses that reduced Consolidated EBITDA in any prior period).

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of:

(a) Consolidated EBITDA; minus

(i) Consolidated Unfinanced Capital Expenditures; minus

(ii) Consolidated Taxes; minus

(iii) the aggregate amount of Restricted Payments paid in cash by the Credit Parties and Subsidiaries (other than Regulated Entities) to Persons other than Credit Parties (but excluding the Closing Date Distribution); minus

(iv) the aggregate amount, determined on a cost basis, of Investments (including, without limitation, Investments consisting of the forgiveness of fees as described in the last sentence of the definition of “Investments” below) made by any Credit Party in any Person that is not itself a Credit Party (including, for purposes of clarity, in any Regulated Entity), but excluding any such Investments to the extent financed with the proceeds of Loans (including Revolving Loans) or other long-term, non-revolving Indebtedness, net of the amount (if any) of Returned Reinsurance Investments received by the Credit Parties;

all as determined in accordance with GAAP or SAP (as applicable); to

(b) Consolidated Fixed Charges,

in each case of the foregoing, measured on a consolidated basis for the Credit Parties and Subsidiaries (other than Regulated Entities) for the Trailing Period most recently ended as of such date; provided, that, notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or any other Credit Document, the calculation of Consolidated Fixed Charges, for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio measured for the Trailing Period ending:

(i) March 31, 2025, shall be deemed to equal the product of: (A) actual Consolidated Fixed Charges paid in cash, measured for the period of one (1) Fiscal Quarter then ended; multiplied by (B) four (4);

(ii) June 30, 2025, shall be deemed to equal the product of: (A) actual Consolidated Fixed Charges paid in cash, measured for the period consisting of the two (2) consecutive full Fiscal Quarters then ended; multiplied by (B) two (2); and

(iii) September 30, 2025, shall be deemed to equal the product of: (A) actual Consolidated Fixed Charges paid in cash, measured for the period consisting of the three (3) consecutive full Fiscal Quarters then ended; multiplied by (B) four thirds (4/3).

“Consolidated Fixed Charges” shall mean, for any period of measurement, determined for the Credit Parties and Subsidiaries (other than Regulated Entities) on a consolidated basis in accordance with GAAP, an amount equal to the sum of: (a) Consolidated Interest Charges for such period; plus (b) Consolidated Scheduled Funded Debt Payments for such period.

“Consolidated Funded Debt” shall mean all Funded Debt of the Credit Parties and Subsidiaries (other than Regulated Entities) on a consolidated basis determined in accordance with GAAP; provided, that, for the avoidance of doubt, “Consolidated Funded Debt” shall include any intercompany Indebtedness owing by any Credit Party or Subsidiary (other than a Regulated Entity) to any Regulated Entity.

“Consolidated Interest Charges” shall mean, for any period of measurement, determined for the Credit Parties and Subsidiaries (other than Regulated Entities) on a consolidated basis in accordance with GAAP, an amount equal to the sum of:

(a) all interest, premium payments, debt discount, fees, charges, and related expenses in connection with Funded Debt of a type described in clauses (a) or (b) of the definition of “Funded Debt” below (other than, for purposes of clarity, payments in respect of Earn Out Obligations), in each case, to the extent treated as interest in accordance with GAAP; plus

(b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP; plus

(c) the implied interest component of Synthetic Leases with respect to such period;

provided, that, for the avoidance of doubt, “Consolidated Interest Charges” shall include all interest, premium, payments, debt discount, fees, charges and related expenses in connection with any intercompany Indebtedness owing by any Credit Party or Subsidiary (other than a Regulated Entity) to any Regulated Entity.

“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of: (a) Consolidated Funded Debt as of such date; to (b) Consolidated EBITDA, measured for the most recently ended Trailing Period.

“Consolidated Net Income” shall mean, for any period of measurement, determined for the Credit Parties and Subsidiaries (including or excluding Regulated Entities, as so specified textually in the relevant instance of calculation) on a consolidated basis, the net income of the Credit Parties and Subsidiaries (but excluding, in any event, extraordinary gains) for such period, as determined in accordance with GAAP; provided, that, for purposes of any determination of Consolidated Net Income that is exclusive of Regulated Entities, any dividends or other distributions paid by a Regulated Entity to another Credit Party or Subsidiary during the relevant period of measurement shall be disregarded and shall not, in any event, be considered net income of any Credit Party or Subsidiary (other than such Regulated Entity) for such period.

“Consolidated Scheduled Funded Debt Payments” shall mean, for any period of measurement, determined for the Credit Parties and Subsidiaries (other than Regulated Entities) on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Debt, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” shall: (a) be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period; (b) be deemed to include payments with respect to the Attributable Principal Amount in respect of Capital Leases, Securitization Transactions, Sale and Leaseback Transactions and Synthetic Leases; and (c) not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.11.

“Consolidated Taxes” shall mean, for any period of measurement, the aggregate amount of all Taxes paid in cash, as determined in accordance with GAAP, by the Credit Parties and Subsidiaries (other than Regulated Entities) on a consolidated basis; provided, that, “Consolidated Taxes” shall include all Taxes paid in cash by the Credit Parties and Subsidiaries (other than Regulated Entities) on account of, on behalf of, or attributable to, any Regulated Entity to the extent that such Regulated Entity has not made Restricted Payments to the party paying such Taxes pursuant to Section 8.4(a) within two (2) months of such tax liabilities becoming due and payable, or actually being paid in cash, by the paying party.

“Consolidated Unfinanced Capital Expenditures” shall mean, for any period of measurement, determined for the Credit Parties and Subsidiaries (other than Regulated Entities) on a consolidated basis in accordance with GAAP, the aggregate amount actually paid in cash by the Credit Parties and Subsidiaries (other than Regulated Entities) on account of Capital Expenditures, but excluding Capital Expenditures to the extent financed with the proceeds of Loans (including Revolving Loans) or other long-term, non-revolving Indebtedness.

“Contractual Obligation” shall mean, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it, or any of its Properties, is bound, or to which it, or any of its Properties, is otherwise subject.

“Control” shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management or policies of, a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Account Agreement” shall mean any tri-party agreement by and among a Credit Party, the Collateral Agent, and a depositary bank or securities or commodities intermediary (as applicable) at which such Credit Party maintains one (1) or more deposit, disbursement, lockbox, securities and/or commodities accounts granting “control” (as defined in the UCC) to the Collateral Agent with respect to such account(s), in each case, in form and substance reasonably satisfactory to the Collateral Agent.

“Conversion / Continuation Date” shall mean the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion / Continuation Notice.

“Conversion / Continuation Notice” shall mean a Conversion / Continuation Notice substantially in the form of Exhibit 2.8.

“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–47.3(b); and (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–382.2(b).

“Covered Party” shall mean have the meaning specified for such term in Section 11.23.

“Credit Date” shall mean, with respect to any Credit Extension, the date on which such Credit Extension is made.

“Credit Document” shall mean any of this Agreement, each Note, each Issuer Document, the Collateral Documents, any Guarantor Joinder Agreement, the Fee Letter, any Auto Borrow Agreement, any Incremental Facility Agreement, any documents or certificates executed by any Credit Party in favor of the Issuing Bank relating to Letters of Credit, and, to the extent evidencing or securing the Obligations, all other documents, instruments or agreements executed and delivered by any Credit Party for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in connection herewith or therewith, and including, for the avoidance of doubt, any Guarantor Joinder Agreement (but specifically excluding any Secured Swap Agreements and any Secured Treasury Management Agreements).

“Credit Extension” shall mean the making of a Loan or the issuing or extending of a Letter of Credit.

“Credit Parties” shall mean, collectively, the Borrower and each Guarantor.

“Cure Period” shall have the meaning specified for such term in Section 9.4(a).

“Cure Proceeds” shall have the meaning specified for such term in Section 9.4(a).

“Daily Simple SOFR” shall mean, for any date of determination, SOFR, with the conventions for such rate (which shall include a lookback) being established by the Administrative Agent in accordance with the conventions for such rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that, (a) if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion, and (b) if, at any time, Daily Simple SOFR (determined in accordance with such convention(s)) is less than the Floor, then Daily Simple SOFR shall be deemed to equal the Floor for all purposes of this Agreement and the other Credit Documents.

“DDTL Amortization Payment Amount” shall mean, at any time with respect to each advance under the Delayed Draw Term Loan during the DDTL Availability Period (to the extent made), an amount equal to the quotient of: (a) the product of (i) the aggregate original principal amount of such advance under the Delayed Draw Term Loan, multiplied by (ii) ten percent (10.0%); divided by (b) four (4).

“DDTL Availability Period” shall mean the period from, but excluding, the Closing Date to, but excluding, the DDTL Commitment Termination Date.

“DDTL Commitment” shall mean, with respect to each Lender, the obligation of such Lender to advance its respective portion of principal under the Delayed Draw Term Loan, in up to five (5) separate advances during the DDTL Availability Period, in each case pursuant to Section 2.1(c), in an aggregate original principal amount advanced by such Lender during the DDTL Availability Period (for all such advances, taken together) not to exceed the applicable amount set forth with respect to such Lender as such Lender’s “DDTL Commitment” on Appendix A, subject to any increase(s), adjustment(s) and/or reduction(s) pursuant to the terms and conditions of this Agreement.

“DDTL Commitment Percentage” shall mean, with respect to each Lender at any time, a fraction (expressed as a percentage carried to the ninth (9th) decimal place): (a) the numerator of which is the sum of (i) the amount of such Lender’s respective DDTL Commitment (if any) in effect at such time, plus (ii) the aggregate principal balance of the portion of the Delayed Draw Term Loan advanced by such Lender that is outstanding at such time; and (b) the denominator of which is the sum of (i) the Aggregate DDTL Commitment Amount in effect at such time, plus (ii) the aggregate outstanding principal balance of the Delayed Draw Term Loan at such time. The DDTL Commitment Percentages of each Lender as of the Closing Date are set forth on Appendix A.

“DDTL Commitment Termination Date” shall mean the earliest to occur of: (a) the first (1st) Business Day after the date that is the second (2nd) anniversary of the Closing Date; (b) the date on which five (5) separate advances under the Delayed Draw Term Loan shall have been made in accordance with this Agreement; (c) the date on which the Borrower shall have provided written notice to the Administrative Agent of its election to terminate the Aggregate DDTL Commitments in accordance with Section 2.11(b); and (d) the date on which the Aggregate DDTL Commitments shall have been terminated, and/or all amounts outstanding under this Agreement shall have been declared, or automatically have become, due and payable, in each case of the foregoing of this clause (d), pursuant to Section 9.2 (whether by acceleration or otherwise).

“Debt Transaction” shall mean, with respect to any Credit Party, any Subsidiary or any other Regulated Entity, any sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Funded Debt permitted to be incurred and remain outstanding after the Closing Date pursuant to Section 8.1.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” shall mean an interest rate equal to:

(a) with respect to Obligations (including, for purposes of clarity, Loans bearing interest at the Base Rate determined pursuant to clause (c) of the definition of “Base Rate” above) other than SOFR Loans and the Letter of Credit Fee, the Base Rate plus the Applicable Margin, if any, applicable to such Obligations plus two percent (2.0%) per annum;

(b) with respect to SOFR Loans, Term SOFR plus the Applicable Margin, if any, applicable to SOFR Loans plus two percent (2.0%) per annum; and

(c) with respect to the Letter of Credit Fee, the Applicable Margin for the Letter of Credit Fee plus two percent (2.0%) per annum.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§–252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.16(b), any Lender that:

(a) has failed to:

(i) fund all, or any portion, of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; or

(ii) pay to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in any Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due;

(b) has notified the Borrower, the Administrative Agent, the Issuing Bank, or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect;

(c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or

(d) has, or has a direct or indirect parent company that has:

(i) become the subject of a proceeding under any Debtor Relief Law;

(ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or

(iii) become the subject of a Bail-In Action;

provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its assets, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Delayed Draw Term Loan” shall have the meaning provided for such term in Section 2.1(c). The Delayed Draw Term Loan may also be referred to in this Agreement and the other Credit Documents as the “DDTL”.

“Disqualified Equity Interests” shall mean, with respect to any Person, any Equity Interests in such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible, or for which they are exchangeable), or upon the happening of any event or condition:

(a) matures (but excluding any maturity as a result of an optional redemption by the issuer thereof the exercise of which, by the terms of such Equity Interests, is contingent upon such redemption not being prohibited by this Agreement or any of the other Credit Documents) or is mandatorily redeemable (other than (i) solely in exchange for Equity Interests that are not otherwise Disqualified Equity Interests, or (ii) as a result of a redemption that, by the terms of such Equity Interests, is contingent upon such redemption not being prohibited by this Agreement or any of the other Credit Documents), pursuant to a sinking fund obligation or otherwise;

(b) is redeemable at the option of the holder thereof (other than (i) solely in exchange for Equity Interests that are not otherwise Disqualified Equity Interests, or (ii) as a result of a redemption that, by the terms of such Equity Interests, is contingent upon such redemption not being prohibited by this Agreement or any of the other Credit Documents), in whole or in part;

(c) provides for the scheduled payment of dividends in cash; or

(d) is or becomes convertible into, or exchangeable for, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests;

in each case of the foregoing clauses (a) through (d), on or prior to the date that is one-hundred eighty one (181) calendar days after the Latest Maturity Date; provided, that, (I) to the extent that any such Equity Interests are issued pursuant to a Benefit Plan for the benefit of any Credit Party or Subsidiary to any employees of any Credit Party or Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely as a result of such Equity Interests being required to be repurchased by a Credit Party or Subsidiary in order to satisfy requirements under applicable Law, and (II) in the case of the foregoing clauses (a) and (b), if any Equity Interests constitute Disqualified Equity Interests as a result of the occurrence of a Change in Control, the consummation of an Asset Sale or other disposition, or the consummation of any other Specified Transaction or other transaction, then such Equity Interests shall not constitute Disqualified Equity Interests for purposes of this Agreement and the other Credit Documents so long as any rights of the holder(s) thereof upon the occurrence of such a Change in Control, the consummation of such an Asset Sale or other disposition, or the consummation of such other Specified Transaction(s) or other transaction(s) are, in any such case, subject to the prior occurrence of the Payment in Full of all Obligations.

“Disqualified Institution” shall mean:

(a) those Competitors and other Persons identified on a list provided by the Borrower to the Administrative Agent and made available to the Lenders on the Closing Date (the “Disqualified Institution List”) (as such Disqualified Institution List may be supplemented from time to time by the Borrower pursuant to clause (c) below);

(b) any Person that is reasonably identifiable (based solely to the extent such legal entity has the name of a Person set forth on the Disqualified Institution List in its legal name) as an Affiliate of any Person set forth on the Disqualified Institution List; and

(c) any other Competitor identified by legal name in writing to the Administrative Agent at any time after the Closing Date (other than during the continuance of an Event of Default) (it being understood and agreed that the Borrower shall be required to provide a fully updated Disqualified Institution List to the Administrative Agent in order to supplement such list after the Closing Date), which designation shall become effective one (1) day after the date that such written designation to the Administrative Agent is made available to the Lenders on IntraLinks, Syndtrak, Debtdomain or a similar electronic transmission system, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments.

Notwithstanding anything to the contrary in the foregoing, a Person that would be a Disqualified Institution as a result of being an Affiliate of a Competitor pursuant to clause (b) above shall not constitute a Disqualified Institution if such Person is a financial institution, bona fide debt fund or investment vehicle that is engaged in the business of making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of business to unaffiliated third parties and no Disqualified Institution makes investment decisions for such Person.

“Disqualified Institution List” shall have the meaning set forth in the definition of “Disqualified Institution” above.

“Dollars” and the sign “$” shall mean the lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is incorporated or formed (as the case may be) under the Applicable Laws of the United States or of any state, district or other political subdivision thereof, other than any such Subsidiary of the type(s) described in clauses (b) or (c) of the definition of “Foreign Subsidiary” below.

“Earn Out Obligations” shall mean, with respect to any Acquisition or other Investment permitted under this Agreement consisting of the purchase of Equity Interests, all obligations of any Credit Party, any Subsidiary or any other Regulated Entity to make earn out or other similar contingent payments that are payable based on the achievement of specified financial results over time (but excluding, for the avoidance of doubt, payments in respect of purchase price adjustments, working capital adjustments and non-competition and/or consulting agreements) pursuant to the definitive documentation relating to such Acquisition or other Investment.

“EEA Financial Institution” shall mean:

(a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority;

(b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or

(c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 11.5(b), subject to any consents and representations, if any as may be required therein.

“Environmental Claim” shall mean any known investigation, written notice, notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise), by any Person arising:

(a) pursuant to, or in connection with, any actual or alleged violation of any Environmental Law;

(b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or

(c) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment.

“Environmental Laws” shall mean any and all current or future federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other written requirements of Governmental Authorities relating to: (a) any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) protection of human health and the environment from pollution, in any manner applicable to any Credit Party, any Subsidiary, any Regulated Entity, or any of the respective Facilities of any of the foregoing.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party, any Subsidiary or any other Regulated Entity directly or indirectly resulting from or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the Release, or threatened Release, of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which any Credit Party, any Subsidiary or any other Regulated Entity assumed liability with respect to any of the foregoing.

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Transaction” shall mean, with respect to any Credit Party, any Subsidiary or any other Regulated Entity, any issuance or sale by any such Person of shares of its Equity Interests, other than an issuance:

(a) to the Borrower or any of its Wholly Owned Subsidiaries;

(b) in connection with a conversion of debt securities to equity;

(c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement;

(d) that occurred prior to the Closing Date; or

(e) in connection with the consummation of any Permitted Acquisition or the making of any Capital Expenditures permitted under this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, as applied to any Person: (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” shall mean:

(a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (but excluding those for which notice to the PBGC has been waived by regulation);

(b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan;

(c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA;

(d) the withdrawal from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in material liability pursuant to Section 4063 or 4064 of ERISA;

(e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;

(f) the imposition of liability pursuant to Section 4062(a) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability;

(g) the withdrawal of any Credit Party, any Subsidiary, any other Regulated Entity, or any of the respective ERISA Affiliates of any of the foregoing, in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by any Credit Party, any Subsidiary, any other Regulated Entity, or any of the respective ERISA Affiliates of any of the foregoing, of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4241 or 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such insolvency or termination is reasonably likely to result in material liability;

(h) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability to the Credit Parties, the Subsidiaries, the other Regulated Entities, and/or their respective ERISA Affiliates;

(i) receipt from the Internal Revenue Service of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or

(j) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA.

“Erroneous Payment” shall have the meaning specified for such term in Section 10.11(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning specified for such term in Section 10.11(d).

“Erroneous Payment Impacted Class” shall have the meaning specified for such term in Section 10.11(d).

“Erroneous Payment Return Deficiency” shall have the meaning specified for such term in Section 10.11(d).

“Erroneous Payment Subrogation Rights” shall have the meaning specified for such term in Section 10.11(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall mean each of the conditions or events set forth in Section 9.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Accounts” shall mean: (a) deposit and/or securities accounts used solely for the payment of Taxes, the balance of which consists exclusively of (i) withheld income taxes, federal, state or local employment taxes and sales taxes, in such amounts as are required, in the reasonable judgment of the Borrower, to be paid to the IRS or state or local Governmental Authorities, or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. §–2510.3–102 on behalf of, or for the benefit of, employees of one (1) or more Credit Parties; (b) all accounts used solely for payroll, accounts maintained solely in trust for the benefit of third parties and fiduciary purposes (including fiduciary tax accounts), escrow and trust accounts, zero balance or swept accounts, and healthcare and other employee benefit accounts (including 401(k) accounts and pension fund accounts), in each case of this clause (b), so long as such account is used solely for such purpose; (c) any deposit and/or securities account maintained in a jurisdiction outside of the United States or owned by a Foreign Subsidiary; and (d) accounts the balance of which consists exclusively of amounts to be paid to employees in the ordinary course of business.

“Excluded Property” shall mean, with respect to the Borrower and each other Credit Party, including any Person that becomes a Credit Party after the Closing Date as contemplated by Section 7.14:

(a) any Excluded Accounts;

(b) any Real Estate Asset owned in fee or leased by a Credit Party that is located outside of the United States, or any Real Estate Asset leased by a Credit Party that is located in the United States;

(c) any Real Estate Asset owned in fee by a Credit Party that is located in the United States having a fair market value not in excess of One Million Dollars ($1,000,000) (as reasonably determined by the Borrower on the Closing Date or on the date of later purchase of such Real Estate Asset, as applicable);

(d) any personal Property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not:

(i) governed by the UCC; or

(ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office;

(e) the Equity Interests in any direct Foreign Subsidiary or any Regulated Entity, to the extent not required to be pledged to secure the Obligations pursuant to Section 7.12(a);

(f) any Property which, subject to the terms of Section 8.3, is subject to a Lien of the type described in Section 8.2(m) pursuant to documents which prohibit the applicable Credit Party from granting any other Liens in such Property;

(g) any Property to the extent that the grant of a security interest therein would violate Applicable Laws, require a consent not obtained of any Governmental Authority, or constitute a breach of or default under, or result in the termination of or require a consent not obtained under, any contract, lease, license or other agreement evidencing or giving rise to such Property, or result in the invalidation thereof or provide any party thereto with a right of termination (other than to the extent that any such term would be rendered ineffective pursuant to Section 9–406, 9–407, 9–408 or 9–409 of the applicable UCC or any other Applicable Law or principles of equity);

(h) any lease, license, certificate, permit, agreement or other authorization issued by any Governmental Authority, or any Properties subject to any such lease, license, certificate, permit, agreement or other authorization, in each case of the foregoing, in existence on the Closing Date or upon the acquisition of the relevant Subsidiary party thereto (other than any such lease, license, certificate, permit, agreement or other authorization entered into in contemplation of this Agreement in order that any Property would constitute “Excluded Property” by operation of this clause (h)), solely if, and to the extent that, the grant of a security interest therein would: (i) violate or invalidate such lease, license, certificate, permit, agreement or other authorization (in each case, only if such violation or invalidation is not rendered ineffective pursuant to Section 9–406, 9–407, 9–408 or 9–409 of the applicable UCC or any other Applicable Law or principles of equity); (ii) create a right of termination in favor of any party thereto other than any Credit Party (or an Affiliate thereof); or (iii) otherwise require the consent of any Person that is not a Credit Party (or an Affiliate thereof), unless such consent has been obtained (provided, that, the Credit Parties shall have no obligation or responsibility to obtain such consent);

(i) any Margin Stock;

(j) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, solely if, and to the extent, if any, that, and solely during the period, if any, during which, the grant or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under Applicable Law;

(k) any ownership interest of such Credit Party in the Property of, and/or any Equity Interests in, any joint venture entity and/or any Subsidiary that is not Wholly Owned Subsidiary, solely to the extent that (i) a security interest therein is not permitted to be granted by such Credit Party pursuant to the terms of the Organizational Documents of such joint venture entity or non-Wholly Owned Subsidiary (in each case, as in effect on the Closing Date or on such later date of initial acquisition by such Credit Party of Equity Interests in such joint venture entity or non-Wholly Owned Subsidiary), or (ii) the granting of a security interest therein by such Credit Party would require, pursuant to such Organizational Documents or the terms of other Contractual Obligations of such Credit Party (in each case, as in effect on the Closing Date or on such later date of initial acquisition by such Credit Party of Equity Interests in such joint venture entity or non-Wholly Owned Subsidiary), the consent of a Person that is not a Credit Party (or an Affiliate thereof) (in each case, after giving effect to Section 9–406, 9–407, 9–408 or 9–409 of the applicable UCC or any other Applicable Law or principle of equity, the assignment of which is expressly deemed to be effective under the UCC or other Applicable Law or principle of equity notwithstanding such provision), unless such consent has been obtained (provided, that, the Credit Parties shall have no obligation or responsibility to obtain such consent); provided, that, no such Organizational Documents or Contractual Obligations were formed, created, assumed or entered into (as applicable) with the intention of causing such Property to constitute “Excluded Property” by operation of this clause (k);

(l) any Property of any Credit Party to the extent that the costs, burdens (including tax and/or regulatory burdens, if applicable), difficulty or consequence of obtaining a security interest therein or perfection thereof exceeds, in the reasonable determination and agreement in writing of the Collateral Agent and the Borrower, the benefit to the holders of the Obligations afforded thereby;

(m) proceeds and products of any and all of the foregoing excluded Property described in clauses (a) through (l) above only to the extent such proceeds and products would constitute Property or assets of the type described in clauses (a) through (l) above;

provided, that, the security interest granted to the Collateral Agent under the Security Agreement or any other Credit Document shall attach immediately to any asset of any Obligor (as such term is defined in the Security Agreement) at such time as such asset ceases to meet any of the criteria for “Excluded Property” described in any of the foregoing clauses (a) through (m) above.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all, or a portion, of the Guaranty of such Guarantor of, or the grant under a Credit Document by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.8 hereof and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or security interest becomes illegal.

“Excluded Subsidiary” shall mean, collectively, each Subsidiary of the Borrower (other than, in any event, any Subsidiary that was, at any time prior to the relevant date of determination, a Guarantor and/or an Obligor (as such term is defined in the Security Agreement)):

(a) that is:

(i) prohibited by Applicable Laws from providing a Guarantee of the Obligations and/or granting a Lien in favor of the Collateral Agent, for the benefit of the holders of the Obligations, in substantially all of its Property (other than any Excluded Property);

(ii) a Regulated Subsidiary;

(iii) a Foreign Subsidiary; or

(iv) an Immaterial Subsidiary; or

(b) to the extent that the Administrative Agent, the Collateral Agent and the Borrower mutually determine and agree in writing that the costs and/or burden (including tax and/or regulatory burdens, if applicable) of obtaining a Guarantee by such Subsidiary of the Obligations would outweigh the benefit to the holders of the Obligations of obtaining such Guarantee.

“Excluded Taxes” shall mean any of the following Taxes imposed on, or with respect to, a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a) Taxes imposed on, or measured by, net income (however denominated), profits, or overall gross income or receipts, franchise or similar Taxes, and branch profits Taxes, in each case,

(i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or

(ii) that are Other Connection Taxes;

(b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to, or for the account of, such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which

(i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17), or

(ii) such Lender changes its lending office,

except, in each case, to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office;

(c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(f); and

(d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” shall mean any real property including all buildings, fixtures or other improvements located on such real property now, hereafter or heretofore owned, leased, operated or used by any Credit Party, any Subsidiary or any other Regulated Entity, or any of their respective predecessors.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (0.01%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the FRBNY on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System (or any successor).

“Fee Letter” shall mean that certain fee letter agreement, dated as of September 19, 2024, by and among the Borrower, Regions Bank and Regions Capital Markets, a division of Regions Bank.

“FHLB” shall mean any federal home loan bank.

“Financial Covenants” shall mean, collectively, each of the financial covenants set forth in Section 8.8(a), Section 8.8(b) and Section 8.8(c).

“Financial Officer Certification” shall mean, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Credit Parties and Subsidiaries (including or excluding Regulated Entities, as so specified textually in the relevant instance of calculation) as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean the fiscal year of the Borrower ending on December 31 of each calendar year.

“Flood Hazard Property” shall mean any Real Estate Asset subject to a mortgage or deed of trust in favor of the Collateral Agent, for the benefit of the holders of the Obligations, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Floor” shall mean a rate of interest equal to zero percent (0.00%) per annum (subject to the proviso to the last sentence of Section 3.1(g)(v)).

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that: (a) is not a Domestic Subsidiary; (b) is a FSHCO; or (c) is a direct or indirect Subsidiary of a CFC (other than any such Subsidiary treated as a C-corporation for U.S. federal income tax purposes).

“FRBNY” shall mean the Federal Reserve Bank of New York (or any successor).

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender:

(a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Bank, other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and

(b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by the Swingline Lender, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” shall mean any Domestic Subsidiary that does not own any material Property other than the Equity Interests in, and/or Indebtedness (if any) of, one (1) or more CFCs (or other FSHCOs).

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), all obligations evidenced by bonds, debentures, notes, loan or credit agreements or other similar instruments;

(b) all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) calendar days), including, without limitation, any Earn Out Obligations recognized as a liability on the balance sheet of such Person in accordance with GAAP;

(c) all unreimbursed obligations of such Person with respect to draw amounts under letters of credit, bankers’ acceptances and similar instruments (including bank guaranties);

(d) the Attributable Principal Amount of Capital Leases, Synthetic Leases, Securitization Transactions and Sale and Leaseback Transactions;

(e) all Disqualified Equity Interests;

(f) all Funded Debt of others secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(g) all Guarantees in respect of Funded Debt of another Person; and

(h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined based on: (i) the outstanding principal amount thereof, in the case of borrowed money indebtedness under clause (a) above and purchase money indebtedness and deferred purchase obligations under clause (b) above; and (ii) the amount of Funded Debt that is the subject of such Guarantees, in the case of Guarantees under clause (g) above.

“Funding Notice” shall mean a notice substantially in the form of Exhibit 2.1.

“GAAP” shall mean, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).

“Governmental Authorization” shall mean any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” shall mean, as to any Person:

(a) any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect:

(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation;

(ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation;

(iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or

(iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or

(b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).

The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” shall have the meaning specified for such term in Section 4.1.

“Guarantor Joinder Agreement” shall mean a guarantor joinder agreement substantially in the form of Exhibit 7.14 delivered by a Domestic Subsidiary pursuant to Section 7.14.

“Guarantors” shall mean: (a) each existing and future direct and indirect Domestic Subsidiary that is not an Excluded Subsidiary; (b) each Person identified as a “Guarantor” on the signature pages to this Agreement; (c) each other Person that joins as a Guarantor pursuant to Section 7.14; (d) with respect to (i) Secured Swap Obligations, (ii) Secured Treasury Management Obligations, and (iii) Swap Obligations of a Specified Credit Party (determined before giving effect to Section 4.1 and Section 4.8) under the Guaranty hereunder, the Borrower; and (e) their successors and permitted assigns.

“Guaranty” shall mean the Guarantee made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article 4.

“Hazardous Materials” shall mean any hazardous substances defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 USCA 9601, et seq., as amended (“CERCLA”), including any hazardous waste as defined under 40 C.F.R. Parts 260–270, gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.

“Hazardous Materials Activity” shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” shall mean the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to any Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than Applicable Laws now allow.

“Immaterial Subsidiary” shall mean, as of any date of determination, each Subsidiary that has been designated by the Borrower, in writing to the Administrative Agent, as an “Immaterial Subsidiary” for purposes of this Agreement (and not re-designated as a Material Subsidiary as provided below), provided, that:

(a)

(i) for purposes of this Agreement and the other Credit Documents, at no time shall

(A) the aggregate book value of the total Property of (I) all Immaterial Subsidiaries, as of the last day of the most recently ended Trailing Period, equal or exceed five percent (5.0%), or (II) any individual Immaterial Subsidiary, as of the last day of the most recently ended Trailing Period, equal or exceed two and one-half of one percent (2.5%), in each case of the foregoing clauses (a)(i)(A)(I) and (a)(i)(A)(II), of the aggregate book value of the total Property of the Credit Parties and Subsidiaries as of such date, or

(B) the gross revenues of (I) all Immaterial Subsidiaries for the most recently ended Trailing Period equal or exceed five percent (5.0%), or (II) any individual Immaterial Subsidiary for the most recently ended Trailing Period equal or exceed two and one-half of one percent (2.5%), in each case of the foregoing clauses (a)(i)(B)(I) and (a)(i)(B)(II), of the gross revenues of the Credit Parties and Subsidiaries for such period, in each case of the foregoing clauses (a)(i)(A) and (a)(i)(B), determined on a consolidated basis in accordance with GAAP, or

(C) the portion of Consolidated EBITDA, recomputed as of the last day of the most recently ended Trailing Period, attributable to the operations of (I) all Immaterial Subsidiaries, taken together, equal or exceed five percent (5.0%), or (II) any individual Immaterial Subsidiary equal or exceed two and one-half of one percent (2.5%), in each case of the foregoing clauses (a)(i)(C)(I) and (a)(i)(C)(II), of Consolidated EBITDA for such period;

(ii) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in the foregoing clause (a)(i); and

(iii) in the event that, on any Subsidiary Determination Date, the aggregate book value of the total Property, gross revenues or attributable portion of Consolidated EBITDA of

(A) all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not re-designated as “Material Subsidiaries”), taken together, or

(B) any individual Subsidiary so designated by the Borrower as an “Immaterial Subsidiary” (and not re-designated as a “Material Subsidiary”),

shall, in any such case of the foregoing clauses (a)(iii)(A) or (a)(iii)(B), exceed the respective limits set forth in the foregoing clause (a)(i), then the Borrower shall, promptly and, in any event, within five (5) Business Days after the applicable Subsidiary Determination Date, re-designate one (1) or more Immaterial Subsidiaries as Material Subsidiaries by providing written notice of such re-designation(s) to the Administrative Agent, so that (immediately after giving effect to such re-designation(s)) the aggregate book value of total Property, gross revenues and attributable portion of Consolidated EBITDA of (I) all Subsidiaries still designated as “Immaterial Subsidiaries”, taken together, and (II) each individual Subsidiary still designated as an “Individual Subsidiary”, in each case of the foregoing clauses (a)(iii)(I) and (a)(iii)(II), shall not exceed such respective limits; and further (and for purposes of clarity), upon any such re-designation made in accordance with the foregoing of this definition, each individual Subsidiary so re-designated shall be required to become a Guarantor in accordance with Section 7.14 (it being understood and agreed that the forty-five (45) calendar day period referred to in such Section shall be deemed to have commenced as of the applicable Subsidiary Determination Date); and

(b) the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the restrictions and limitations set forth in the foregoing clause (a).

“Incremental Cap” shall mean, as of any date of determination, the difference between:

(a) Fifty Million Dollars ($50,000,000); minus

(b) the aggregate original principal or committed amount of all Incremental Facilities previously established and/or incurred as of such date.

“Incremental DDTL Increase” shall mean any increase in the Aggregate DDTL Commitment Amount established after the Closing Date pursuant to Section 2.1(e).

“Incremental Facility” shall mean any Incremental Revolver Increase, any Incremental Term Loan A Increase, any Incremental DDTL Increase, or any other Incremental Term Loan.

“Incremental Facility Agreement” shall mean, with respect to any Incremental Facility, the definitive amendment, credit, commitment, joinder and/or other legal documentation executed and delivered by the Borrower pursuant to which such Incremental Facility is established, which amendment, credit, commitment, joinder and/or other legal documentation shall be in form and detail reasonably satisfactory to the Administrative Agent.

“Incremental Revolver Increase” shall mean any increase in the Aggregate Revolving Commitment Amount established after the Closing Date pursuant to Section 2.1(e).

“Incremental Term Loan” shall mean any additional Term Loan established after the Closing Date pursuant to Section 2.1(e) (including, for purposes of clarity, (i) any additional advance under the Term Loan A or the Delayed Draw Term Loan established in connection with an Incremental Term Loan A Increase or an Incremental DDTL Increase, as well as (ii) any additional Term Loan of a separate Class established after the Closing Date pursuant to such Section).

“Incremental Term Loan A Increase” shall mean any increase in the Aggregate Term Loan A Commitment Amount established after the Closing Date pursuant to Section 2.1(e).

“Incremental Term Loan Commitment” shall mean, with respect to any Person(s) identified as an “Incremental Lender” (or substantially similar designation) in respect of an Incremental Term Loan in the Incremental Facility Agreement establishing such Incremental Term Loan, the respective commitment of such Person(s) (together with their respective successors and permitted assigns) to advance their respective portion of principal under such Incremental Term Loan in accordance with the terms of such Incremental Facility Agreement and this Agreement; provided, that, at any time after the establishment and incurrence of such Incremental Term Loan, the determination of “Required Lenders” shall thereafter include the aggregate outstanding principal balance of such Incremental Term Loan.

“Incremental Term Loan Commitment Percentage” shall mean, with respect to each Lender at any time and for any Incremental Term Loan, a fraction (expressed as a percentage carried to the ninth (9th) decimal place): (a) the numerator of which is the sum of (i) the amount of such Lender’s Incremental Term Loan Commitment (if any) in respect of such Incremental Term Loan in effect at such time, plus (ii) the aggregate principal balance of the portion of such Incremental Term Loan advanced by such Lender that is outstanding at such time; and (b) the denominator of which is the sum of (i) the aggregate amount of the Incremental Term Loan Commitments of all of the Lenders, taken together, in respect of such Incremental Term Loan in effect at such time, plus (ii) the aggregate outstanding principal balance of such Incremental Term Loan at such time.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) net obligations under any Swap Agreement;

(c) all Guarantees in respect of Indebtedness of another Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of Indebtedness shall be determined based on the Swap Termination Value in the case of net obligations under any Swap Agreement pursuant to clause (b) above.

“Indemnified Taxes” shall mean: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of, any obligation of any Credit Party under any Credit Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning specified for such term in Section 11.2(b).

“Insurance Regulatory Authority” shall mean, with respect to any Regulated Entity, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Regulated Entity, in each other jurisdiction in which such Regulated Entity conducts business or is licensed to conduct business.

“Intellectual Property” shall mean all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises related to intellectual property, licenses related to intellectual property and other intellectual property rights.

“Interest Payment Date” shall mean, with respect to: (a) any Base Rate Loan and any Swingline Loan, (i) the last Business Day of each calendar quarter, commencing on the first (1st) such date to occur after the Closing Date, (ii) the Revolving Commitment Termination Date, (iii) the DDTL Commitment Termination Date, and (iv) the applicable Maturity Date therefor; and (b) any SOFR Loan, (i) the last day of each Interest Period applicable to such Loan, provided, that, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period, (ii) the Revolving Commitment Termination Date, (iii) the DDTL Commitment Termination Date, and (iv) the applicable Maturity Date therefor.

“Interest Period” shall mean, in connection with a SOFR Loan, an interest period of one (1), three (3) or six (6) months (in each case, subject to availability), as selected by the Borrower in the applicable Funding Notice or Conversion / Continuation Notice, (a) initially, commencing on the Credit Date or Conversion / Continuation Date thereof, as the case may be, and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires, provided, that:

(i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case, such Interest Period shall expire on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

(iii) no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Term Loan that is comprised of SOFR Loans that is expiring prior to the applicable principal amortization payment date equals or exceeds the amount of the principal amortization payment then due;

(iv) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date; and

(v) no Interest Period with respect to any portion of the Delayed Draw Term Loan shall extend beyond the DDTL Commitment Termination Date.

“Interest	Rate Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) Business Days prior to the first (1st) day of such Interest Period.

“Internal	Revenue Code” shall mean the Internal Revenue Code of 1986.

“Investment”

shall mean, as to any Person, any direct or indirect acquisition of or relating to, or investment by, such Person (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger), whether by means of:

(a) the purchase or other acquisition of Equity Interests of another Person;

(b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person; or

(c) an Acquisition.

For purposes of calculating compliance with any of the Financial Covenants (and, for purposes of any calculations substantially based on, or derivative from, such compliance), the amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. For the avoidance of doubt, any forgiveness (in whole or in part) by the Credit Parties (or any of them) of any fees otherwise owed by, or on behalf of, any Regulated Entity, on the one hand, to, or for the benefit of, the Credit Parties (or any of them), on the other hand, pursuant to any managing general agent, service company or attorney-in-fact agreement between any such Regulated Entity, on the one hand, and the Credit Parties (or any of them), on the other hand, shall, in any such case of the foregoing, constitute an “Investment” by such Credit Party or Credit Parties (as applicable) in such Regulated Entity, in the aggregate amount of such fees that are so forgiven.

“Involuntary Disposition” shall mean the receipt by any Credit Party, any Subsidiary, or any other Regulated Entity of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“IRS” shall mean the United States Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” shall mean an Issuance Notice substantially in the form of Exhibit 2.3.

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and any Credit Party, any Subsidiary or any other Regulated Entity, or otherwise in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean Regions Bank in its capacity as issuer of Letters of Credit hereunder, together with its permitted successors and assigns in such capacity.

“Junior Debt” shall mean any Funded Debt of any Credit Party, Subsidiary or other Regulated Entity that is: (a) unsecured; (b) secured by any or all of the Collateral and subordinated in respect of lien priority to the Liens granted in favor of the Collateral Agent, for the benefit of the holders of the Obligations; or (c) subordinated in right of payment to the prior payment of any or all of the Obligations.

“Latest Maturity Date” shall mean, as of any date of determination, the latest to occur of: (a) the Revolving Commitment Termination Date; (b) the DDTL Commitment Termination Date; and (c) the latest Maturity Date applicable to any Term Loan.

“Leasehold Property” shall mean any leasehold interest of any Credit Party, as lessee or tenant, in any Real Estate Asset, or any Property right pursuant to a lease, rental, easement, servitude or similar agreement, however termed, in each case now held or hereafter acquired.

“Lenders” shall mean, collectively, each financial institution with a Commitment, together with its successors and permitted assigns. The initial Lenders as of the Closing Date are identified on the signature pages to this Agreement.

“Letter of Credit” shall mean any standby letter of credit issued hereunder.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Borrowing” shall mean any Credit Extension resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“Letter of Credit Fees” shall have the meaning specified for such term in Section 2.10(b)(i).

“Letter of Credit Obligations” shall mean, at any time, the sum of: (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein; plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrower, including Letter of Credit Borrowings. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.3(i), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” shall mean, as of any date of determination, the aggregate unused amount of the Revolving Commitments then in effect.

“Lien” shall mean: (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing; and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidity” shall mean, as of any date of determination, the sum of: (a) unrestricted cash and Cash Equivalents held by the Credit Parties on such date; plus (b) the aggregate amount actually available to be drawn by the Borrower under the Aggregate Revolving Commitments on such date. For the avoidance of doubt, the terms “cash” and “Cash Equivalents” as used in this definition shall only apply to any such Property that is directly owned by a Credit Party, and shall not include any amounts of consolidated or combined cash and/or Cash Equivalents consisting of funds owned by: (i) a Subsidiary (including any Regulated Subsidiary) that is not a Credit Party; or (ii) any other Regulated Entity.

“Loan” shall mean any Revolving Loan, any Swingline Loan or any Term Loan, and the Base Rate Loans and SOFR Loans comprising such Loans.

“Margin Stock” shall have the meaning specified for such term in Regulation U of the Federal Reserve Board, as in effect from time to time.

“Master Agreement” shall have the meaning specified for such term in the definition of “Swap Agreement” below.

“Material Adverse Effect” shall mean any effect, event, condition, action, omission, change or state of facts that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a material adverse effect with respect to:

(a) the business operations, assets, Property or financial condition of the Credit Parties, Subsidiaries and other Regulated Entities, taken as a whole;

(b) the ability of the Credit Parties, taken as a whole, to fully and timely perform the Obligations;

(c) the legality, validity, binding effect, or enforceability against a Credit Party of any Credit Document to which it is a party;

(d) the value of the whole, or any material part, of the Collateral, or the priority of Liens in the whole, or any material part, of the Collateral in favor of the Collateral Agent, for the benefit of the holders of the Obligations; or

(e) the material rights, remedies and benefits available to, or conferred upon, the Agent, any Lender, and/or any other holder of Obligations under any Credit Document.

“Material Contract” shall mean: (a) any managing general agent or service company agreement entered into between any Credit Party or Subsidiary (other than any Regulated Subsidiary), on the one hand, and any Regulated Entity, on the other hand; (b) any attorney-in-fact agreement entered into between any Credit Party or Subsidiary (other than any Regulated Subsidiary), on the one hand, and any Qualifying Reciprocal Entity, on the other hand; and (c) any other Contractual Obligation to which any Credit Party, any Subsidiary or any other Regulated Entity, or any of their respective Properties, are bound (other than those evidenced by the Credit Documents) pursuant to which a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.

“Material Subsidiary” shall mean, as of any date of determination, each Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” shall mean: (a) with respect to the Term Loan A and the Delayed Draw Term Loan, the earlier to occur of (i) the date that is the fifth (5th) anniversary of the Closing Date (or, if such date is not a Business Day, the immediately prior Business Day), and (ii) the date on which the aggregate outstanding principal balance(s) of the Term Loan A and/or the Delayed Draw Term Loan (as applicable) have been declared, or automatically have become, due and payable pursuant to Section 9.2 (whether by acceleration or otherwise); and (b) with respect to any Incremental Term Loan, the earlier to occur of (i) the maturity date identified in the applicable Incremental Facility Agreement establishing such Incremental Term Loan, and (ii) the date on which the aggregate outstanding principal balance of such Incremental Term Loan has been declared, or automatically has become, due and payable pursuant to Section 9.2 (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investor Services, Inc., together with its successors.

“Mortgages” shall mean the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Collateral Agent, for the benefit of the holders of the Obligations, a security interest in any Real Estate Asset.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 3(37) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any of the Credit Parties, Subsidiaries or Regulated Entities, or any of their respective ERISA Affiliates, or with respect to which any of the Credit Parties, Subsidiaries or Regulated Entities, or any of their respective ERISA Affiliates, previously sponsored, maintained or contributed to or was required to contributed to, and still has liability.

“NAIC” shall mean the National Association of Insurance Commissioners (or any successor to any of its principal functions).

“Net Cash Proceeds” shall mean the aggregate proceeds paid in cash or Cash Equivalents received by any Credit Party, any Subsidiary or any other Regulated Entity in connection with any Specified Transaction, net of:

(a) direct costs incurred or estimated costs for which reserves are maintained, in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts);

(b) estimated Taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof;

(c) the amount required to retire any Indebtedness secured by a Lien on related Property; and

(d) reasonable reserves in accordance with GAAP for any liabilities or indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchasers and other retained liabilities in respect of any Asset Sale undertaken by any Credit Party, any Subsidiary or any other Regulated Entity; provided, that, to the extent that any such amount ceases to be so reserved (other than any reduction in such reserve to make a payment in respect of such liability or indemnification obligations), the amount thereof shall be deemed to be Net Cash Proceeds of such Asset Sale at such time.

For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any Credit Party, any Subsidiary or any other Regulated Entity in any Specified Transaction.

“Non-Consenting Lender” shall have the meaning specified for such term in Section 2.17.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Reinsurer” shall mean any reinsurer that is not a Qualifying Reinsurer.

“Note” shall mean a promissory note in the form of Exhibit 2.5 issued by the Borrower in favor of a Lender, as such promissory note may be amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing from time to time.

“Notice” shall mean a Funding Notice, an Issuance Notice or a Conversion / Continuation Notice.

“Obligations” shall mean all obligations, indebtedness and other liabilities of every nature of

(a) each Credit Party from time to time owing to the Agents (including any former Agents), the Issuing Bank, the Lenders (including former Lenders in their capacity as such) or any of them, the Qualifying Swap Providers and the Qualifying Treasury Management Banks under any Credit Document, any Secured Swap Agreement or any Secured Treasury Management Agreement, and (without duplication)

(b) each Subsidiary and other Regulated Entity from time to time owing to the Qualifying Swap Providers and the Qualifying Treasury Management Banks under any Secured Swap Agreement or ant Secured Treasury Management Agreement,

in each case of the foregoing clause (a) and (b), together with all renewals, extensions, modifications or refinancings thereof, whether for principal, interest (including fees and interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, Subsidiary or other Regulated Entity, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party, Subsidiary or other Regulated Entity for such interest or fees in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Swap Agreements, fees, expenses, indemnification or otherwise, and

(c) Erroneous Payment Subrogation Rights;

provided, that, the “Obligations” of a Credit Party, Subsidiary or other Regulated Entity shall exclude any Excluded Swap Obligations with respect to such Credit Party, Subsidiary or other Regulated Entity. Notwithstanding anything to the contrary contained herein or under any of the other Credit Documents, the obligations of any Credit Party, any Subsidiary or any other Regulated Entity under any Secured Swap Agreement or any Secured Treasury Management Agreement shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the Obligations (other than any Obligations with respect to Secured Swap Agreements and Secured Treasury Management Agreements) are so secured and guaranteed.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” shall mean, with respect to: (a) any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended; (b) any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended; (c) any general partnership, its partnership agreement, as amended; and (d) any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Participant” shall have the meaning specified for such term in Section 11.5(d).

“Participant Register” shall have the meaning specified for such term in Section 11.5(d).

“Patriot Act” shall have the meaning specified for such term in Section 6.15(f).

“Payment Event of Default” shall mean an Event of Default pursuant to Section p.1(a).

The “Payment in Full” of the Obligations (or any specified Class thereof), and the Obligations (or any specified Class thereof) being “Paid in Full”, shall, in each case, mean the expiration or earlier termination of all of the Commitments (or of all of the Commitments of the specified Class thereof, as applicable), the payment in full, in immediately available funds, of all of the Obligations (or such specified Class thereof), and, as applicable, the expiration or earlier termination (or Cash Collateralization to the satisfaction of the Issuing Bank) of all Letters of Credit (in each case, without any pending draw) and the reimbursement of all other Letter of Credit Obligations, other than:

(a) contingent indemnification and expense reimbursement Obligations, in each case of this clause (a), solely to the extent that no claim(s) giving rise thereto have been asserted;

(b) obligations, indebtedness and other liabilities under any Secured Swap Agreement or any Secured Treasury Management Agreement owed by any Credit Party, any Subsidiary, or any other Regulated Entity to any Qualifying Swap Provider or any Qualifying Treasury Management Bank (as applicable), solely to the extent that security, guarantee and/or other arrangements satisfactory to such Qualifying Swap Provider or such Qualifying Treasury Management Bank with respect to such obligations, indebtedness and other liabilities shall have been made;

(c) contingent Obligations for which (i) Cash Collateral, (ii) backstopping letters of credit, or (iii) other arrangements have been made, in each case of the foregoing clauses (c)(i) through (c)(iii), that are satisfactory to the holder(s) of such contingent Obligations.

“Payment Recipient” shall have the meaning specified for such term in Section 10.11(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party, any Subsidiary or any other Regulated Entity, or with respect to which any Credit Party, any Subsidiary or any other Regulated Entity previously sponsored, maintained or contributed to, or was required to contribute to, and still has liability.

“Periodic Term SOFR Determination Date” shall have the meaning specified for such term in the definition of “Term SOFR” below.

“Permitted Acquisition” shall mean (x) any portfolio investment made by any Regulated Entity in the ordinary course of business, as well as (y) any Acquisition that, solely in the case of this clause (y), satisfies each of the following conditions:

(a) the Property to be acquired (or the Property of the Person to be acquired) in such Acquisition is a business, or is used or useful in a business, permitted under Section 8.14;

(b) the board of directors (or other comparable governing body) of the Person to be acquired (or owning the Property to be acquired) shall have approved the Acquisition;

(c) both immediately before and immediately after giving effect to such Acquisition (and to the payment of all cash consideration and any incurrence or assumption of Indebtedness in connection therewith, but without giving effect to any “netting” of the cash proceeds thereof against Consolidated Funded Debt):

(i) no Default or Event of Default shall exist and be continuing;

(ii) the representations and warranties made by each of the Credit Parties in each Credit Document to which they are a party shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case, such representations and warranties shall be true and correct in all respects) as if made on, and as of, the date of consummation of such Acquisition (after giving effect thereto), except to the extent that such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case, such representations and warranties shall be true and correct in all respects) as of such earlier date;

(iii) the Credit Parties shall be in compliance, on a Pro Forma Basis, with each of the Financial Covenants;

(iv) the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, shall be at least 0.25 to 1.0 (a “quarter turn”) less than the maximum Consolidated Leverage Ratio then permitted under Section 8.8(a); and

(v) there shall be at least Ten Million Dollars ($10,000,000) of Liquidity;

(d) the aggregate cash and non-cash consideration (including any assumption of Indebtedness, deferred purchase price and any Earn Out Obligations and any equity consideration) paid by the Credit Parties, Subsidiaries and other Regulated Entities (and including, for purposes of clarity, any such Captive Reinsurance Companies) for all such Acquisitions occurring during the term of this Agreement shall not exceed twenty-five percent (25.0%) of the consolidated stockholders’ equity of the Credit Parties, Subsidiaries and other Regulated Entities (determined based on the consolidated financial statements most recently delivered to the Administrative Agent pursuant to this Agreement at the time of consummation of any such Acquisition); and

(e) at least five (5) Business Days prior to the consummation of such Acquisition, an Authorized Officer of the Borrower shall provide a certificate, in form and detail reasonably satisfactory to the Administrative Agent, affirming compliance with each of the items set forth in clauses (a) through (d) above.

“Permitted Holders” shall mean, collectively: (a) each of (i) David Flitman, an individual resident of the state of Florida, and (ii) Steven Hoffman, an individual resident of the state of Florida; and (b) any trust or other estate-planning vehicle established for the benefit of (i) any such individual referred to in the foregoing clause (a), or (ii) any other individual having a relationship by blood (to the second (2nd) degree of consanguinity), marriage, or adoption to any such individual referred to in the foregoing clause (a), and, in each case of the foregoing clauses (b)(i) and (b)(ii), in respect of which such individual referred to in the foregoing clause (a) serves as sole trustee or in a similar capacity.

“Permitted Liens” shall mean each of the Liens permitted pursuant to Section 8.2.

“Permitted Refinancing” shall mean, with respect to any existing Indebtedness, any extension, renewal, refinancing and/or replacement of any such Indebtedness, so long as any such extension, renewal, refinancing and/or replacement of such Indebtedness:

(a) has market terms and conditions;

(b) has a maturity date that is later than that of the Indebtedness being extended, renewed or refinanced;

(c) has an average life to maturity that is greater than that of the Indebtedness being extended, renewed or refinanced;

(d) does not include an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, unless such obligor is also a Guarantor;

(e) remains subordinated if, and to the same extent that, the Indebtedness being extended, renewed or refinanced was subordinated to the Obligations;

(f) does not exceed in a principal amount the principal amount of the Indebtedness being renewed, extended, refinanced or replaced, plus accrued and unpaid interest and reasonable fees and expenses, premiums and penalties incurred in connection therewith; and

(g) is not incurred, created or assumed if any Default or Event of Default then exists or would arise therefrom.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” shall have the meaning specified for such term in Section 11.1(d).

“Prime Rate” shall mean the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.

“Principal Office” shall mean, for the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrower and each Lender.

“Pro Forma Basis” shall mean, with respect to any Specified Transaction, whether actual or proposed, for purposes of determining compliance with any of the Financial Covenants (or with any condition(s) and/or test(s) based on such compliance that are subject to calculation on a “Pro Forma Basis” as indicated in this Agreement or any other Credit Document, including for purposes of determining the Applicable Margin), Consolidated EBITDA and/or Combined Statutory Surplus (or with any condition(s) and/or test(s) based on Consolidated EBITDA and/or Combined Statutory Surplus that are subject to calculation on a “Pro Forma Basis” as indicated in this Agreement or any other Credit Document), that such actual or proposed Specified Transaction shall be deemed to have occurred on, and as of, (I) the first (1st) day of the most recently ended Trailing Period, in the case of either of the Financial Covenants set forth in Section 8.8(a) or Section 8.8(b), or (II) the first (1st) day of the most recently ended Fiscal Quarter, in the case of the Financial Covenant set forth in Section 8.8(c) (or, in any such case of the foregoing clauses (I) and (II), on, and as of, the first (1st) day of such other historical period of time as may be expressly specified in this Agreement or another Credit Document for a specific purpose), and further, the following pro forma adjustments shall be made:

(a)	with respect to:

(i) any Asset Sale or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such Asset Sale or Involuntary Disposition; and

(ii) any Acquisition, income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent:

(A) such items are not otherwise included in such income statement items for the Credit Parties, Subsidiaries and other Regulated Entities in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1; and

(B) such items are supported by financial statements or other information satisfactory to the Administrative Agent; and

(b) any Indebtedness incurred or assumed by any Credit Party, any Subsidiary, or any other Regulated Entity (including the Person or Property acquired) in connection with such transaction:

(i) shall be deemed to have been incurred as of the first (1st) day of the applicable period;

and

(ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is, or would be, in effect with respect to such Indebtedness as of the relevant date of determination.

“Probable Maximum Loss” shall have the meaning specified and as used by each applicable Insurance Regulatory Authority.

“Property” shall mean an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. §–5390(c)(8)(D).

“QFC Credit Support” shall have the meaning specified for such term in Section 11.23.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that, at the time the Guaranty (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding Ten Million Dollars ($10,000,000) or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Reciprocal Entity” shall mean, collectively: (a) each of (i) Cajun Underwriters Reciprocal Exchange, and (ii) Manatee Insurance Exchange; and (b) any reciprocal insurance exchange or other similar entity (other than a Regulated Subsidiary or other risk-bearing insurance company Subsidiary) in respect of which a Credit Party whose Equity Interests are pledged as Collateral in accordance with Section 7.12(a) is, at all times during the term of this Agreement after the formation of such reciprocal insurance exchange or other similar entity, duly appointed as the attorney-in-fact of such reciprocal insurance exchange pursuant to documentation reasonable acceptable to the Administrative Agent.

“Qualifying Reinsurer” shall mean: (a) the Florida Hurricane Catastrophe Fund; (b) any Person (which may include Affiliates of any Credit Party, including Captive Reinsurance Companies) providing reinsurance services with at least an “A–” financial strength rating from A.M. Best Company (or any successor in interest thereto); or (c) any Person (which may include Affiliates of any Credit Party, including Captive Reinsurance Companies) providing reinsurance services that has collateralized its obligations to the Regulated Entities at a level consistent with NAIC’s requirements for credit on Schedule F of the statutory financial statements of the Regulated Entities.

“Qualifying Swap Provider” shall mean: (a) any of Regions Bank and its Affiliates; and (b) any Person that (i) at the time it enters into a Swap Agreement with any Credit Party, any Subsidiary or any other Regulated Entity, is a Lender or an Affiliate of a Lender, or (ii) in the case of a Swap Agreement with any Credit Party, any Subsidiary or any other Regulated Entity in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in each such case under this clause (b), shall have provided a Secured Party Designation Notice to the Administrative Agent. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Qualifying Treasury Management Bank” shall mean: (a) any of Regions Bank and its Affiliates; and (b) any Person that (A) at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, or (B) in the case of a Treasury Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in each such case under this clause (b), shall have provided a Secured Party Designation Notice to the Administrative Agent. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Real Estate Asset” shall mean, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party, any Subsidiary or any other Regulated Entity in any real property.

“Recipient” shall mean (a) the Administrative Agent, (b) the Collateral Agent, (c) any Lender, and (d) the Issuing Bank, as applicable.

“Refunded Swingline Loans” shall have the meaning specified for such term in Section 2.2(b)(iii).

“Register” shall have the meaning specified for such term in Section 11.5(c).

“Regulated Entity” shall mean, collectively: (a) each Qualifying Reciprocal Entity; and (b) each Regulated Subsidiary.

“Regulated Subsidiary” shall mean: (a) each of (i) Safepoint Insurance Company, and (ii) each Captive Reinsurance Company; and (b) any Domestic Subsidiary (i) that is a risk retention entity subject to regulation by a Governmental Authority and/or required by Applicable Laws to utilize SAP and submit them to a Governmental Authority, and (ii) with respect to which the Administrative Agent has received prior written notification that such Domestic Subsidiary constitutes a Regulated Subsidiary.

“Reimbursement Date” shall have the meaning specified for such term in Section 2.3(d).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY, or any successor thereto.

“Removal Effective Date” shall have the meaning specified for such term in Section 10.6(b).

“Required Lenders” shall mean, as of any date of determination, at least two (2) unaffiliated Lenders (unless there is only one (1) Lender at such time, in which case, such Lender) having Total Credit Exposures, taken together, representing more than fifty percent (50.0%) of the sum of the Total Credit Exposures of all of the Lenders at such time, taken together; provided, that, the Total Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” shall have the meaning specified for such term in Section 10.6(a).

“Resolution Authority” shall mean an EEA Resolution Authority, or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Credit Party or Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or Property for any of the foregoing (but not including, for purposes of clarity, any dividend or other distribution (whether in cash, securities or other Property) made by any Qualifying Reciprocal Entity to any of its policyholders).

“Returned Reinsurance Investments” shall mean, with respect to any Investment (the “original Investment” for a Returned Reinsurance Investment) made by the Credit Parties in a Captive Reinsurance Company during the treaty period for an applicable reinsurance agreement that is used (or the Net Cash Proceeds of which are used) by such Captive Reinsurance Company to provide cash collateral in connection with such reinsurance agreement, the portion of the Net Cash Proceeds of such original Investment that are returned to the Credit Parties in satisfaction of such original Investment by not later than the date that is ninety (90) calendar days after the end of such treaty period.

“Revolver Availability Period” shall mean the period from, and including, the Closing Date to, but excluding, the Revolving Commitment Termination Date.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to advance (or to otherwise fund) its respective portion of principal under Revolving Loans from time to time made during the Revolver Availability Period pursuant to Section 2.1(a) and to otherwise acquire participations in Letters of Credit and Swingline Loans in accordance with the terms of this Agreement, in an aggregate principal amount advanced (or otherwise funded or acquired) by such Lender not to exceed the applicable amount set forth with respect to such Lender as such Lender’s “Revolving Commitment” on Appendix A (or in the applicable Assignment Agreement pursuant to which such Lender becomes a party to this Agreement after the Closing Date, as applicable) at any time outstanding, subject to any increase(s), adjustment(s) and/or reduction(s) pursuant to the terms and conditions of this Agreement.

“Revolving Commitment Percentage” shall mean, with respect to each Lender at any time, a fraction (expressed as a percentage carried to the ninth (9th) decimal place): (a) the numerator of which is the amount of such Lender’s Revolving Commitment (if any) in effect at such time; and (b) the denominator of which is the Aggregate Revolving Commitment Amount in effect at such time. The Revolving Commitment Percentages of each Lender as of the Closing Date are set forth on Appendix A.

“Revolving Commitment Termination Date” shall mean the earliest to occur of: (a) the date that is the fifth (5th) anniversary of the Closing Date (or, if such date is not a Business Day, the immediately prior Business Day); (b) the date on which the Borrower shall have provided written notice to the Administrative Agent of its election to terminate the Aggregate Revolving Commitments in accordance with Section 2.11(b); and (c) the date on which the Aggregate Revolving Commitments shall have been terminated, and/or all amounts outstanding under this Agreement shall have been declared, or automatically have become, due and payable, in each case of the foregoing of this clause (c), pursuant to Section 9.2 (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of: (a) the aggregate outstanding principal balances of the respective portions of each then outstanding Revolving Loan advanced by such Lender, taken together, at such time; plus (b) the aggregate amount of such Lender’s participation obligations in respect of Letters of Credit Obligations and Swingline Loans, taken together, at such time.

“Revolving Loan” shall mean a Loan made by the Lenders to the Borrower pursuant to Section 2.1(a).

“Revolving Obligations” shall mean, collectively, the Revolving Loans, the Letter of Credit Obligations, and the Swingline Loans.

“S&P” shall mean Standard & Poor’s, a Standard & Poor’s Financial Services LLC business, together with its successors.

“Sale and Leaseback Transaction” shall mean, with respect to any Credit Party, any Subsidiary or any other Regulated Entity, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby any such Person(s) shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose(s) as the Property being sold or transferred.

“SAP” shall mean the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) as of the Closing Date in the jurisdiction of incorporation or formation (as applicable) of an applicable Regulated Entity for the preparation of annual statements and other financial reports by insurance companies of the same type as such Regulated Entity.

“Sanctioned Country” shall mean (a) a country, a territory, or a government of a country or territory, (b) an agency of the government of a country or a territory, or (c) an organization directly or indirectly owned or controlled by a country, a territory or its government, in each case of the foregoing clauses (a) through (c), that is subject to Sanctions.

“Sanctioned Person” shall mean: (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state; (b) any Person operating, organized or resident in a Sanctioned Country; or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the U.S. government, including those administered by OFAC or the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union; (d) any European Union member state; (e) His Majesty’s Treasury of the United Kingdom; or (f) any other relevant sanctions authority.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Party Designation Notice” shall mean a notice in the form of Exhibit 1.1 (or other writing in form and substance satisfactory to the Administrative Agent) from a Qualifying Swap Provider or a Qualifying Treasury Management Bank to the Administrative Agent that it holds Obligations entitled to share in the guaranties and collateral interests provided herein in respect of a Secured Swap Agreement or Secured Treasury Management Agreement, as appropriate.

“Secured Swap Agreement” shall mean any Swap Agreement between any Credit Party, any Subsidiary or any other Regulated Entity, on the one hand, and a Qualifying Swap Provider, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Swap Agreement shall be subject to the provisions of Section 9.3 and Section 10.10.

“Secured Swap Obligations” shall mean all obligations owing to a Qualifying Swap Provider in connection with any Secured Swap Agreement including any and all cancellations, buy backs, reversals, terminations or assignments of any Secured Swap Agreement, any and all renewals, extensions and modifications of any Secured Swap Agreement and any and all substitutions for any Secured Swap Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Secured Treasury Management Agreement” shall mean any Treasury Management Agreement between any Credit Party, any Subsidiary or any other Regulated Entity, on the one hand, and a Qualifying Treasury Management Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Treasury Management Agreement shall be subject to the provisions of Section 9.3 and Section 10.10.

“Secured Treasury Management Obligations” shall mean all obligations owing to a Qualifying Treasury Management Bank under a Secured Treasury Management Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Securities” shall mean any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement (e.g., stock appreciation rights), options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement” shall mean that certain Security and Pledge Agreement, dated as of the Closing Date, given by the Credit Parties, as obligors, to the Collateral Agent, for the benefit of the holders of the Obligations, and any other pledge agreements or security agreements that may be given by any Person pursuant to the terms hereof, in each case, as the same may be amended, restated, amended and restated, supplemented, replaced, and/or otherwise modified in writing from time to time.

“Securitization Transaction” shall mean any financing or factoring or similar transaction (or series of such transactions) entered by any Credit Party, any Subsidiary or any other Regulated Entity pursuant to which any such Person(s) may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day; provided, that, if such published rate is subsequently corrected and provided by the SOFR Administrator, or on the SOFR Administrator’s Website, within the longer of (i) one (1) hour of the time when such rate was first published, and (ii) the republication cut-off time for SOFR, if any, as specified by the SOFR Administrator in the applicable SOFR benchmark methodology, then “SOFR” shall instead mean such secured overnight financing rate for such Business Day subject to those corrections.

“SOFR Administrator” shall mean the FRBNY (or any successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the FRBNY accessible at (as of the Closing Date) https://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR-Based Rate” shall mean each of Term SOFR for any Interest Period and Daily Simple SOFR.

“SOFR Borrowing” shall mean a Borrowing, the Loans in respect of which bear interest at a rate determined by reference to Term SOFR for any available Interest Period, other than pursuant to clause (c) of the definition of “Base Rate” above.

“SOFR Loan” shall mean a Loan bearing interest at a rate determined by reference to Term SOFR for any available Interest Period, other than pursuant to clause (c) of the definition of “Base Rate” above.

“SOFR Reference Rate” shall mean the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR for an applicable tenor.

“Solvent” or “Solvency” shall mean, with respect to any Person as of a particular date, that on such date:

(a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business;

(b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course;

(c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage;

(d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person; and

(e) the present fair salable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.

In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Credit Party” shall mean any Credit Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.8.

“Specified Equity Contribution” shall have the meaning provided for such term in Section 9.4(a).

“Specified Transaction” shall mean any Asset Sale, any Involuntary Disposition, any Acquisition, the making of any Investment, the declaration and/or making of any Restricted Payment, the establishment and/or incurrence of any Incremental Facility, any Debt Transaction, any Equity Transaction or any other contribution of equity capital (whether in cash or otherwise), any Sale and Leaseback Transaction, any Securitization Transaction, and/or any other transaction that is subject to calculation on a “Pro Forma Basis” as indicated in this Agreement or any other Credit Document (or in any other agreement, document, certificate and/or instrument executed and/or delivered in connection herewith or therewith).

“Statutory Surplus” shall mean, as of any date of determination for any Regulated Entity, the total capital and surplus of such Regulated Entity, determined in accordance with SAP.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50.0%) of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that, (i) in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding, and (ii) notwithstanding anything to the contrary in the foregoing of this definition, each Regulated Subsidiary shall be deemed to be a Subsidiary of the Borrower. Unless otherwise expressly stated, all references to “Subsidiary” in this Agreement and each other Credit Document shall refer to a Subsidiary of the Borrower (including, for purposes of clarity, each Regulated Subsidiary).

“Subsidiary Determination Date” shall mean any date on which financial statements and/or any related Compliance Certificate are, or are required to be, delivered to the Administrative Agent pursuant to Section 7.1(a).

“Supported QFC” shall have the meaning specified for such term in Section 11.23.

“Swap Agreement” shall mean:

(a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement; and

(b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements:

(a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and

(b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Lender” shall mean Regions Bank in its capacity as Swingline Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swingline Loan” shall mean a Loan made by the Swingline Lender to the Borrower pursuant to Section 2.2.

“Swingline Rate” shall mean the Base Rate plus the Applicable Margin applicable to Base Rate Loans (or, with respect to any Swingline Loan advanced pursuant to an Auto Borrow Agreement, such other rate as separately agreed in writing between the Borrower and the Swingline Lender).

“Swingline Sublimit” shall mean, as of any date of determination, the lesser of: (a) Four Million Dollars ($4,000,000); and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that: (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended; and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like Property.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” shall mean, collectively, the Term Loan A, the Delayed Draw Term Loan, and any Incremental Term Loans.

“Term Loan A” shall have the meaning specified for such term in Section 2.1(b).

“Term Loan A Commitment” shall mean, with respect to each Lender, the obligation of such Lender to advance its respective portion of principal under the Term Loan A on the Closing Date pursuant to Section 2.1(b), in an aggregate original principal amount advanced by such Lender on the Closing Date equal to the applicable amount set forth with respect to such Lender as such Lender’s “Term Loan A Commitment” on Appendix A.

“Term Loan A Commitment Percentage” shall mean, with respect to each Lender at any time, a fraction (expressed as a percentage carried to the ninth (9th) decimal place): (a) the numerator of which is the sum of (i) the amount of such Lender’s Term Loan A Commitment (if any) in effect at such time, plus (ii) the aggregate principal balance of the portion of the Term Loan A advanced by such Lender that is outstanding at such time; and (b) the denominator of which is the sum of (i) the Aggregate Term Loan A Commitment Amount in effect at such time, plus (ii) the aggregate outstanding principal balance of the Term Loan A at such time. The Term Loan A Commitment Percentages of each Lender as of the Closing Date are set forth on Appendix A.

“Term Loan Commitments” shall mean, collectively, the Term Loan A Commitments, the DDTL Commitments and any Incremental Term Loan Commitments.

“Term SOFR” means, as of any date of determination, for any calculations with respect to a SOFR Loan and/or a SOFR Borrowing and/or any determination of the Base Rate pursuant to clause (c) of the definition of “Base Rate” above, the rate per annum equal to the SOFR Reference Rate for a forward-looking tenor comparable to the then applicable or selected (as applicable) Interest Period for such SOFR Loan or SOFR Borrowing (or for a forward-looking one (1) month tenor, in the case of any determination of the Base Rate pursuant to clause (c) of the definition of “Base Rate” above), determined as of the date (such date, a “Periodic Term SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to the first (1st) day of such Interest Period, as such rate is published by the Term SOFR Administrator on such Periodic Term SOFR Determination Date; provided, that, (a) if, as of 11:00 a.m. (New York City time) on any Periodic

Term SOFR Determination Date, the SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then “Term SOFR” shall instead mean the SOFR Reference Rate for such applicable tenor as published by the Term SOFR Administrator on the first (1st) preceding U.S. Government Securities Business Day for which such SOFR Reference Rate for such applicable tenor was published by the Term SOFR Administrator, subject to Section 3.1, and (b) if, at any time, Term SOFR (determined in accordance with the foregoing of this definition of “Term SOFR”, including in accordance with the foregoing clause (a) of this proviso) is less than the Floor, then Term SOFR shall be deemed to equal the Floor for all purposes of this Agreement and the other Credit Documents. Any change(s) in Term SOFR for any Interest Period due to any change(s) in the SOFR Reference Rate for a comparable tenor shall be effective from, and including, the effective date of any such change(s) in such SOFR Reference Rate, without further notice to any Credit Party, any Subsidiary, any other Regulated Entity, any other party to this Agreement or any other Credit Document, or any other Person.

“Term SOFR Administrator” means, the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the SOFR Reference Rate for any applicable tenor selected by the Administrative Agent in its reasonable discretion).

“Threshold Amount” shall mean One Million Dollars ($1,000,000).

“Title Policy” shall have the meaning specified for such term in Section 7.11(b)(iii).

“Total Credit Exposure” shall mean, with respect to any Lender at any time, the sum of: (a) the sum of the aggregate outstanding principal balances of the respective portions of each then outstanding Term Loan advanced by such Lender, taken together, at such time; plus (b) the unused amount of such Lender’s respective Revolving Commitment in effect at such time; plus (c) the unused amount of such Lender’s respective DDTL Commitment in effect at such time; plus (d) such Lender’s Revolving Credit Exposure at such time.

“Trailing Period” shall mean, as of any date of determination, the period consisting of the four (4) consecutive full Fiscal Quarters most recently ended as of such date of determination.

“Treasury Management Agreement” shall mean any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type”, when used in reference to a Loan or Borrowing, shall refer to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR for any Interest Period (other than pursuant to clause (c) of the definition of “Base Rate” above) or the Base Rate (including, for the avoidance of doubt, pursuant to clause (c) of the definition of “Base Rate” above).

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Government Securities Business Day” shall mean any day, other than: (a) a Saturday or a Sunday; or (b) any day on which SIFMA recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regime” shall have the meaning specified for such term in Section 11.23.

“U.S. Tax Compliance Certificate” shall have the meaning specified for such term in Section 3.3(f).

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement without giving effect to the Benchmark Replacement Adjustment.

“Voting Stock” shall mean, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life” shall mean, when applied to any Indebtedness as of any date of determination, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth (1/12)) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as of any date of determination, with respect to any Person, any Subsidiary of such Person of which all of the Equity Interests (other than, in the case of a Foreign Subsidiary, Equity Interests in such Foreign Subsidiary issued to (i) qualify directors, to the extent required by Applicable Law, or (ii) satisfy other requirements of Applicable Law with respect to the ownership of Equity Interests in such Foreign Subsidiary) are, as of such date, directly or indirectly owned and controlled by such Person or by one (1) or more other Wholly Owned Subsidiaries of such Person (or by a combination of the foregoing). Unless otherwise expressly stated, all references to “Wholly Owned Subsidiary” in this Agreement and each other Credit Document shall refer to a Wholly Owned Subsidiary of the Borrower (including, for purposes of clarity, each Regulated Subsidiary that is a Wholly Owned Subsidiary of the Borrower).

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution, or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it, or to suspend any obligation in respect of that liability, or any of the powers under that Bail-In legislation that are related or ancillary to any of those powers.

Section 1.2 Accounting Terms.

(a) Except as otherwise expressly provided in this Agreement or any other Credit Document, all accounting terms used in this Agreement and the other Credit Documents shall be interpreted, all accounting determinations under this Agreement and the other Credit Documents shall be made, and all financial statements required to be delivered under this Agreement and the other Credit Documents shall be prepared, in each case of the foregoing, in accordance with GAAP or SAP (as applicable), as in effect from time to time, applied on a basis consistent with the most recent consolidated financial statements of the Credit Parties and Subsidiaries delivered pursuant to Section 7.1(b) (or, if, at any time, no such financial statements have been delivered pursuant to Section 7.1(b), then on a basis consistent with the Annual Financial Statements); provided, that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any Financial Covenant to eliminate the effect of any change(s) in GAAP or SAP (as applicable) on the operation of such Financial Covenant (or, if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 8.8 for such purpose), then the Credit Parties’ compliance with such Financial Covenant shall be determined on the basis of GAAP or SAP (as applicable) as in effect on the date immediately prior to the date on which the relevant change(s) in GAAP or SAP (as applicable) became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

(b) If, at any time, any change in GAAP or SAP, or in the consistent application thereof, would affect the computation of any Financial Covenant or any other requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then the Lenders and the Borrower shall negotiate in good faith to amend such Financial Covenant, other requirement or applicable defined term(s) to preserve the original intent thereof in light of such change to GAAP or SAP (as applicable), provided, that, until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 7.1 as to which no such objection has been made.

(c) Notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or any other Credit Document:

(i) all terms of an accounting or financial nature used in this Agreement or any other Credit Document shall be construed, and all computations of amounts and ratios referred to in this Agreement or any other Credit Document shall be made, in each case of the foregoing, without giving effect to any election under Accounting Standards Codification Section 825–10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party, any Subsidiary or any other Regulated Entity at “fair value” (as defined therein); and

(ii) for purposes of determining compliance with any covenant (including the computation of any Financial Covenant) set forth in this Agreement or any other Credit Document, Indebtedness of the Credit Parties, Subsidiaries and other Regulated Entities shall be deemed to be carried at one hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded.

(d) Notwithstanding anything to the contrary in the foregoing, the parties hereto acknowledge and agree that (A) all calculations in accordance with Section 8.8 of the Financial Covenants (but not including, for purposes of clarity, the testing of any availability, basket or other condition set forth in any Article or Section of this Agreement or any other Credit Document other than in Section 8.8 that requires, by its terms, that any Financial Covenant measurement(s) be calculated on a Pro Forma Basis), and (B) all calculations of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin, in each case of the foregoing clauses (c)(A) and (c)(B), shall be made on a Pro Forma Basis solely with respect to (i) any Asset Sale of all of the outstanding Equity Interests in, or all, or substantially all, of the Property of, any Credit Party, any Subsidiary or any other Regulated Entity, (ii) any Asset Sale of a line of business or division of any Credit Party, any Subsidiary or any other Regulated Entity, or (iii) any Acquisition (including any related incurrence or assumption of Indebtedness), in each case of the foregoing clauses (c)(i) through (c)(iii), consummated during the applicable period of measurement, and no other Specified Transactions consummated during the applicable period of measurement shall be given effect on a Pro Forma Basis for purposes of such specified calculations.

(e) For purposes of determining compliance with any applicable basket permission(s) set forth in Article 8 with respect to any item incurred, granted, paid, invested, made or disposed of (as applicable) in reliance on such basket permission(s) that is denominated in any currency other than Dollars, the amount of such item shall be deemed to be the Dollar-equivalent amount (as determined by the Administrative Agent) of the amount (denominated in a currency other than Dollars) of such item. In the event that any basket permission set forth in Article 8 is exceeded solely as a result of fluctuations, after the last time that such basket permission was utilized or relied on by a Credit Party, Subsidiary or other Regulated Entity, between the amount (denominated in a currency other than Dollars) of any item incurred, granted, paid, invested, made or disposed of (as applicable) measured as of such time, on the one hand, and the Dollar-equivalent amount thereof (as determined by the Administrative Agent), on the other hand, then such basket permission shall not be deemed to have been exceeded solely as a result of such currency exchange rate fluctuations.

(f) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, any calculation of “extraordinary gains”, “extraordinary losses” and/or “extraordinary charges” shall, in each case for all purposes of this Agreement and the other Credit Documents (including, without limitation, for any determination of Consolidated EBITDA or Consolidated Net Income), be determined by reference to GAAP as in effect immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015–01.

(g) In the event that any Lien, any Indebtedness (whether tested at the time of initial incurrence, upon application of all, or any portion, of the proceeds thereof, or otherwise), any Asset Sale or other disposition, any Acquisition or other Investment, any Restricted Payment, any Affiliate transaction, any restrictive agreement and/or any prepayment of Indebtedness (as applicable), or any other transaction that is subject to any of the negative covenant restrictions set forth in Article 8, meets the criteria of one (1) or more of the categories of transactions then expressly permitted pursuant to any clause of the applicable Section(s) of Article 8, then such transaction (or portion thereof, as applicable) at any time shall be permitted under one (1) or more of such clauses of such Section(s) as the Borrower may determine in its sole discretion at such time (unless otherwise expressly and specifically restricted pursuant to the terms of this Agreement), and, for the avoidance of doubt, unless otherwise expressly and specifically restricted pursuant to the terms of this Agreement, the Borrower may subsequently reclassify or divide (as applicable) such transaction (or portion thereof, as applicable) among such permitting clauses of such applicable Section(s) and shall only be required, at any given time, to count such transaction (or portion thereof, as applicable) as permitted in reliance on one (1) of such permitting clauses of such applicable Section(s).

(h) For purposes of determining the amount of any Earn Out Obligations and/or other deferred purchase price obligations of any Person for purposes of this Agreement and the other Credit Documents, the amount of such Earn Out Obligations and/or other deferred purchase price obligations shall be deemed to be the aggregate liability in respect thereof required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP.

(i) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case of the foregoing, to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.

Section 1.3 Rules of Interpretation.

(a) Terms Generally. The definitions of terms used in this Agreement and the other Credit Documents shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “, without limitation,”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, unless otherwise specified, the word “from” shall mean “from, and including,” and the word “to” shall mean “to, but excluding,”. In addition, unless the context otherwise requires:

(i) any definition of, or reference to, any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as it was originally executed, or as it may from time to time be amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing, as applicable (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, increases, extensions, refinancings, renewals, replacements, and/or other written modifications as set forth in this Agreement or any other Credit Document);

(ii) any reference in any Credit Document to any Person shall be construed to include such Person’s successors and permitted assigns;

(iii) the words “hereof”, “herein” and “hereunder”, and words of similar import, when used in any Credit Document, shall be construed to refer to such Credit Document as a whole, and not to any particular provision hereof or thereof;

(iv) all references in any Credit Document to Articles, Sections, Appendices, Exhibits and/or Schedules shall be construed to refer to Articles, Sections, Appendices, Exhibits and/or Schedules, as applicable, to or of the Credit Document in which such reference appears;

(v) all references contained in a Section, clause, sub-clause or definition to clauses, sub-clauses or definitions occurring “above” or “below”, or to any “foregoing”, “preceding” or “proceeding” clauses, sub-clauses or definitions, in each case of the foregoing, shall refer to the applicable clause or sub-clause of, or definition set forth in, such Section or such clause, sub-clause or definition, as the case may be, and all general references contained in a Section, or a clause or sub-clause thereof, to “the above” or “the below” shall refer, collectively, to all provisions of such Section, clause or sub-clause, as applicable, occurring prior to or after, as applicable, the occurrence of such general reference;

(vi) all references herein to sums denominated in Dollars or dollars, or with the symbol “$”, refer to the lawful currency of the United States, unless such reference specifically identifies another currency;

(vii) any reference in any Credit Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of, or with a separate Person, and any division of a limited liability company or a limited partnership shall constitute a separate Person hereunder or thereunder (and each division of any limited liability company or limited partnership that is a subsidiary, joint venture, or any other like term shall also constitute such a Person);

(viii) any definition of, or reference to, any Applicable Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing, and/or interpreting such Applicable Law, and any definition of, or reference to, any Applicable Law shall, unless otherwise expressly specified, refer to such Applicable Law as amended, modified, and/or supplemented from time to time;

(ix) the words “asset” and “property” shall be construed to have the same meaning and effect, and to refer to any and all real and personal, tangible and intangible Properties, including, without limitation, cash, securities, accounts and contract rights;

(x) unless otherwise expressly specified, all references in this Agreement or any other Credit Document to times of day shall be references to Eastern time (daylight or standard, as applicable);

(xi) the terms “lease” and “license” shall include any sub-lease and/or any sub-license, as applicable;

(xii) all terms (whether or not capitalized in occurrence) used in this Agreement and the other Credit Documents that are not specifically defined in this Agreement or any other Credit Document, or under GAAP, but are defined in the UCC, shall have the respective meanings provided for such terms in the UCC, with the term “instrument” having the meaning provided for such term in Article 9 of the UCC;

(xiii) (A) whenever the phrase “appraised value” (or words of like or similar import) is used in this Agreement or any other Credit Document with respect to any Real Estate Asset, such “appraised value” (or words of like or similar import) shall mean the value of such Real Estate Asset determined using an Appraisal; and (B) whenever the phrases “updated Appraisal”, “updated appraisal” or “an update thereof” (or words of like or similar import) relating to an Appraisal or other appraisal are used in this Agreement or any other Credit Document, any such “update” shall be in form and substance, and from a third-party provider, reasonably acceptable to the Agent;

(xiv) whenever the phrase “to the knowledge of” (or words of like or similar import) relating to the knowledge of any Credit Party, any Subsidiary or any other Regulated Entity is used in this Agreement or any other Credit Document, such phrase shall mean, and refer to, the actual knowledge of any Authorized Officer of such Person(s) after due inquiry; and

(xv) for purposes of clarity and unless the context expressly provides otherwise, any references in this Agreement or any other Credit Document to a Regulated Entity that is not a Subsidiary (or to a Regulated Entity that is not a Regulated Subsidiary) shall be, and are intended as, a reference to one (1) or more Qualifying Reciprocal Entities.

(b) Letter of Credit Amounts. Unless otherwise expressly specified in this Agreement or another Credit Document, the amount of a Letter of Credit, at any time, shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any actual permanent reductions in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, that, with respect to any Letter of Credit that, by its terms or the terms of any other Issuer Document related thereto, provides for one (1) or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit, after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(c) Section Headings. Section headings in this Agreement and the other Credit Documents are included herein or therein (as applicable) for convenience of reference only and shall not constitute a part hereof or thereof for any other purpose, or otherwise be given any substantive effect.

(d) Informed Negotiation. This Agreement and the other Credit Documents are the result of negotiations among, and have been reviewed by counsel to, among others, the Agent and each of the Credit Parties, and this Agreement, and each of the other Credit Documents, are the product of discussions and negotiations among such parties. Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Agent, the Issuing Bank or any of the Lenders merely on account of any such Person’s (or its counsel’s) involvement in the preparation and/or closing of this Agreement and/or any other Credit Document.

Section 1.4 Rules of Interpretation with Respect to Regulated Entities. Should an applicable Governmental Authority notify any Credit Party or Subsidiary of a potentially actionable issue or concern related to control of a Regulated Entity or determine that all or any of the Lenders, the Administrative Agent and/or the Collateral Agent is or are acting as control persons, as defined or used under the Florida Insurance Code or other Applicable Laws, of any Regulated Entity due to one or more provisions of this Agreement, the parties agree to promptly further negotiate in good faith to modify this Agreement such that none of the Lenders, the Administrative Agent and the Collateral Agent are considered by such Governmental Authority to be control persons of the Regulated Entities and to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 1.5 Classifications of Loans and Borrowings. For purposes of this Agreement and the other Credit Documents, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”, the “Term Loan A” or the “Delayed Draw Term Loan”), by Type (e.g., a “SOFR Loan” or a “Base Rate Loan”), or by Class and Type (e.g., a “Revolving SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”), by Type (e.g., a “SOFR Borrowing” or a “Base Rate Borrowing”), or by Class and Type (e.g., a “Revolving SOFR Borrowing”).

Section 1.6 Cashless Rollovers. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, to the extent that any Lender agrees to extend the maturity date of, or replaces, renews and/or refinances any of, its then-existing Loans pursuant to any Borrowing under an Incremental Facility and/or any loans incurred under a new credit facility (including, without limitation, a new credit facility documented as an amendment and restatement of this Agreement), in each case of the foregoing, to the extent that such extension, replacement, renewal and/or refinancing is effected by means of a “cashless roll” by such Lender, then such extension, replacement, renewal and/or refinancing shall be deemed to comply with any requirement(s) under this Agreement or any other Credit Document that any related payment(s) to be made in effectuating such extension, replacement, renewal and/or refinancing be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.7 Interest Rate Disclosure. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability whatsoever with respect to: (a) the continuation, administration, submission and/or calculation of, or any other matter related to, any of the Base Rate, the SOFR Reference Rate (for any applicable tenor) and/or any SOFR-Based Rate (for any Interest Period, as applicable), or any component definition used or referred to in, or any rate(s) used or referred to in, the definitions of any of the foregoing in Section 1.1, or for any alternative, successor or replacement rate thereto (including, without limitation, any Benchmark Replacement), including whether the composition and/or characteristics of any such actual or proposed alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) is or will be similar to, or produces or will produce the same or substantially equivalent value or economic equivalence of, or has or will have the same or a comparable volume or liquidity as, any of the Base Rate, the SOFR Reference Rate (for any applicable tenor), any SOFR-Based Rate (for any Interest Period, as applicable) and/or any other Benchmark prior to its discontinuance or unavailability; or (b) the effect, implementation and/or composition of any Conforming Changes. The Administrative Agent, together with its Affiliates and other related entities, may engage in transactions that affect the calculation of any of the Base Rate, the SOFR Reference Rate (for any applicable tenor), any SOFR-Based Rate (for any Interest Period, as applicable), any alternative, successor or replacement rate of any of the foregoing (including, without limitation, any Benchmark Replacement), and/or any relevant adjustments to any of the foregoing, in any such case of the foregoing, in a manner adverse to the Borrower and the other Credit Parties. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any of the Base Rate, the SOFR Reference Rate (for any applicable tenor), any SOFR-Based Rate (for any Interest Period, as applicable), and/or any other Benchmark, in each case of the foregoing, pursuant to the terms of this Agreement, and the Administrative Agent shall have no liability whatsoever to any Credit Party, any Subsidiary, any other Regulated Entity, any Lender and/or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental and/or consequential damages, costs, losses and/or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or any component thereof) provided by any such information source or service.

Article 2

LOANS AND LETTERS OF CREDIT

Section 2.1 Revolving Loans and Term Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth herein (including the conditions precedent to Borrowing set forth in Section 5.2), each of the Lenders hereby severally agrees to advance its respective Revolving Commitment Percentage of revolving loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars from time to time during the Revolver Availability Period, in an aggregate principal amount outstanding at any time for each Lender up to, but not exceeding, the amount of such Lender’s respective Revolving Commitment; provided, that, immediately after giving effect to the Borrowing of any Revolving Loan, (i) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment Amount, and (ii) the Revolving Credit Exposure of any Lender shall not exceed the amount of such Lender’s respective Revolving Commitment. Revolving Loans may be disbursed from time to time during the Revolver Availability Period, and may be outstanding from time to time, as Base Rate Loans or SOFR Loans (or a combination thereof), as the Borrower may request in accordance with this Agreement. Revolving Loans borrowed pursuant to this clause (a) may be repaid, in whole or in part, and re-borrowed from time to time during the Revolver Availability Period without premium or penalty (subject to Section 3.1(c)).

(b) Term Loan A. Subject to the terms and conditions set forth herein (including the conditions precedent to Borrowing set forth in Section 5.2), each of the Lenders hereby severally agrees to advance their respective Term Loan A Commitment Percentage of a term loan (the “Term Loan A”) to the Borrower, in Dollars in a single disbursement on the Closing Date, in an original principal amount for each Lender equal to the amount of such Lender’s respective Term Loan A Commitment in effect on the Closing Date. The Term Loan A may be disbursed on the Closing Date, and may be outstanding from time to time thereafter, as Base Rate Loans or SOFR Loans (or a combination thereof), as the Borrower may request in accordance with this Agreement. Amounts repaid on the Term Loan A may not be reborrowed.

(c) Delayed Draw Term Loan. Subject to the terms and conditions set forth herein (including the conditions precedent to Borrowing set forth in Section 5.2), each of the Lenders hereby severally agrees to advance their respective DDTL Commitment Percentage of a delayed draw term loan (the “Delayed Draw Term Loan”) to the Borrower, in Dollars in up to five (5) separate advances during the DDTL Availability Period, in an aggregate original principal amount for each Lender (for all advances under the Delayed Draw Term Loan, taken together) of not greater than the amount of such Lender’s respective DDTL Commitment in effect on the Closing Date. The Delayed Draw Term Loan may be disbursed from time to time during the DDTL Availability Period, and may be outstanding from time to time during the term of this Agreement, as Base Rate Loans or SOFR Loans (or a combination thereof), as the Borrower may request in accordance with this Agreement. Amounts repaid on the Delayed Draw Term Loan may not be reborrowed.

(d) Borrowing Mechanics.

(i) All Term Loans and, except pursuant to Section 2.2(b)(iii), all Revolving Loans shall be made in an aggregate minimum amount of Five-Hundred Thousand Dollars ($500,000) and, if greater, in an integral multiple of One-Hundred Thousand Dollars ($100,000) in excess thereof.

(ii) Whenever the Borrower desires that the Lenders make a Term Loan or a Revolving Loan, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice by no later than (A) 1:00 p.m. (Eastern time) at least three (3) Business Days in advance of the proposed Credit Date, in the case of a SOFR Loan, and (B) 1:00 p.m. (Eastern time) at least one (1) Business Day in advance of the proposed Credit Date, in the case of a Base Rate Loan (provided, that, a Funding Notice delivered by the Borrower may be expressly conditioned in writing upon the consummation of any specified transaction or event, in which case, such Funding Notice shall be revoked or extended if such event or transaction does not occur or is delayed). Except as otherwise provided herein, any Funding Notice for any Loans that are SOFR Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of each Revolving Loan or Term Loan, together with the amount of each Lender’s Commitment Percentage of the relevant Class in respect thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided, that, the Administrative Agent shall have received such notice by 1:00 p.m. (Eastern time)) by not later than 4:00 p.m. (Eastern time) on the same day as the Administrative Agent’s receipt of such notice from the Borrower.

(iv) Each Lender shall make its respective Commitment Percentage of the requested Loan available to the Administrative Agent by not later than 11:00 a.m. (Eastern time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Credit Extension available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all Loans received by the Administrative Agent in connection with the Credit Extension from the Lenders to be credited to the account of the Borrower at the Administrative Agent’s Principal Office (or to such other account as may be designated in writing to the Administrative Agent by the Borrower).

(e) Incremental Facilities.

(i) Subject to the terms and conditions set forth in this Agreement, the Borrower shall have the right, from time to time upon at least ten (10) Business Days’ prior written notice to the Administrative Agent (or such shorter period of notice as the Administrative Agent may agree in its sole discretion), to (I) increase the Aggregate Revolving Commitment Amount, (II) increase the Aggregate Term Loan A Commitment Amount, and/or (III) increase the Aggregate DDTL Commitment Amount, and/or (IV) establish one (1) or more additional term loans of a separate Class, subject, however, in any such case of the foregoing clauses (e)(i)(I) through (e)(i)(IV), to the satisfaction of each of the following conditions precedent:

(A) the aggregate original principal or committed amount of all such Incremental Facilities, taken together, shall not exceed the Incremental Cap in effect at the time of the establishment and/or incurrence (as applicable) of any Incremental Facility;

(B) each Incremental Facility shall be in a minimum principal or committed amount of Five Million Dollars ($5,000,000), and, if greater, in an integral multiple of Five-Hundred Thousand Dollars ($500,000) in excess thereof (or such lesser amounts as the Administrative Agent may agree in its sole discretion);

(C) the establishment and incurrence (as applicable) of each Incremental Facility shall be contingent upon the receipt by the Administrative Agent of:

(I) additional Commitments of the applicable Class in a corresponding amount to such requested increase in the aggregate amount of Commitments of such Class, or Incremental Term Loan Commitments in a corresponding amount to the aggregate original principal amount of such requested Incremental Term Loan of a separate Class, in each case of the foregoing of this clause (e)(i)(C)(I), from either existing Lenders or from one (1) or more other financial institutions (each such other financial institution, an “Additional Incremental Lender”) that: (1) qualifies as an Eligible Assignee; and (2) is approved (such approval not to be unreasonably withheld, conditioned or delayed) by the Administrative Agent and, in the case of any increased or new Commitment in respect of an Incremental Revolver Increase, each of the Issuing Bank and the Swingline Lender, or from a combination of existing Lenders and/or Additional Incremental Lenders; and

(II) documentation from each existing Lender or Additional Incremental Lender providing a Commitment in respect of such Incremental Facility, in form and substance reasonably acceptable to the Administrative Agent, evidencing its: (I) agreement to provide such Commitment; and (II) acceptance of its obligations as a Lender under this Agreement;

(D) the Administrative Agent shall have received all customary officer’s certificates, legal opinions and other documents (including, without limitation, resolutions of the board of directors or managers (or equivalent governing body) of each Credit Party and customary opinions of counsel to the Credit Parties, if required to be provided by the existing Lenders and Additional Incremental Lenders providing Commitments in respect of such Incremental Facility) it may reasonably request relating to the corporate, limited liability company or other necessary authority for the establishing of such Incremental Facility and the validity thereof, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(E) the Borrower shall have delivered to the Administrative Agent a certificate, dated as of the date of establishment and/or incurrence (as applicable) of such Incremental Facility, and duly executed by an Authorized Officer of the Borrower, certifying, on behalf of the Borrower and each other Credit Party, that, both immediately before and immediately after giving effect to the establishment and/or incurrence (as applicable) of such Incremental Facility and the consummation of any related transactions (including, without limitation, any Acquisitions) substantially contemporaneously in connection therewith:

(I) no Default or Event of Default shall have occurred and be continuing;

(II) all representations and warranties of each Credit Party set forth in the Credit Documents (including, without limitation, the representations and warranties of each Credit Party set forth in Article 6) are true and correct, in all material respects (or, if such representation and warranty is qualified by materiality or Material Adverse Effect, in all respects), on, and as of, such date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case, they are true and correct, in all material respects (or, if such representation and warranty is qualified by materiality or Material Adverse Effect, in all respects), as of such earlier date; and

(III) the Credit Parties are in compliance, on a Pro Forma Basis, with each of the Financial Covenants;

(F) the Collateral Agent shall have received such amendments to the Collateral Documents as the Collateral Agent shall request in order to cause the Collateral Documents to secure the Obligations (in a manner consistent with the terms of the Collateral Documents as in effect immediately prior to the date of establishment and/or incurrence (as applicable) of such Incremental Facility) after giving effect to the establishment and/or incurrence (as applicable) of such Incremental Facility;

(G) if any Revolving Loans are outstanding at the time of establishment of any Incremental Revolver Increase, then the Borrower shall, if applicable, prepay one (1) or more of the then outstanding Revolving Loans (any such prepayment to be subject to Section 3.1(c)) in an amount necessary such that, after giving effect to such Incremental Revolver Increase, each Lender will hold its respective pro rata share of outstanding Revolving Loans; provided, that, any such prepayment may be effected, in whole or in part, pursuant to a cashless rollover in accordance with Section 1.6;

(H) any increased or new Commitments established in respect of an existing (as of the date that is immediately prior to the date of establishment of such Incremental Facility) Class of Commitments shall have terms substantially identical to those for Commitments of such Class under this Agreement as of the date that is immediately prior to the date of establishment of such Incremental Facility, except for fees payable to the Lenders providing increased or new Commitments in respect of such Incremental Facility;

(I) the terms and provisions applicable to any Incremental Term Loan of a separate Class shall be as set forth in the applicable Incremental Facility Agreement establishing such Incremental Term Loan, provided, that:

(I) such Incremental Term Loan shall have a final maturity date that is coterminous with, or later than, the Latest Maturity Date;

(II) the Weighted Average Life of such Incremental Term Loan shall not be less than the Weighted Average Life of any other then-outstanding Term Loan (including of the Term Loan A, the Delayed Draw Term Loan and any other then outstanding Incremental Term Loan);

(III) such Incremental Term Loan shall share ratably in any mandatory prepayments of the Term Loans pursuant to Section 2.11(c) (or otherwise provide for more favorable mandatory prepayment treatment for the Term Loan A, the Delayed Draw Term Loan and each other then outstanding Incremental Term Loan) and shall have ratable voting rights as the other Term Loans (or otherwise provide for more favorable voting rights for the Term Loan A, the Delayed Draw Term Loan and each other then outstanding Incremental Term Loan); and

(IV) the All-In Yield applicable to any Incremental Term Loan shall not be more than one-half of one percent (0.50%) higher than the corresponding All-In Yield applicable to any other then-outstanding Term Loan (including the Term Loan A, the Delayed Draw Term Loan and any other then outstanding Incremental Term Loan) (it being understood and agreed that interest on any other then-outstanding Term Loan may be increased to the extent necessary to satisfy this requirement);

(J) the Borrower shall have paid any applicable upfront and/or arrangement fee(s) in connection with the establishment and/or incurrence (as applicable) of such Incremental Facility, as agreed by the Borrower in writing; and

(K) except to the extent otherwise required or permitted pursuant to the foregoing of this clause (e)(i), all other terms and conditions of any Incremental Facility, if not consistent with the terms and conditions of the Revolving Loans or the other outstanding Term Loans, as applicable, shall be reasonably satisfactory to the Administrative Agent and the Collateral Agent.

Notwithstanding anything to the contrary in the foregoing of this clause (e)(i): (I) neither Administrative Agent, the Collateral Agent nor any Lender, nor any Affiliate of any of the foregoing (nor any of their respective successors or assigns), shall have any obligation to agree to increase any Class of its Commitments or any of its other obligations under this Agreement and the other Credit Documents, or to otherwise provide all, or any portion, of any Incremental Facility, and any decision by a Lender to agree to any such increase or to otherwise provide all, or any portion, of an Incremental Facility shall be made in its sole and absolute discretion, independently from, and without reliance upon, any other existing Lender or Additional Incremental Lender; and (II) neither any Arranger, the Administrative Agent, the Collateral Agent nor any Lender, nor any Affiliate of any of the foregoing (nor any of their respective successors or assigns), shall have any responsibility for arranging any Commitments in respect of any Incremental Facility, in each case of this clause (e)(i)(II), without their prior written consent and subject to such conditions (including, without limitation, fee arrangements) as they may require in connection therewith.

(ii) Notwithstanding anything to the contrary in Section 11.4, the Administrative Agent, the Collateral Agent, the Credit Parties and the existing Lenders and/or Additional Incremental Lenders providing any Commitment(s) in respect of any Incremental Facility, without the further consent of any other Person, are expressly permitted to enter into an Incremental Facility Agreement to amend the Credit Documents to the extent necessary to give effect such Incremental Facility pursuant to the foregoing clause (a), and to implement any technical, administrative and/or mechanical changes that are necessary or advisable to be implemented in connection therewith (including, without limitation, to ensure continuing pro rata allocations of Loans and Commitments and to implement ratable participations in Letters of Credit).

Section 2.2 Swingline Loans.

(a) Swingline Loans Commitments. During the Revolver Availability Period, subject to the terms and conditions hereof, the Swingline Lender shall make Swingline Loans to the Borrower in an aggregate amount up to, but not exceeding, the Swingline Sublimit; provided, that, after giving effect to the making of any Swingline Loan, in no event shall (i) the Aggregate Revolving Credit Exposure exceed the Aggregate Revolving Commitment Amount, and (ii) the aggregate amount of Revolving Credit Exposure of any Lender exceed the amount of such Lender’s respective Revolving Commitment. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed during the Revolver Availability Period. The Swingline Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swingline Loans, and all other amounts owed hereunder with respect to the Swingline Loans and the Revolving Commitments, shall be Paid in Full by no later than such date.

(b) Borrowing Mechanics for Swingline Loans.

(i) Subject to clause (b)(vi) below, whenever the Borrower desires that the Swingline Lender make a Swingline Loan, the Borrower shall deliver to the Administrative Agent a Funding Notice by no later than 11:00 a.m. on the proposed Credit Date (provided, that, a Funding Notice delivered by the Borrower may be expressly conditioned in writing upon the consummation of any specified transaction or event, in which case, such Funding Notice shall be revoked or extended if such event or transaction does not occur or is delayed).

(ii) The Swingline Lender shall make the amount of its Swingline Loan available to the Administrative Agent by not later than 3:00 p.m. (Eastern time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swingline Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swingline Loans received by the Administrative Agent from the Swingline Lender to be credited to the account of the Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iii) With respect to any Swingline Loans that have not been voluntarily prepaid by the Borrower pursuant to Section 2.11, the Swingline Lender may, at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), by no later than 11:00 a.m. (Eastern time) on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an aggregate principal amount equal to the principal amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests the Lenders to prepay (provided, that, a Funding Notice delivered by the Borrower may be expressly conditioned in writing upon the consummation of any specified transaction or event, in which case, such Funding Notice shall be revoked or extended if such event or transaction does not occur or is delayed). Notwithstanding anything to the contrary in this Agreement: (A) the proceeds of such Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swingline Loans; and (B) on the day that such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans but shall instead constitute part of the Swingline Lender’s outstanding Revolving Loans to the Borrower. The Borrower hereby authorizes the Administrative Agent and the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent and the Swingline Lender (up to the amount available in each such account) in order to immediately pay the Swingline Lender the amount of the Refunded Swingline Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swingline Lender, are insufficient to repay in full the Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by, or on behalf of, the Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.

(iv) If, for any reason, Revolving Loans are not made pursuant to clause (b)(iii) above in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third (3rd) Business Day after demand for payment thereof by the Swingline Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans, and in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon; provided, that, any such participation purchased by a Lender shall be limited to an amount that would not cause the aggregate amount of Revolving Credit Exposure of such Lender (immediately after giving effect to such participation) to exceed the amount of such Lender’s respective Revolving Commitment. On the Business Day that notice is provided by the Swingline Lender (or by the 11:00 a.m. (Eastern time) on the following Business Day, if such notice is provided after 2:00 p.m. (Eastern time)), each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender. In the event that any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender’s participation as provided in this clause (b)(v), the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(v) Notwithstanding anything contained herein to the contrary:

(A) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to clause (b)(iii) above, and each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to the immediately preceding paragraph, shall be absolute and unconditional and shall not be affected by any circumstance, including:

(I) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Credit Party or any other Person for any reason whatsoever;

(II) the occurrence or continuation of a Default or Event of Default;

(III) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party;

(IV) any breach of this Agreement or any other Credit Document by any party thereto; or

(V) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing;

provided, that, such obligations of each Lender are subject to the condition that the Swingline Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 5.2 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans were not satisfied at the time such Refunded Swingline Loans or other unpaid Swingline Loans were made; and

(B) the Swingline Lender shall not be obligated to make any Swingline Loans:

(I) if it has elected not to do so after the occurrence, and during the continuation, of a Default or Event of Default;

(II) it does not in good faith believe that all conditions under Section 5.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders; or

(III) at a time when a Defaulting Lender exists, unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loan, including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Swingline Loans in a manner reasonably satisfactory to the Swingline Lender and the Administrative Agent.

(vi) In order to facilitate the borrowing of Swingline Loans, the Borrower and the Swingline Lender may mutually agree, and are hereby authorized, to enter into an auto borrow agreement in form and substance satisfactory to the Swingline Lender and the Administrative Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swingline Lender of Swingline Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth in this Agreement. At any time that an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swingline Loans for all purposes of this Agreement and the other Credit Documents, except that Borrowings of Swingline Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement. For purposes of determining the Aggregate Revolving Credit Exposure at any time during which an Auto Borrow Agreement is in effect, the aggregate outstanding principal balance of all Swingline Loans shall be deemed to equal the sum of: (A) the aggregate outstanding principal balance of all Swingline Loans at such time; plus (B) the maximum unused amount available to be borrowed under such Auto Borrow Agreement at such time.

Section 2.3 Issuances of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolver Availability Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries in the aggregate amount up to, but not exceeding, the Letter of Credit Sublimit, provided, that:

(i) each Letter of Credit shall be denominated in Dollars;

(ii) the stated amount of each Letter of Credit shall not be less than Fifty Thousand Dollars ($50,000) or such lesser amount as may be approved in writing by the Issuing Bank in its sole discretion;

(iii) immediately after giving effect to such issuance, in no event shall: (A) the Aggregate Revolving Credit Exposure exceed the Aggregate Revolving Commitment Amount; (B) the Revolving Credit Exposure of any Lender exceed the amount of such Lender’s respective Revolving Commitment; and (C) the aggregate issued and outstanding amount of all Letter of Credit Obligations, taken together, exceed the Letter of Credit Sublimit; and

(iv) in no event shall any Letter of Credit have an expiration date that is later than the earlier to occur of: (A) seven (7) calendar days prior to the Revolving Commitment Termination Date; and (B) the date which is one (1) year from the date of issuance of such Letter of Credit.

Subject to the foregoing (other than clause (a)(iv)) the Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one (1) year each, unless the Issuing Bank elects not to extend for any such additional period; provided, that, (I) the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension, and (II) in the event that any Lender is at such time a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Bank’s Fronting Exposure with respect to such Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the aggregate issued and outstanding amount of all Letter of

Credit Obligations, taken together, in a manner reasonably satisfactory to Agents, the Issuing Bank shall not be obligated to issue or extend any Letter of Credit hereunder. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(b) Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Administrative Agent an Issuance Notice by no later than 1:00 p.m. (Eastern time) at least three (3) Business Days in advance of the proposed date of issuance (or such shorter period as may be agreed to by the Issuing Bank in any particular instance) (provided, that, an Issuance Notice delivered by the Borrower may be expressly conditioned in writing upon the consummation of any specified transaction or event, in which case, such Issuance Notice shall be revoked or extended if such event or transaction does not occur or is delayed). Upon satisfaction or waiver of the conditions set forth in Section 5.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance the Issuing Bank’s standard operating procedures (including, without limitation, the delivery by the Borrower of such executed documents and information pertaining to such requested Letter of Credit, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may require). Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to clause (e) below.

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for:

(i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit;

(iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;

(v) errors in interpretation of technical terms;

(vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;

(vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, the Issuing Bank’s rights or powers hereunder.

Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to any Credit Party. Notwithstanding anything to the contrary contained in this clause (c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.

(d) Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, that, (i) anything contained herein to the contrary notwithstanding, (A) unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 11:00 a.m. (Eastern time) on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (B) subject to satisfaction or waiver of the conditions specified in Section 5.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing, and (ii) if, for any reason, proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this clause (d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this clause (d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder; provided, that, any such participation purchased by a Lender shall be limited to an amount that would not cause the aggregate amount of Revolving Credit Exposure of such Lender (immediately after giving effect to such participation) to exceed the amount of such Lender’s respective Revolving Commitment. In the event that the Borrower shall fail, for any reason, to reimburse the Issuing Bank as provided in clause (d) above, the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage. Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, by not later than 12:00 p.m. (Eastern time) on the first (1st) Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this clause (e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this clause (e) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this clause (e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this clause (e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to clause (d) above and the obligations of the Lenders under clause (e) above shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense (other than that such drawing has been repaid) or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, a Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v) any adverse change in the business, operations, properties, assets, or financial condition of the Borrower or any of its Subsidiaries;

(vi) any breach hereof or any other Credit Document by any party thereto;

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that an Event of Default or a Default shall have occurred and be continuing;

provided, that, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.

(g) Indemnification. Without duplication of any obligation of the Credit Parties under Section 11.2, in addition to amounts payable as provided herein, each of the Credit Parties hereby agrees, on a joint and several basis, to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable out-of-pocket fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of:

(i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of:

(A) the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order; or

(B) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it; or

(ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective pro rata shares of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment, or the portion of the aggregate outstanding principal balance of any Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. (Noon) (Eastern time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(d) or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with, and at the time required by, Section 2.1(d) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from, and including, the date such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at, (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, plus, in either case, any administrative, processing or similar fees customarily charged by the Administrative Agent in connection therewith. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from, and including, the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Notices given by the Administrative Agent under this clause (b) shall be conclusive absent manifest error.

Section 2.5 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower and each other Credit Party to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that, (i) the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s obligations in respect of any applicable Loans, and (ii) in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

(b) Notes. The Borrower shall execute and deliver to (i) each Lender on the Closing Date, (ii) each Person who is a permitted assignee of such a Lender pursuant to Section 11.5, and (iii) each Additional Incremental Lender, in each case, to the extent requested by such Person, a Note to evidence such Person’s respective portion of the Revolving Loans, Swingline Loans, Term Loans and other Obligations.

Section 2.6 Scheduled Principal Payments.

(a) Revolving Loans. The aggregate outstanding principal balance of Revolving Loans (together with any unpaid accrued interest and fees with respect thereto) shall become due and payable, and be repaid, in full on the Revolving Commitment Termination Date.

(b) Swingline Loans. The aggregate outstanding principal balance of Swingline Loans (together with any unpaid accrued interest and fees with respect thereto) shall become due and payable, and be repaid, in full on the earlier to occur of: (i) the date of demand therefor by the Swingline Lender; and (ii) the Revolving Commitment Termination Date.

(c) Term Loan A. The outstanding principal balance of the Term Loan A shall be repaid in equal quarterly installments, beginning on the last Business Day of the Fiscal Quarter ending June 30, 2025, in an amount of Two Million Five-Hundred Thousand Dollars ($2,500,000) per Fiscal Quarter, payable on the last Business Day of each Fiscal Quarter (as such quarterly installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.11), unless accelerated sooner pursuant to Article 9, with the outstanding principal balance of the Term Loan A (together with any unpaid accrued interest and fees with respect thereto) being due and payable in full on the Maturity Date for the Term Loan A.

(d) Delayed Draw Term Loan. The outstanding principal balance of each advance made under the Delayed Draw Term Loan during the DDTL Availability Period shall be repaid in equal quarterly installments, beginning on the last Business Day of the first (1st) full Fiscal Quarter ending after the date on which such advance is made, in an amount equal to the DDTL Amortization Payment Amount per Fiscal Quarter, payable on the last Business Day of each Fiscal Quarter (as such quarterly installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.11), unless accelerated sooner pursuant to Article 9, with the outstanding principal balance of each advance under the Delayed Draw Term Loan (together with any unpaid accrued interest and fees with respect thereto) being due and payable in full on the Maturity Date for the Delayed Draw Term Loan.

(e) Incremental Term Loans. The outstanding principal balance of any Incremental Term Loans shall be repaid in installments on the date(s), and in the amount(s), set forth in the applicable Incremental Facility Agreement establishing such Incremental Term Loan.

Section 2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Revolving Loans, the Term Loan A and the Delayed Draw Term Loan:

(A) to the extent outstanding as Base Rate Loans, at the Base Rate plus the Applicable Margin; or

(B) to the extent outstanding as SOFR Loans, at Term SOFR plus the Applicable Margin; and

(ii) in the case of Swingline Loans, at the Swingline Rate (or with respect to any Swingline Loan advanced pursuant to an Auto Borrow Agreement, such other rate as separately agreed in writing between the Borrower and the Swingline Lender);

(iii) in the case of any Incremental Term Loan, at the percentages per annum specified in the applicable Incremental Facility Agreement establishing such Incremental Term Loan.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swingline Loan, which may only be made and maintained at the Swingline Rate (unless and until converted into a Revolving Loan pursuant to the terms and conditions hereof)), and the Interest Period with respect to any SOFR Loan, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion / Continuation Notice, as the case may be. If, on any day, a Loan is outstanding with respect to which a Funding Notice or Conversion / Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day: (i) if such Loan is a SOFR Loan, such Loan shall become a Base Rate Loan; and (ii) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

(c) In connection with SOFR Loans, there shall be no more than eight (8) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a SOFR Loan in the applicable Funding Notice or Conversion / Continuation Notice, such Loan: (i) if outstanding as a SOFR Loan, will be automatically continued, on the last day of the then-current Interest Period for such Loan, as a SOFR Loan with an equivalent Interest Period; and (ii) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. In the event the Borrower fails to specify an Interest Period for any SOFR Loan in the applicable Funding Notice or Conversion / Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. (Eastern time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the SOFR Loans for which an interest rate is then being determined (and for the applicable Interest Period) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Interest payable pursuant to this Section 2.7 shall be computed on the basis of: (i) for interest at the Base Rate, year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be; and (ii) for all other computations of fees and interest, a year of three hundred sixty (360) days, in each case, for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan, or the first (1st) day of an Interest Period applicable to such Loan, or, with respect to a Base Rate Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a SOFR Loan, the date of conversion of such Base Rate Loan to such SOFR Loan, as the case may be, shall be excluded; provided, that, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e) If, as a result of any restatement of, or other adjustment to, the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio, as calculated by the Borrower as of any applicable date, was inaccurate, and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, then the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent, for the account of the holders of the Obligations, promptly on demand (and, in any event, by not later than ten (10) consecutive calendar days after the date of such demand) by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any other Credit Party under the Bankruptcy Code or other Debtor Relief Law, automatically and any without further action(s) by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (e) shall not limit the rights of the Agent or any Lender, as the case may be, under any other provision of this Agreement. The Borrower’s obligations under this clause (e) shall survive the termination of the Commitments and the repayment of all other Obligations.

(f) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on and to: (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan or Term Loan which interest shall be payable in accordance with clause (f)(i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(g) The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit issued by the Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from, and including, the date such drawing is honored to, but excluding, the date such amount is reimbursed by, or on behalf of, the Borrower at a rate equal to:

(i) for the period from, and including, the date such drawing is honored to, but excluding, the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans; and

(ii) thereafter, a rate which is the lesser of: (y) two percent (2.0%) per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans; and (z) the Highest Lawful Rate.

(h) Interest payable pursuant to clause (g) above shall be computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to clause (g) above, the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to, but excluding, the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

(i) In connection with the use and/or administration of SOFR, the SOFR Reference Rate for any applicable tenor and/or any SOFR-Based Rate, the Administrative Agent shall have the right to make Conforming Changes in consultation with the Borrower from time to time and, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, any amendment(s) implementing any such Conforming Changes shall become effective without any further action(s) and/or consent(s) of any other party to this Agreement or any other Credit Document or of any other Person. The Administrative Agent shall promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes implemented in connection with the use and/or administration of SOFR, the SOFR Reference Rate for any applicable tenor and/or any SOFR-Based Rate.

Section 2.8 Conversion / Continuation.

(a) So long as no Default or Event of Default shall have occurred and then be continuing or would result therefrom, the Borrower shall have the option:

(i) to convert at any time all, or any part, of any Loan equal to One-Hundred Thousand Dollars ($100,000) and, if greater, in an integral multiple of Fifty Thousand Dollars ($50,000) in excess thereof from one Type of Loan to another Type of Loan; provided, that, a SOFR Loan may only be converted on the expiration of the Interest Period applicable to such SOFR Loan unless the Borrower shall pay all amounts due under Section 3.1(c) in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any SOFR Loan, to continue all or any portion of such Loan as a SOFR Loan.

(b) The Borrower shall deliver a Conversion / Continuation Notice to the Administrative Agent by no later than 1:00 p.m. (Eastern time) at least three (3) Business Days in advance of the proposed Conversion / Continuation Date. Except as otherwise provided herein, a Conversion / Continuation Notice for conversion to, or continuation of, any SOFR Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9 Default Rate of Interest.

(a) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(b) If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, at the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(c) Upon the occurrence and during the continuance of an Automatic Acceleration Event of Default or a Payment Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(d) Upon the occurrence and during the continuance of an Event of Default other than an Automatic Acceleration Event of Default and a Payment Event of Default, the Borrower shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(e) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f) In the case of any SOFR Loan, upon the expiration of the Interest Period in effect at the time the Default Rate of interest is effective, each such SOFR Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.10 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Revolving Commitment Percentage and its DDTL Commitment Percentage (as applicable), a commitment fee (the “Commitment Fee”) equal to the sum of: (i) the product of (A) the Applicable Margin, multiplied by (B) the actual daily amount by which the Aggregate Revolving Commitment Amount exceeds the Aggregate Revolving Credit Exposure, subject to adjustment(s) as provided in Section 2.16; plus (ii) the product of (A) the Applicable Margin, multiplied by (B) the Aggregate DDTL Commitment Amount then in effect. The Commitment Fee shall accrue at all times during the Revolver Availability Period and at all times during the DDTL Commitment Period, including at any time during which one or more of the conditions in Article 5 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first (1st) such date to occur after the Closing Date, on the Revolving Commitment Termination Date and on the DDTL Commitment Termination Date; provided, that, (I) no Commitment Fee shall accrue on any Revolving Commitment or any DDTL Commitment of any Defaulting Lender so long as such Lender shall be a Defaulting Lender, and (II) any Commitment Fee accrued with respect to any Revolving Commitment or any DDTL Commitment of a Defaulting Lender during the period prior to the time that such Lender became a Defaulting Lender that remains unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall be calculated quarterly in arrears, and, if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. For purposes of calculation of the Commitment Fee, Swingline Loans shall not be counted toward, or be considered as usage of, the Aggregate Revolving Commitments.

(b) Letter of Credit Fees.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender, in accordance with its Revolving Commitment Percentage, a Letter of Credit fee for each Letter of Credit equal to the Applicable Margin multiplied by the daily maximum amount available to be drawn under such Letter of Credit (collectively, the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(b). The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first (1st) such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand; provided, that, (1) no Letter of Credit Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender, and (2) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. If there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of an Automatic Acceleration Event of Default or a Payment Event of Default, all Letter of Credit Fees shall accrue at the Default Rate; and, upon the occurrence and during the continuance of an Event of Default other than an Automatic Acceleration Event of Default and a Payment Event of Default, then upon the request of the Required Lenders, all Letter of Credit Fees shall accrue at the Default Rate.

(ii) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay, directly to the Issuing Bank for its own account, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first (1st) payment), commencing with the first (1st) such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(b). In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are non-refundable.

(c) Other Fees. The Borrower shall pay to Regions Capital Markets, a division of Regions Bank, and the Administrative Agent, for their own respective accounts, fees in the amounts, and at the times, specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent set forth in the Fee Letter.

Section 2.11 Prepayments / Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 3.1):

(A) with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day, in whole or in part, in an aggregate minimum amount of Five-Hundred Thousand Dollars ($500,000) and, if greater, in an integral multiple of One-Hundred Thousand Dollars ($100,000) in excess thereof;

(B) with respect to SOFR Loans, the Borrower may prepay any such Loans on any Business Day, in whole or in part (together with any amounts due pursuant to Section 3.1(c)), in an aggregate minimum amount of Five-Hundred Thousand Dollars ($500,000) and, if greater, in an integral multiple of One-Hundred Thousand Dollars ($100,000) in excess thereof; and

(C) with respect to Swingline Loans, the Borrower may prepay any such Loans on any Business Day, in whole or in part, in any amount;

(ii) All such prepayments shall be made:

(A) upon written or telephonic notice on the date of prepayment in the case of Base Rate Loans or Swingline Loans; and

(B) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of SOFR Loans;

in each case, given to the Administrative Agent or the Swingline Lender, as the case may be, by 11:00 a.m. (Eastern time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for a Credit Extension by telefacsimile or telephone to each Lender) (provided, that, a notice of prepayment delivered by the Borrower may be expressly conditioned in writing upon the consummation of any specified transaction or event, in which case, such notice of prepayment shall be revoked or extended if such event or transaction does not occur or is delayed). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b) Commitment Reductions / Terminations.

(i) The Borrower may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time, terminate, in whole or permanently reduce in part, the Revolving Commitments (ratably among the Lenders in accordance with their respective commitment percentage thereof), provided, that:

(A) any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of Five Million Dollars ($5,000,000) and, if greater, in an integral multiple of One Million Dollars ($1,000,000) in excess thereof;

(B) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, immediately after giving effect thereto and to any concurrent prepayments hereunder, the Aggregate Revolving Credit Exposure exceeds the Aggregate Revolving Commitment Amount; and

(C) if, immediately after giving effect to any reduction of the Aggregate Revolving Commitment Amount, the Letter of Credit Sublimit and/or the Swingline Sublimit exceed the Aggregate Revolving Commitment Amount, then the Letter of Credit Sublimit and/or the Swingline Sublimit, as applicable, shall be automatically reduced by the amount of such excess.

(ii) The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Aggregate Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitments of each Lender proportionately to its Revolving Commitment Percentage thereof (provided, that, a notice of termination or reduction of the Aggregate Revolving Commitments delivered by the Borrower may be expressly conditioned in writing upon the consummation of any specified transaction or event, in which case, such notice of termination or reduction shall be revoked or extended if such event or transaction does not occur or is delayed).

(iii) Notwithstanding anything to the contrary in the foregoing:

(A) the Aggregate Term Loan A Commitments shall terminate automatically on the Closing Date upon the Borrowing of the Term Loan A on the Closing Date pursuant to this Agreement; and

(B) the Aggregate DDTL Commitments shall (I) be automatically reduced, on a Dollar-for-Dollar basis, by the aggregate original principal amount of each advance made under the Delayed Draw Term Loan during the DDTL Availability Period at the time such advance is made, and (II) terminate automatically on the DDTL Commitment Termination Date.

(c) Mandatory Prepayments.

(i) Revolving Commitments. If, at any time:

(A) the Aggregate Revolving Credit Exposure shall exceed the Aggregate Revolving Commitment Amount;

(B) the aggregate issued and outstanding amount of all Letter of Credit Obligations, taken together, shall exceed the Letter of Credit Sublimit; or

(C) the aggregate outstanding principal balance of all Swingline Loans, taken together, shall exceed the Swingline Sublimit;

then immediate prepayment will be made on, or in respect of, the Revolving Obligations in an amount equal to such excess; provided, that, except with respect to the foregoing clause (c)(i)(B), Letter of Credit Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans shall have been Paid in Full.

(ii) Asset Sales and Involuntary Dispositions. Prepayment will be made on the Obligations on the third Business Day following receipt of Net Cash Proceeds in an amount equal to one hundred percent (100.0%) of the Net Cash Proceeds received from any Asset Sale or Involuntary Disposition involving any asset of any Credit Party, any Subsidiary or any other Regulated Entity (other than (A) any Asset Sales the aggregate amount of Net Cash Proceeds of which does not exceed Five-Hundred Thousand Dollars ($500,000) in any Fiscal Year, and (B) any Involuntary Dispositions the aggregate amount of Net Cash Proceeds of which does not exceed Five-Hundred Thousand Dollars ($500,000) in any Fiscal Year, in each case, to the extent such Net Cash Proceeds are not reinvested in the assets (but excluding current assets as classified by GAAP) of the Credit Parties, Subsidiaries and other Regulated Entities within one hundred eighty (180) days of the date of such Asset Sale or Involuntary Disposition (it being understood that such prepayment shall be due immediately upon the expiration of such 180-day period); provided, that, no such reinvestment shall be made upon the occurrence and during the continuance of any Event of Default). Notwithstanding anything to the contrary in the foregoing, no prepayments will be required to be made on the Obligations with respect to the receipt of Net Cash Proceeds from the sale of any portfolio assets by any Regulated Entity in the ordinary course of business.

(iii) Debt Transactions. Prepayment will be made on the Obligations in an amount equal to one hundred percent (100.0%) of the Net Cash Proceeds from any Debt Transactions on the Business Day following receipt thereof.

(iv) Specified Equity Contributions. Prepayment will be made on the Obligations in an amount equal to one hundred percent (100.0%) of the Net Cash Proceeds from any Specified Equity Contribution on the Business Day following receipt thereof.

Notwithstanding any other provision of this Section 2.11, with respect to any amount of Net Cash Proceeds subject to any of the foregoing clauses (c)(ii) through (c)(iv) attributable to a Foreign Subsidiary, in the event that the Borrower determines in good faith in consultation with the Administrative Agent that the upstreaming of cash equal to such amount by such Foreign Subsidiary would (i) violate any local law (e.g., financial assistance, thin capitalization, corporate benefit, or the fiduciary and statutory duties of the directors of such Foreign Subsidiary) or any term of any Organizational Document applicable to such Foreign Subsidiary required by Applicable Law, or (ii) cause any material adverse tax consequence to the Credit Parties, Subsidiaries and other Regulated Entities, then such amount shall be excluded from such Net Cash Proceeds; provided, that, for one (1) year from the date on which the obligation to make the applicable prepayment arose, the Borrower and such Foreign Subsidiary shall use all commercially reasonable efforts to overcome or eliminate any such restrictions or minimize any such costs of prepayment and, if successful, shall promptly make the applicable prepayment, unless the Borrower shall have determined in good faith in consultation with the Administrative Agent that such actions would require the expenditure of a material amount of funds.

Section 2.12 Application of Prepayments. Within each Loan, prepayments will be applied, first, to Base Rate Loans, and then, to SOFR Loans in direct order of Interest Period maturities. In addition:

(a) Voluntary Prepayments. Voluntary prepayments will be applied as specified by the Borrower, provided, that, in the case of prepayments on any of the Term Loans:

(i) the prepayment will be applied ratably to the Term Loans then outstanding; and

(ii) with respect to each Term Loan then outstanding, the prepayments will be applied to remaining principal installments thereunder as directed by the Borrower (and, absent such direction, in direct order of maturity thereof).

(b) Mandatory Prepayments. Mandatory prepayments will be applied as follows:

(i) Mandatory prepayments in respect of the Revolving Commitments under Section 2.11(c)(i) above shall be applied to the respective Revolving Obligations, as appropriate, but without a permanent reduction thereof.

(ii) Mandatory prepayments in respect of Asset Sales and Involuntary Dispositions under Section 2.11(c)(ii), Debt Transactions under Section 2.11(c)(iii), and Specified Equity Contributions under Section 2.11(c)(iv) shall be applied as follows: (A) first, ratably to the Term Loans, until the same are paid in full; and (B) then, to the Revolving Obligations (without a permanent reduction thereof) as follows, (I) first, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender, (II) second, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments, and (III) third, to Cash Collateralize the Letters of Credit as of such date plus any accrued and unpaid fees thereon.

(iii) Mandatory prepayments with respect to each of the Term Loans will be applied to remaining principal installments thereunder (including the installment due on the applicable Maturity Date therefor) on a pro rata basis.

(c) Prepayments on the Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16(a)(ii) hereof).

Section 2.13 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition. The Administrative Agent shall, and the Borrower hereby authorizes the Administrative Agent to, debit a deposit account of the Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates and designated for such purpose by the Borrower or such Subsidiary in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).

(b) In the event that the Administrative Agent is unable to debit a deposit account of the Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or any other Credit Document (including because insufficient funds are available in its accounts for that purpose), payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 2:00 p.m. on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.

(c) All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e) Notwithstanding anything to the contrary in the foregoing provisions hereof, if any Conversion / Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any SOFR Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(f) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

(g) The Administrative Agent may, but shall not be obligated to, deem any payment by, or on behalf of, the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of: (i) the time such funds become available funds; and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 9.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is Paid in Full.

Section 2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans and other amounts owing them; provided, that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to:

(A) any payment made by the Borrower pursuant to, and in accordance with, the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender);

(B) any amounts applied by the Swingline Lender to outstanding Swingline Loans;

(C) any amounts applied to Letter of Credit Obligations by the Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral provided under Section 2.15 or Section 2.16; or

(D) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans, or participations in Letter of Credit Obligations, Swingline Loans or other obligations hereunder, to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

Each of the Credit Parties consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.15 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following:

(i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender); or

(ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral;

provided, that, (x) that Cash Collateral furnished by, or on behalf of, a Credit Party shall not be released during the continuance of a Default or Event of Default (and, following application as provided in this Section 2.15, may be otherwise applied in accordance with Section 9.3) but shall be released upon the cure, termination or waiver of such Default or Event of Default in accordance with the terms of this Agreement, and (y) the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released, but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.4(a)(iii).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount (other than fees which any Defaulting Lender is not entitled to receive pursuant to clause (a)(iii) below) received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.3), shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A) first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder;

(B) second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder;

(C) third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15;

(D) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(E) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to: (I) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; and (II) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15;

(F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement;

(G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and

(H) eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided, that, if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis, prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, such Defaulting Lender, until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their Revolving Commitments without giving effect to clause (a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Such Defaulting Lender shall not be entitled to receive any Commitment Fee, any fees with respect to Letters of Credit (except as provided in clause (b) below) or any other fees hereunder for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (a)(iii)(A) or (a)(iii)(B) above, the Borrower shall:

(I) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (a)(iv) below;

(II) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender; and

(III) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All, or any part, of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment), but only to the extent that: (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); and (y) such reallocation does not cause the aggregate Revolving Credit Exposure at such time to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law:

(A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure; and

(B) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to clause (a)(iv) above), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by, or on behalf of, the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans / Letters of Credit. So long as any Lender is a Defaulting Lender:

(i) the Swingline Lender shall not be required to fund Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan; and

(ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.17 Removal or Replacement of Lenders. If:

(A) any Lender requests compensation under Section 3.2;

(B) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3;

(C) any Lender gives notice of an inability to fund SOFR Loans under Section 3.1(b);

(D) any Lender is a Defaulting Lender; or

(E) any Lender (a “Non-Consenting Lender”) does not consent (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination hereunder or with respect to any Credit Document that has been approved by the Required Lenders;

then, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with, and subject to, the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights (other than its rights under Section 3.2, Section 3.3 and Section 11.2) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.5(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment is reasonably expected to result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Laws; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent, change, waiver, discharge or termination, the successor replacement Lender shall have consented to the proposed amendment, consent, change, waiver, discharge or termination.

Each Lender agrees that in the event it, or its interests in the Loans and obligations hereunder, shall become subject to the replacement and removal provisions of this Section, it will cooperate with the Borrower and the Administrative Agent to give effect to the provisions hereof, including execution and delivery of an Assignment Agreement in connection therewith, but the replacement and removal provisions of this Section shall be effective regardless of whether an Assignment Agreement shall have been given.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Article 3

YIELD PROTECTION

Section 3.1 Making or Maintaining SOFR Loans; Benchmark Replacement.

(a) Inability to Determine Rates. Notwithstanding anything to the contrary in this Agreement or any other Credit Document (provided, that, for the avoidance of doubt, any Swap Agreement shall be deemed not to be a “Credit Document” for purposes of this Section 3.1), in the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties to this Agreement), on any Interest Rate Determination Date with respect to any SOFR Loans, that reasonable and adequate means do not exist for ascertaining the interest rate applicable to such SOFR Loans on the basis provided for in the definition of “Term SOFR” (and any related defined terms used therein) in Section 1.1, then the Administrative Agent shall give notice (either by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon and whereafter, (i) no Loans may or shall be made as, or continued as or converted into, SOFR Loans until such time as the Administrative Agent shall have notified the Borrower and the Lenders in writing that the event(s) and/or circumstance(s) giving rise to such initial determination no longer exist, (ii) any Funding Notice(s) and/or any Conversion / Continuation Notice(s) given by the Borrower with respect to any Loan(s) in respect of which such determination was made shall be deemed to have been rescinded by the Borrower, and (iii) all such Loan(s) described in the foregoing clause (a)(ii) shall be automatically made or continued as, or converted into, as applicable, Base Rate Loans on the last day of the then-current Interest Period applicable thereto (without reference to clause (c) of the definition of “Base Rate” in Section 1.1), unless the Borrower shall have prepaid such Loan(s) in accordance with this Agreement; provided, that, if the event(s) and/or circumstance(s) giving rise to such initial determination shall have occurred but only with respect to certain (but not all) of the tenors of the then applicable term rate Benchmark (including, for the avoidance of doubt, the SOFR Reference Rate for any applicable tenor), then (A) the Administrative Agent may modify the definition of “Interest Period” in Section 1.1 (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such illegal or impracticable tenor, and (B) if a tenor that was removed pursuant to the foregoing clause (a)(A) is subsequently displayed on a screen or information service for a Benchmark, then the Administrative Agent may modify the definition of “Interest Period” in Section 1.1 (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(b) Illegality or Impracticability of the Benchmark. Subject to clause (g) below, in the event that, on any date, any Lender shall have determined (which determination (A) shall be final and conclusive and binding upon all parties to this Agreement, but (B) shall be made only after written notice to, and consultation with, the Borrower and the Administrative Agent) that a Benchmark Illegality / Impracticability Event has occurred with respect to such Lender, then such Lender shall be an “Affected Lender” and such Lender shall, on that date, give notice (either by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter: (i) the obligation of such Affected Lender to make Loans as, or to continue Loans as or to convert Loans to, SOFR Loans shall be suspended, until such notice shall have been withdrawn by such Affected Lender in writing to the Administrative Agent and the Borrower; (ii) to the extent that such determination by such Affected Lender relates to a SOFR Loan, or to a continuation thereof or a conversion of outstanding Loans thereto, then being requested by the Borrower pursuant to a Funding Notice or Conversion / Continuation Notice (as applicable), then the Affected Lender shall make such Loan as (or convert such Loan to, as applicable) a Base Rate Loan, determined without reference to clause (c) of the definition of “Base Rate” in Section 1.1; (iii) such Affected Lender’s obligation to maintain its outstanding SOFR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of (A) the expiration of the Interest Period then in effect with respect to such Affected Loans, or (B) when required by Applicable Law; and (iv) such Affected Loans shall automatically convert into Base Rate Loans, determined without reference to clause (c) of the definition of “Base Rate” in Section 1.1, on the date of such termination described in the foregoing clause (b)(iii). Notwithstanding anything to the contrary in the foregoing of this clause (b), to the extent that a determination by an Affected Lender as described above relates to a SOFR Loan (or a continuation thereof or a conversion of outstanding Loans thereto) then being requested by the Borrower pursuant to a Funding Notice or Conversion / Continuation Notice (as applicable), then the Borrower shall have the option, subject to the provisions of the foregoing clause (a), to rescind such Funding Notice or Conversion / Continuation Notice (as applicable) as to all Lenders by giving notice (either by telefacsimile or telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which such Affected Lender gives notice of its determination as described in the foregoing of this clause (b) (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as otherwise provided in the immediately preceding sentence, nothing in this clause (b) shall affect the obligation of any Lender, other than an Affected Lender, to make or maintain Loans as, or to continue outstanding Loans as or convert outstanding Loans into, SOFR Loans in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in the foregoing, if a Benchmark Illegality / Impracticability Event shall have occurred but only with respect to certain (but not all) of the tenors of the then applicable term rate Benchmark (including, for the avoidance of doubt, the SOFR Reference Rate for any applicable tenor), then: (I) the Administrative Agent may modify the definition of “Interest Period” in Section 1.1 (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such illegal or impracticable tenor; and (II) if a tenor that was removed pursuant to the foregoing clause (b)(I) is not, or is no longer, subject to a Benchmark Illegality / Impracticability Event, then the Administrative Agent may modify the definition of “Interest Period” in Section 1.1 (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid, or calculated to be due and payable, by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans, and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds, but excluding loss of anticipated profits) that such Lender sustains if: (i) for any reason (other than a default by such Lender), a borrowing of any SOFR Loans does not occur on a date specified therefor in a Funding Notice (or a telephonic request for borrowing), or a conversion to, or continuation of, any

SOFR Loans does not occur on a date specified therefor in a Conversion / Continuation Notice (or a telephonic request for conversion or continuation); (ii) any prepayment or other principal payment of, or any conversion of, any of its SOFR Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 2.17; or (iii) any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d) Booking of SOFR Loans. Any Lender may make, carry or transfer SOFR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Certificates for Reimbursement. A certificate of a Lender setting forth, in reasonable detail, the amount(s) necessary to compensate such Lender, as specified in the foregoing clause (c), and the circumstances giving rise thereto, shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay to the applicable Lender or the Issuing Bank, as the case may be, the amount(s) shown as due on any such certificate promptly and, in any event, within ten (10) Business Days after receipt thereof.

(f) Delay in Requests. The Borrower shall not be required to compensate a Lender pursuant to the foregoing clause (c) for any such amount(s) incurred more than six (6) calendar months prior to the date on which such Lender shall have delivered to the Borrower the certificate referenced in the foregoing clause (e).

(g) Benchmark Replacement.

(i) Generally. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error), or the Required Lenders (individually or jointly) notify the Administrative Agent (with, in the case of the Required Lenders, a copy delivered to the Borrower) that the Required Lenders (as applicable) have determined, that a Benchmark Illegality / Impracticability Event has occurred, then, on a date and time determined by the Administrative Agent (any such date, a “Benchmark Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated, the then current Benchmark shall be replaced under this Agreement and the other Credit Documents with the Benchmark Replacement.

(ii) Amendment. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, (A) if the Administrative Agent determines that any alternative Benchmark (other than the SOFR Reference Rate for any applicable tenor) set forth in the definition of “Benchmark Replacement” in Section 1.1 is available on, or prior to, the applicable Benchmark Replacement Date, or (B) a Benchmark Illegality / Impracticability Event has occurred with respect to a Benchmark Replacement (other than the SOFR Reference Rate for any applicable tenor) then in effect, then, in each case of the foregoing clauses (g)(ii)(A) and (g)(ii)(B), the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the SOFR Reference Rate (for any applicable tenor), or any then current Benchmark Replacement, in accordance with this Section 3.1 at the end of any applicable Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with another alternate benchmark rate, in any such case, giving due consideration to any evolving, or then existing, convention(s) for similar Dollar-denominated syndicated credit facilities for such alternative benchmark(s), and, in each case, including any mathematical or other adjustments to such benchmark(s) (giving due consideration to any evolving, or then existing, convention(s) for similar Dollar-denominated syndicated credit facilities for such benchmark(s)), which adjustment(s), or method(s) for calculating such adjustment(s), shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustment(s) shall constitute a Benchmark Replacement. Any such amendment shall become effective at 5:00 P.M. (New York City time) on the date that is five (5) Business Days after the date on which the Administrative Agent shall have posted a copy of such proposed amendment to all Lenders and the Borrower, without any further action(s) and/or consent(s) of any Credit Party, any other party to this Agreement or any other Credit Document and/or any other Person, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(iii) Notices. The Administrative Agent shall notify (in one (1) or more notices) the Borrower and each Lender of the implementation of any Benchmark Replacement.

(iv) Administration of Benchmark Replacement. Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided, that, to the extent that such market practice is not administratively feasible for the Administrative Agent, then such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

(v) Floor. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, if, at any time, any Benchmark Replacement, as determined in accordance with this Section 3.1 and the related definitions in Section 1.1, shall be less than the Floor, then such Benchmark Replacement shall be deemed to equal the Floor for all purposes of this Agreement and the other Credit Documents; provided, that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, at any time that the applicable interest rate for Base Rate Loans is determined without reference to clause (c) of the definition of “Base Rate” in Section 1.1 by operation of this Section 3.1, then the “Floor”, for purposes of calculating such applicable interest rate, shall be increased by one percent (1.00%) per annum.

(vi) Conforming Changes. In connection with the use, administration, adoption and/or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time in consultation with the Borrower, and, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action(s) and/or consent(s) of any Credit Party, any other party to this Agreement or any other Credit Document and/or any other Person; provided, that, with respect to any such amendment effected in reliance on this clause (g)(vi), the Administrative Agent shall post a copy of such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(vii) Standards for Decisions and Determinations. Any determination, decision, or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this clause (g), including, without limitation, any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take, or refrain from taking, any action or any selection, will be conclusive and binding absent manifest error, and may be made in its or their, as applicable, sole discretion, and, in any event, without consent from any Credit Party, any other party to this Agreement or any other Credit Document or any other Person, except, in each case, as expressly required pursuant to this clause (g).

Section 3.2 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the secured overnight financing or any other applicable interbank lending market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Lender, the Issuing Bank or the Swingline Lender (for purposes hereof, may be referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in clauses (a) or (b) above and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided, that, the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, delivers to the Borrower the certificate referenced in clause (c) above and notifies the Borrower of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3 Taxes.

(a) Issuing Bank. For purposes of this Section 3.3, the term “Lender” shall include the Issuing Bank and the term “Applicable Laws” shall include FATCA.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by, or on account of, any obligation of any Credit Party hereunder or under any other Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnification.

(i) The Credit Parties shall jointly and severally indemnify each Recipient and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for:

(A) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so);

(B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5(d) relating to the maintenance of a Participant Register; and

(C) any Excluded Taxes attributable to such Lender;

in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d)(ii).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of a return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (f)(ii)(A), (f)(ii)(B) and (f)(ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed originals of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Credit Document, duly completed and executed originals of IRS Form W–8BEN–E (or W–8BEN as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Credit Document, IRS Form W–8BEN–E (or W–8BEN as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) duly completed and executed originals of IRS Form W–8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871 or 881(c) of the Internal Revenue Code: (x) a certificate substantially in the form of Exhibit 3.3–1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of

Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”); and (y) duly completed and executed originals of IRS Form W–8BEN–E (or W–8BEN as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, duly completed and executed originals of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN–E (or W–8BEN as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3–2 or Exhibit 3.3–3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3–4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed originals of any other form prescribed by Applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that, if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification, and giving rise to such refund, had not been deducted, withheld or otherwise imposed, and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 3.4 Mitigation Obligations; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or Section 3.3, as the case may be, in the future; and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Article 4

GUARANTY

Section 4.1 The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, the Lenders, the Qualifying Swap Providers, the Qualifying Treasury Management Banks and the other holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that, if any of the Obligations are not Paid in Full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that, in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly Paid in Full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Agreements, Treasury Management Agreements or other documents relating to the Obligations:

(a) the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law; and

(b) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

Section 4.2 Obligations Unconditional. The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Swap Agreements or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Laws, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article 4 until such time as the Obligations have been Paid in Full. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Applicable Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Secured Swap Agreement between any Credit Party, any Subsidiary or any other Regulated Entity, on the one hand, and any Qualifying Swap Provider, on the other hand, or any Secured Treasury Management Agreement between any Credit Party, any Subsidiary or any other Regulated Entity, on the one hand, and any Qualifying Treasury Management Bank, on the other hand, or any other agreement or instrument referred to in the Credit Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Secured Swap Agreement between any Credit Party, any Subsidiary or any other Regulated Entity, on the one hand, and any Qualifying Swap Provider, on the other hand, or any Secured Treasury Management Agreement between any Credit Party, any Subsidiary or any other Regulated Entity, on the one hand, and any Qualifying Treasury Management Bank, on the other hand, or any other agreement or instrument referred to in the Credit Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Secured Swap Agreement between any Credit Party, any Subsidiary or any other Regulated Entity, on the one hand, and any Qualifying Swap Provider, on the other hand, or any Secured

Treasury Management Agreement between any Credit Party, any Subsidiary or any other Regulated Entity, on the one hand, and any Qualifying Treasury Management Bank, on the other hand, or any other agreement or instrument referred to in the Credit Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.3 Reinstatement. The obligations of the Guarantors under this Article 4 shall be automatically reinstated if, and to the extent that, for any reason, any payment by, or on behalf of, any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.4 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

Section 4.5 Remedies. The Guarantors agree that, to the fullest extent permitted by Applicable Law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.6 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Laws. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been Paid in Full.

Section 4.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 4.8 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under the Guaranty and the Collateral Documents in respect of Swap Obligations (provided, that, each Qualified ECP Guarantor shall only be liable under this Section 4.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article 4, voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.8 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full and the commitments relating thereto have expired or terminated, or, with respect to any Guarantor, if earlier, such Guarantor is released from its Guaranteed Obligations in accordance with Section 10.10(a). Each Qualified ECP Guarantor intends that this Section 4.8 constitute, and this Section 4.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Article 5

CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent to Initial Credit Extensions. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Executed Credit Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Credit Documents, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and duly executed by the appropriate parties thereto.

(b) Organizational Documents. Receipt by the Administrative Agent of the following:

(i) Charter Documents. Copies of articles of incorporation, certificate of organization or formation, or other like document for each of the Credit Parties certified as of a recent date by the appropriate Governmental Authority.

(ii) Organizational Documents Certificate.

(A) Copies of bylaws, operating agreement, partnership agreement or like document;

(B) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution and delivery of the Credit Documents; and

(C) incumbency certificates, for each of the Credit Parties, in each case, certified by an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent.

(iii) Good Standing Certificate. Copies of certificates of good standing, existence or the like of a recent date for each of the Credit Parties from the appropriate Governmental Authority of its jurisdiction of formation or organization.

(c) Closing Certificate. Receipt by the Administrative Agent of a certificate from an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, confirming, among other things:

(i) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and the other Credit Parties, if any, in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect, and all waiting periods with respect thereto shall have expired;

(ii) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Credit Documents and the transactions contemplated herein and therein is ongoing;

(iii) since the date of the most-recent annual audited financial statements for the Borrower, there has been no event or circumstance which could be reasonably expected to have a Material Adverse Effect;

(iv) the most-recent annual audited financial statements were prepared in accordance with GAAP or SAP (as applicable) consistently applied, except as noted therein, and fairly present, in all material respects, the financial condition and results from operations of the Credit Parties, Subsidiaries and Regulated Entities;

(v) the Borrower, individually, and the Credit Parties, Subsidiaries and other Regulated Entities, taken as a whole, are Solvent after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto;

(vi) the conditions set forth in Section 5.2(c) and Section 5.2(d) have been satisfied as of the Closing Date; and

(vii) immediately after giving effect to any Credit Extensions to occur on the Closing Date, the Consolidated Leverage Ratio, determined on a Pro Forma Basis (except measured for the most recent Trailing Period in respect of which financial statements of the Credit Parties, Subsidiaries and other Regulated Entities approved by the Administrative Agent are available), is not greater than 1.75 to 1.0.

(d) Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of counsel for each of the Credit Parties, including, among other things, opinions regarding the due authorization, execution and delivery of the Credit Documents and the enforceability thereof.

(e) Personal Property Collateral. Receipt by the Collateral Agent of the following:

(i) UCC Financing Statements. Such UCC financing statements necessary or appropriate to perfect the security interests in the personal property collateral, as determined by the Collateral Agent.

(ii) Intellectual Property Filings. Such patent, trademark and copyright notices, filings and recordations necessary or appropriate to perfect the security interests in intellectual property and intellectual property rights, as determined by the Collateral Agent.

(iii) Pledged Equity Interests. Original certificates evidencing any certificated Equity Interests pledged as collateral, together with undated stock transfer powers executed in blank.

(iv) Evidence of Insurance. Certificates of insurance for casualty, liability and any other insurance required by the Credit Documents, identifying the Collateral Agent as lender’s loss payee with respect to the casualty insurance and additional insured with respect to the liability insurance, as appropriate.

(f) Financial Statements. Receipt and satisfactory review by the Administrative Agent of copies of:

(i) the internally-prepared quarterly unaudited consolidated and consolidating financial statements of the Credit Parties, Subsidiaries and other Regulated Entities for (A) the Fiscal Quarter ending June 30, 2024, and (B) to the extent available prior to the Closing Date, the Fiscal Quarter ending September 30, 2024;

(ii) the audited consolidated and unaudited consolidating financial statements for the Credit Parties, Subsidiaries and other Regulated Entities for the Fiscal Year ending December 31, 2023 (the “Annual Financial Statements”); and

(iii) such other financial information in respect of the financial condition, results of operations and cash flows of the Credit Parties, Subsidiaries and other Regulated Entities as the Administrative Agent shall have reasonably requested prior to the Closing Date.

(g) Funding Notice; Funds Disbursement Instructions. The Administrative Agent shall have received:

(i) a duly executed Funding Notice with respect to the Credit Extension to occur on the Closing Date; and

(ii) duly executed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date.

(h) Florida Taxes. The Administrative Agent shall have received either: (i) execution and delivery affidavits evidencing execution and delivery of this Agreement and the Notes outside of the State of Florida; or (ii) evidence that all applicable Florida stamp tax fees have been paid or will be paid contemporaneously with closing of the transactions contemplated hereby.

(i) Refinancing of Existing Indebtedness. Receipt by the Administrative Agent of evidence of the payment in full of existing Indebtedness (other than Indebtedness permitted to remain outstanding after the Closing Date pursuant to Section 8.1), and any releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of such Indebtedness and release or termination of liens related thereto.

(j) Fees and Expenses. The Administrative Agent shall have confirmation that all reasonable out-of-pocket fees and expenses (and all filing and recording fees and taxes) required to be paid on or before the Closing Date have been paid, including the reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent.

(k) Patriot Act; Anti-Money Laundering Laws. The provision by the Credit Parties of all documentation and other information that the Administrative Agent or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, including, without limitation, certification regarding beneficial ownership of legal entity customers (each, a “Beneficial Ownership Certification”).

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

The funding of the initial Loans hereunder on the Closing Date shall evidence the satisfaction of the foregoing conditions.

Section 5.2 Conditions to Each Credit Extension. The obligation of each Lender to fund its respective Commitment Percentage of any Credit Extension on any Credit Date, including, without limitation, the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 11.4, of the following conditions precedent:

(a) the Administrative Agent shall have received a fully executed and delivered Funding Notice, together with the documentation and certifications required therein with respect to each Credit Extension;

(b) immediately after making the Credit Extension requested on such Credit Date:

(i) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment Amount; and

(ii) the aggregate outstanding principal balance of any Class of Term Loans shall not exceed the aggregate amount of the Commitments of the Lenders of such Class that were in effect on the date(s) that such Commitments were established (as such Commitments were subsequently reduced pursuant to Section 2.11(b), as applicable);

(c) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except to the extent that any such representations and warranties are qualified by a Material Adverse Effect or other materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of that Credit Date, to the same extent as though made on and as of that date, except, to the extent such representations and warranties specifically relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects (except to the extent that any such representations and warranties are qualified by a Material Adverse Effect or other materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of such earlier date;

(d) as of such Credit Date, no event shall have occurred and be continuing, or would result from the consummation of the applicable Credit Extension, that would constitute an Event of Default or a Default; and

(e) solely in the case of a Credit Extension consisting of an advance under the Delayed Draw Term Loan, receipt by the Administrative Agent of a certificate, duly executed by an Authorized Officer of the Borrower, certifying, on behalf of the Borrower and each of the other Credit Parties, that:

(i) both immediately before and immediately after giving effect to such Credit Extension, the Credit Parties shall be in compliance, on a Pro Forma Basis, with each of the Financial Covenants; and

(ii) immediately after giving effect to such Credit Extension, the Consolidated Leverage Ratio, determined on a Pro Forma Basis, shall be less than 1.75 to 1.0;

in each case of the foregoing clauses (e)(i) and (e)(ii), as supported by reasonably detailed calculations attached to such certificate.

Article 6

REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, the Borrower and each other Credit Party represents and warrants to the Administrative Agent and each Lender as follows:

Section 6.1 Organization; Requisite Power and Authority; Qualification. Each Credit Party, each Subsidiary and each other Regulated Entity:

(a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (as the case may be) as identified in Schedule 6.1;

(b) has all requisite power and authority to own and operate its respective Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby; and

(c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 6.2 Equity Interests, Ownership and Control. Schedule 6.2 correctly sets forth the ownership interest(s) or attorney-in-fact relationship(s), as applicable, of each Credit Party in or with (as applicable) each other Credit Party, Subsidiary and other Regulated Entity, together with the ownership interest(s) of each direct holder of outstanding Equity Interests in the Borrower, in each case of the foregoing, as of the Closing Date. The Equity Interests in each Credit Party, each Subsidiary and each other Regulated Entity have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 6.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment, buy-sell, voting trust or other shareholder agreement or other agreement to which any Subsidiary is a party requiring, and there is no membership interest or other Equity Interests of any Subsidiary outstanding that, upon conversion or exchange, would require, the issuance by any Subsidiary of any additional membership interests or other Equity Interests of any Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Subsidiary.

Section 6.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party, each Subsidiary and each other Regulated Entity that is a party thereto.

Section 6.4 No Conflict. The execution, delivery and performance by Credit Parties, the Subsidiaries and the other Regulated Entities of the Credit Documents to which they are parties, and the consummation of the transactions contemplated by the Credit Documents, do not and will not:

(a) violate, in any material respect, any provision of any Applicable Laws relating to any Credit Party, any Subsidiary or any other Regulated Entity, any of the Organizational Documents of any such Person, or any order, judgment or decree of any court or other agency of government binding on any such Person;

(b) except as could not reasonably be expected to have a Material Adverse Effect, conflict with, result in a breach of or constitute (with due notice or lapse of time or both), a default under any other Contractual Obligations of any Credit Party, any Subsidiary or any other Regulated Entity;

(c) result in, or require the creation or imposition of, any Lien upon any of the Property of any Credit Party, any Subsidiary or any other Regulated Entity (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, for the benefit of the holders of the Obligations), whether now owned or hereafter acquired; or

(d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Credit Party, any Subsidiary or any other Regulated Entity.

Section 6.5 Governmental Consents. The execution, delivery and performance by the Credit Parties, the Subsidiaries and the other Regulated Entities of the Credit Documents to which they are a party, and the consummation of the transactions contemplated by the Credit Documents, do not and will not require, as a condition to the effectiveness thereof, any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, (a) as of the Closing Date, with respect to each Credit Document executed on the Closing Date, and (b) as of such later date of execution, with respect to each Credit Document executed after the Closing Date, and other filings, recordings or consents which have been obtained or made, as applicable.

Section 6.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party, each Subsidiary and each other Regulated Entity that is a party thereto, and is the legally valid and binding obligation of each such Person, enforceable against each such Person in accordance with its respective terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.

Section 6.7 Financial Statements.

(a) The audited consolidated balance sheet, and related consolidated statements of income or operations and cash flows, of the Credit Parties and Subsidiaries (including Regulated Subsidiaries), and (to the extent required to be delivered in accordance with such Section) the unaudited combined balance sheet, and related combined statements of income or operations and cash flows, of the applicable Qualifying Reciprocal Entities, in each case of the foregoing, for the most recent Fiscal Year ended with respect to which the Borrower has delivered financial statements in accordance with Section 7.1(b), and the summaries/schedules prepared by management of the Borrower related thereto, including the notes thereto:

(i) were prepared in accordance with GAAP or SAP (as applicable) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(ii) fairly present, in all material respects, the financial condition of the Credit Parties and Subsidiaries (including Regulated Subsidiaries) on a consolidated basis or of the applicable Qualifying Reciprocal Entities on a combined basis (as the case may be) as of the date thereof and their respective results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and

(iii) show all material indebtedness and other liabilities, direct or contingent, of the Credit Parties and Subsidiaries (including Regulated Subsidiaries) or of the applicable Qualifying Reciprocal Entities (as the case may be) as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet, and related consolidated statements of income or operations and cash flows, of the Credit Parties and Subsidiaries (including Regulated Subsidiaries), and (to the extent required to be delivered in accordance with such Section) the unaudited combined balance sheet, and related combined statements of income or operations and cash flows, of the applicable Qualifying Reciprocal Entities, in each case of the foregoing, for the most recent Fiscal Quarter ended with respect to which the Borrower has delivered financial statements in accordance with Section 7.1(a), and the summaries/schedules prepared by management of the Borrower related thereto:

(i) were prepared in accordance with GAAP or SAP (as applicable) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(ii) fairly present, in all material respects, the financial condition of the Credit Parties and Subsidiaries (including Regulated Subsidiaries) on a consolidated basis or of the applicable Qualifying Reciprocal Entities on a combined basis (as the case may be) as of the date thereof and their respective results of operations and cash flows for the period covered thereby, subject, in the case of each of the foregoing clauses (b)(i) and (b)(ii), to the absence of footnotes and to normal year-end audit adjustments; and

(iii) show all material indebtedness and other liabilities, direct or contingent, of the Credit Parties and Subsidiaries (including Regulated Subsidiaries) or of the applicable Qualifying Reciprocal Entities (as the case may be) as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) The forecasted consolidated balance sheet, and related forecasted consolidated statements of income or operations and cash flows, of the Credit Parties and Subsidiaries (including Regulated Subsidiaries), and (to the extent required to be delivered in accordance with such Section) the forecasted combined balance sheet, and related forecasted combined statements of income or operations and cash flows, of the applicable Qualifying Reciprocal Entities, in each case of the foregoing, most recently delivered by the Borrower in accordance with Section 7.1(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasted financial statements, and represented, at the time of delivery, the Borrower’s good faith estimate of the future financial condition and performance of the Credit Parties and Subsidiaries (including Regulated Subsidiaries) or of the applicable Qualifying Reciprocal Entities (as the case may be) based upon assumptions believed by the Borrower to be reasonable at the time.

Section 6.8 No Material Adverse Effect; No Default or Event of Default.

(a) No Material Adverse Effect. Since December 31, 2023, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(b) No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

Section 6.9 Tax Matters. Each Credit Party, each Subsidiary, and each other Regulated Entity has (a) filed all federal and state tax returns required to be filed, and has paid all federal and state taxes levied or imposed upon them or their respective Property, income, businesses and franchises that are due and payable, and (b) filed all other material tax returns and reports required to be filed, and have paid all other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their respective Property, income, businesses and franchises otherwise due and payable, except: (i) those being actively contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP; or (ii) solely with respect to the foregoing clause (b), to the extent that the failure to do so could not reasonably be expected to result, in the aggregate when taken together, in a Material Adverse Effect.

Section 6.10 Properties.

(a) Title. Each Credit Party, each Subsidiary and each other Regulated Entity has:

(i) good, sufficient and legal title to (in the case of fee-owned Real Estate Assets),

(ii) valid leasehold interests in (in the case of leasehold interests in real or personal Property), and

(iii) good title to (in the case of all other personal Property),

all of their respective Properties reflected in their financial statements and other information referred to in Section 6.7 and in the most recent financial statements delivered pursuant to Section 7.1, in each case, except for assets disposed of since the date of such financial statements as permitted under Section 8.10. All such Properties are free and clear of Liens other than Permitted Liens.

(b) Real Estate. As of the Closing Date, Schedule 6.10(b) contains a true, accurate and complete list of all Real Estate Assets of the Credit Parties.

(c) Intellectual Property. Each Credit Party, each Subsidiary and each other Regulated Entity owns, or is validly licensed to use, all Intellectual Property that is necessary for the present conduct of its business, free and clear of Liens (other than Permitted Liens), without conflict with the rights of any other Person, unless the failure to own or benefit from such valid license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of any Authorized Officer of any Credit Party, no Credit Party, Subsidiary or other Regulated Entity is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any other Person unless such infringement, misappropriation, dilution or violation could not, individually or in the aggregate when taken together, reasonably be expected to have a Material Adverse Effect.

Section 6.11 Environmental Matters.

(a) No Credit Party, nor any of its Subsidiaries, any other Regulated Entity nor any of their respective current Facilities (solely during, and with respect to, such Person’s ownership thereof) or operations, and to their knowledge, no former Facilities (solely during, and with respect to, any Credit Party’s, its Subsidiary’s or any other Regulated Entity’s ownership thereof), are subject to any outstanding order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(b) no Credit Party, nor any of its Subsidiaries nor any other Regulated Entity, has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(c) there are and, to the knowledge of any Authorized Officer of any Credit Party, have been, no Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against any Credit Party, any Subsidiary or any other Regulated Entity that, individually or in the aggregate when taken together, could reasonably be expected to have a Material Adverse Effect; and

(d) no Credit Party, Subsidiary or other Regulated Entity has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility (solely during, and with respect to, such Credit Party’s, Subsidiary’s or other Regulated Entity’s ownership thereof), and no Credit Party’s, Subsidiary’s or other Regulated Entity’s respective operations involve the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260–270 or any equivalent state rule defining hazardous waste, except in compliance with all applicable Environmental Laws.

(e) Compliance with all current requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate when taken together, a Material Adverse Effect.

Section 6.12 No Defaults. No Credit Party, Subsidiary or other Regulated Entity is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, except, in each case, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 6.13 No Litigation or other Adverse Proceedings. There are no Adverse Proceedings that: (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Credit Party, Subsidiary or other Regulated Entity is subject to, or is in default with respect to, any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority that, individually or in the aggregate when taken together, could reasonably be expected to have a Material Adverse Effect.

Section 6.14 Information Regarding Credit Parties, Subsidiaries and Other Regulated Entities. Set forth on Schedule 6.14 is the jurisdiction of incorporation or formation (as the case may be), the exact legal name (and for the prior five (5) years or since the date of its incorporation or formation (as the case may be) has been) and the true and correct U.S. taxpayer identification number (or foreign equivalent, if any) of each Credit Party, each Subsidiary and each other Regulated Entity as of the Closing Date, together with an indication of whether such Person is a Credit Party, a Qualifying Reciprocal Entity, a Regulated Subsidiary, or a Subsidiary (other than a Regulated Subsidiary or a Credit Party).

Section 6.15 Governmental Regulation.

(a) No Credit Party, Subsidiary or other Regulated Entity is subject to regulation under the Investment Company Act of 1940. No Credit Party, Subsidiary or other Regulated Entity is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(b)

(i) No Credit Party, Subsidiary or other Regulated Entity is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.

(ii) To the knowledge of any Authorized Officer of any Credit Party, no Credit Party, Subsidiary or other Regulated Entity is in violation of: (A) the Trading with the Enemy Act, as amended; (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto; or (C) the Patriot Act.

(iii) No Credit Party, Subsidiary or other Regulated Entity: (A) is a blocked person described in Section 1 of the Anti-Terrorism Order; or (B) to the knowledge of any Authorized Officer of any Credit Party, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c) Each Credit Party, each Subsidiary and each other Regulated Entity, and each of their respective directors and officers and, to the knowledge of any Authorized Officer of any Credit Party, each of their respective employees and agents, are in compliance with applicable Sanctions and are not engaged in any activity that would reasonably be expected to result in any Credit Party, any Subsidiary or any other Regulated Entity being designated as a Sanctioned Person. No Credit Party, Subsidiary or other Regulated Entity nor, to the knowledge of any Authorized Officer of any Credit Party, any of their respective Affiliates are in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(d)

(i) No Credit Party, Subsidiary or other Regulated Entity, nor, to the knowledge of any Authorized Officer of any Credit Party, any of their respective directors, officers, employees or Affiliates: (A) is a Sanctioned Person; (B) has any of its Property located in a Sanctioned Country (unless approved by the Lenders); or (C) derives any of its operating income from investments in, or transactions with Sanctioned Persons (unless approved by the Lenders).

(ii) The proceeds of any Credit Extension or other transaction contemplated by this Agreement or any other Credit Document have not been used: (A) in violation of any Sanctions; (B) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country; or (C) in any other manner that would result in a violation of Sanctions by any Person (including the Administrative Agent, the Collateral Agent, the Lenders or any other Person participating in the Credit Extensions, whether as an underwriter, advisor, investor or otherwise).

(e) Each Credit Party, each Subsidiary and each other Regulated Entity, and, to the knowledge of any Authorized Officer of any Credit Party, each of their respective directors, officers, employees and Affiliates, is in material compliance with Anti-Corruption Laws. No Credit Party, Subsidiary or other Regulated Entity has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value: (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office; (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office; and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any such member or to any other Person, in violation of any Anti-Corruption Law. No part of the proceeds of any Credit Extension or other transaction contemplated by this Agreement or any other Credit Document will violate Anti-Corruption Laws.

(f) To the extent applicable, each Credit Party, each Subsidiary and each other Regulated Entity is in compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (as amended from time to time, the “Patriot Act”).

(g) No Credit Party, Subsidiary or other Regulated Entity is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to any Credit Party will be used:

(i) to purchase or carry any such Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X of the Federal Reserve Board, as in effect from time to time; or

(ii) to finance or refinance any: (A) commercial paper issued by any Credit Party, Subsidiary or other Regulated Entity; or (B) any other Indebtedness, except for Indebtedness that a Credit Party incurred for general corporate or working capital purposes.

(h) No Credit Party, Subsidiary or other Regulated Entity is an Affected Financial Institution.

Section 6.16 Employee Matters. No Credit Party, Subsidiary or other Regulated Entity is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is:

(i) no unfair labor practice complaint pending against any Credit Party, any Subsidiary or any other Regulated Entity, or to the knowledge of any Authorized Officer of any Credit Party, threatened in writing against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party, any Subsidiary or any other Regulated Entity or, to the knowledge of any Authorized Officer of any Credit Party, threatened in writing against any of them,

(ii) no strike or work stoppage in existence or, to the knowledge of any Authorized Officer of any Credit Party, threatened in writing that involves any Credit Party, any Subsidiary or any other Regulated Entity, and

(iii) to the knowledge of any Authorized Officer of any Credit Party, no union representation question existing with respect to the employees of any Credit Party, any Subsidiary or any other Regulated Entity and, to the knowledge of any Authorized Officer of any Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a) through (c) above, either individually or in the aggregate when taken together) such as could not reasonably be expected to have a Material Adverse Effect.

Section 6.17 Pension Plans.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Credit Party, each Subsidiary and each other Regulated Entity is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to its Pension Plan, and have performed all their obligations under each Pension Plan in all material respects.

(b) Each Pension Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service indicating that such Pension Plan is so qualified and, to the knowledge of any Authorized Officer of any Credit Party, nothing has occurred subsequent to the issuance of such determination letter that would cause such Pension Plan to lose its qualified status, except where such event could not reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Pension Plan (other than for routine claims and required funding obligations in the ordinary course) or any trust established under Title IV of ERISA has been incurred by any Credit Party, any Subsidiary, any other Regulated Entity, or any of the ERISA Affiliates of any of the foregoing.

(d) Except as would not reasonably be expected to result in liability to the Credit Parties, Subsidiaries and other Regulated Entities in excess of the Threshold Amount, no ERISA Event has occurred.

(e) Except to the extent required under Section 4980B of the Internal Revenue Code and Section 601 et seq. of ERISA or similar state laws, and except as could not reasonably be expected to have a Material Adverse Effect, no Pension Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party, any Subsidiary or any other Regulated Entity.

(f) As of the Closing Date, no Credit Party, or any Subsidiary or any other Regulated Entity, is a Benefit Plan.

Section 6.18 Solvency. The Borrower individually is, and the Credit Parties, Subsidiaries and other Regulated Entities taken as a whole are, and, upon the incurrence of any Credit Extension on any date on which this representation and warranty is made (including, without limitation, the Closing Date), each will be, Solvent.

Section 6.19 Compliance with Laws. Each Credit Party, each Subsidiary and each other Regulated Entity is in compliance with: (a) the Patriot Act and OFAC rules and regulations, as provided in Section 6.15; and (b) except such non-compliance with such other Applicable Laws that, individually or in the aggregate when taken together, could not reasonably be expected to result in a Material Adverse Effect, all other Applicable Laws. Each Credit Party, each Subsidiary and each other Regulated Entity possesses all certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them and the failure of which to have could reasonably be expected to have a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit the failure of which to have or retain could reasonably be expected to have a Material Adverse Effect.

Section 6.20 Disclosure.

(a) No representation or warranty of any Credit Party or any Subsidiary contained in any Credit Document to which it is a party, or in any other documents, certificates or written statements furnished to the Lenders by, or on behalf of, any Credit Party or any Subsidiary for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information contained in such materials), contains any untrue statement of a material fact or omits to state a material fact (known to any Authorized Officer of a Credit Party or Subsidiary, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in any material manner in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material. There are no facts known to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders.

(b) As of the Closing Date or as of such later date on which any Beneficial Ownership Certification was delivered to the Administrative Agent or a Lender, the information included in each Beneficial Ownership Certification is true and correct in all respects.

Section 6.21 Insurance. The properties of the Credit Parties and Subsidiaries are insured with financially sound and licensed insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or Subsidiary operates. The insurance coverage of the Credit Parties and Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.21.

Section 6.22 Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law), and the Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the obligors thereunder in such Collateral, in each case prior and superior in right to any other Lien (other than Permitted Liens):

(a) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto;

(b) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8–106 of the UCC, or any successor provision; and

(c) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor (to the extent such security interest can be perfected by filing under the UCC).

Section 6.23 Mortgages. Each of the Mortgages is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Real Estate Assets identified therein in conformity with Applicable Laws, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law), and, when the Mortgages and UCC financing statements in appropriate form are duly recorded at the locations identified in the Mortgages, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a legal, valid and enforceable Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Real Estate Assets, in each case prior and superior in right to any other Lien (other than Permitted Liens).

Section 6.24 No Casualty. Neither the businesses nor the Properties of any Credit Party, any Subsidiary, or any other Regulated Entity are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate when taken together, could reasonably be expected to have a Material Adverse Effect.

Article 7

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until the Obligations shall have been Paid in Full, such Credit Party shall perform, and shall cause each of its Subsidiaries (including any Regulated Subsidiaries) and each Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to perform, all of the covenants set forth in this Article 7.

Section 7.1 Financial Statements and Other Reports. The Borrower will deliver, or will cause to be delivered, to the Administrative Agent:

(a) Quarterly Financial Statements. By no later than the date that is forty-five (45) consecutive calendar days after the end of each Fiscal Quarter (including, for purposes of clarity, the last Fiscal Quarter of each Fiscal Year), (i) the unaudited consolidated and consolidating balance sheet of the Credit Parties and Subsidiaries (including Regulated Subsidiaries) as of the end of such Fiscal Quarter together with the related consolidated and consolidating statements of income or operations and cash flows of the Credit Parties and Subsidiaries (including Regulated Subsidiaries) for such Fiscal Quarter, and for the period from the beginning of the then current Fiscal Year through the end of such Fiscal Quarter, and (ii) solely to the extent that the financial results and operations of any Qualifying Reciprocal Entities are not included or otherwise accounted for on a non-controlling interest basis in any such consolidated and/or consolidating financial statements, the unaudited combined and combining balance sheet of such Qualifying Reciprocal Entities as of the end of such Fiscal Quarter together with the related combined and combining statements of income or operations and cash flows of such Qualifying Reciprocal Entities for such Fiscal Quarter, and for the period from the beginning of the then current Fiscal Year through the end of such Fiscal Quarter, in each case of the foregoing clauses (a)(i) and (a)(ii), setting forth, in each case in comparative form, the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and consistent, in all material respects, with the manner of presentation as of the Closing Date, together with a Financial Officer Certification with respect thereto;

(b) Annual Financial Statements. By no later than the date that is one hundred twenty (120) consecutive calendar days after the end of each Fiscal Year:

(i) (A) the audited consolidated and consolidating balance sheet of the Credit Parties and Subsidiaries (including Regulated Subsidiaries) as of the end of such Fiscal Year together with the related audited consolidated and consolidating statements of income or operations and cash flows of the Credit Parties and Subsidiaries (including Regulated Subsidiaries) for such Fiscal Year, and (B) solely to the extent that the financial results and operations of any Qualifying Reciprocal Entities are not included or otherwise accounted for on a non-controlling interest basis in any such consolidated and/or consolidating financial statements, the unaudited combined and combining balance sheet of such Qualifying Reciprocal Entities as of the end of such Fiscal Year together with the related unaudited combined and combining statements of income or operations and cash flows of such Qualifying Reciprocal Entities for such Fiscal Year, in each case of the foregoing clauses (b)(i)(A) and (b)(i)(B), setting forth, in each case in comparative form, the corresponding figures for the previous Fiscal Year, all in reasonable detail and consistent, in all material respects, with the manner of presentation as of the Closing Date, together with a Financial Officer Certification with respect thereto; and

(ii) with respect to such audited consolidated financial statements of the Credit Parties and Subsidiaries (including Regulated Subsidiaries), a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants selected by the Borrower and reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the other “Big Four” accounting firms, Grant Thornton, Alvarez & Marsal, RSM US LLP and BDO USA LLP are each acceptable to the Administrative Agent), which report shall be unqualified as to going concern and scope of audit (except to the extent any qualification results solely from a current maturity of any Indebtedness under this Agreement) and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Credit Parties and Subsidiaries (including Regulated Subsidiaries) as of the dates indicated, and the results of their operations and cash flows for the periods indicated, all in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements), and further, that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP;

(c) Compliance Certificate; Summaries / Schedules. Together with each delivery of the financial statements pursuant to clauses (a) or (b) above:

(i) a duly completed Compliance Certificate; and

(ii) summaries/schedules prepared by management of the Borrower, accompanied by a Financial Officer Certification with respect thereto, setting forth:

(A) consolidating and (if applicable) combining detail in respect of such financial statements in form and scope acceptable to the Administrative Agent;

(B) principal and interest payments made by the Credit Parties and Subsidiaries (other than any Regulated Entities) with respect to intercompany Indebtedness owing by any Credit Party or Subsidiary (other than any Regulated Entity) to any Regulated Entity; and

(C) intercompany Indebtedness owing by any Credit Party or Subsidiary (other than any Regulated Entity) to any Regulated Entity that is eliminated upon consolidation in accordance with GAAP;

(d) Annual Budget. Within sixty (60) consecutive calendar days following the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of (i) the consolidated and consolidating balance sheet of the Credit Parties and Subsidiaries (including Regulated Subsidiaries) together with the related consolidated and consolidating statements of income or operations and cash flows of the Credit Parties and Subsidiaries (including Regulated Subsidiaries), and (ii) solely to the extent that the forecasted financial results and operations of any Qualifying Reciprocal Entities are not included or otherwise accounted for on a non-controlling interest basis in any such forecasted consolidated and/or consolidating financial statements, the combined and combining balance sheet of such Qualifying Reciprocal Entities together with the related combined and combining statements of income or operations and cash flows for such Qualifying Reciprocal Entities, in each case of the foregoing clauses (d)(i) and (d)(ii), prepared on a quarterly basis for the immediately following Fiscal Year (including, for purposes of clarity, any such Fiscal Year during which any of the Revolving Commitment Termination Date, the DDTL Commitment Termination Date or any applicable Maturity Date occurs);

(e) Statutory Accounting Principles Statement. Within forty-five (45) consecutive calendar days following the end of each of the first (1st) three (3) Fiscal Quarters of each Fiscal Year, and within ninety (90) consecutive calendar days following the end of each Fiscal Year, SAP statements for each Regulated Entity;

(f) Information Regarding Credit Parties. Each Credit Party will furnish to the Collateral Agent prior written notice of any change in such Credit Party’s: (i) legal name; (ii) corporate structure; (iii) Federal Taxpayer Identification Number; or (iv) jurisdiction of incorporation, formation or organization, as applicable;

(g) Securities and Exchange Commission Filings. Promptly after the same are filed, copies of all annual, regular, periodic and special reports and registration statements that the Borrower may file, or be required to file, with the SEC under Section 13 or 15(d) of the Exchange Act, provided, that, any documents required to be delivered pursuant to this clause (g) shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website, or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak or other relevant website, if any to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything to the contrary, as to any information contained in materials furnished pursuant to this clause (g), the Borrower shall not be separately required to furnish such information under clauses (a) or (b) above, or pursuant to any other requirement of this Agreement or any other Credit Document;

(h) Notice of Default and Material Adverse Effect. Promptly (and, in any event, within two (2) Business Days) upon any Authorized Officer of any Credit Party obtaining knowledge:

(i) of any condition or event that constitutes a Default or an Event of Default, or that notice has been given to any Credit Party, any Subsidiary, or any other Regulated Entity with respect thereto;

(ii) that any Person has given any notice to any Credit Party, any Subsidiary or any other Regulated Entity, or taken any other action with respect to any event or condition set forth in Section 9.1(b);

(iii) of the occurrence of any Material Adverse Effect;

(iv) of the institution, or any Credit Party’s, any Subsidiary’s or any other Regulated Entity’s receipt of any threat in writing of the institution, of any action, suit, investigation or proceeding against or affecting any Credit Party, any Subsidiary or any other Regulated Entity, including any such investigation or proceeding by any Insurance Regulatory Authority or other Governmental Authority (other than routine periodic inquiries, investigations or reviews), that could reasonably be expected, individually or in the aggregate when taken together, to have a Material Adverse Effect; or

(v) of the receipt by any Credit Party, any Subsidiary, or any other Regulated Entity from any Insurance Regulatory Authority or other Governmental Authority of any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, imposition of any restraining order, escrow or impoundment of funds in connection with, or the taking of any other materially adverse action in respect of, any license, permit, accreditation or authorization of any Credit Party, any Subsidiary or any other Regulated Entity, where such action could reasonably be expected to have a Materially Adverse Effect;

deliver to the Administrative Agent a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition or change, and what action the Credit Parties, Subsidiaries and other Regulated Entities have taken, are and/or and propose to take with respect thereto;

(i) ERISA.

(i) Promptly upon becoming aware of the occurrence of, or forthcoming occurrence of, any ERISA Event, a written notice specifying the nature thereof, what action(s) any Credit Party, any Subsidiary, any other Regulated Entity, or any of the respective ERISA Affiliates of any of the foregoing, has taken, is taking and/or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and

(ii)

(A) promptly upon reasonable request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party, any Subsidiary or any other Regulated Entity, or any of the respective ERISA Affiliates of any of the foregoing, with respect to each Pension Plan; and

(B) promptly after their receipt, copies of all notices received by any Credit Party, any Subsidiary or any other Regulated Entity, or any of the respective ERISA Affiliates of any of the foregoing, from a Multiemployer Plan sponsor concerning an ERISA Event;

(j) Securities and Exchange Commission Investigations. Promptly and, in any event, within five (5) Business Days after receipt thereof by any Credit Party, any Subsidiary or any other Regulated Entity thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party, any Subsidiary or any other Regulated Entity;

(k) Asset Sales, Involuntary Dispositions and Debt Transactions. Concurrently with delivery of each Compliance Certificate, notice of:

(i) the occurrence and amount of Net Cash Proceeds of any Asset Sale or Involuntary Disposition (in each case, regardless of whether the Net Cash Proceeds therefrom fall below the threshold amounts set forth in Section 2.11(c)(ii) and/or have already been, or are anticipated to be, re-invested pursuant to the reinvestment provisions thereof) in excess of the product of (A) fifty percent (50.0%), multiplied by (B) the Threshold Amount; and

(ii) the occurrence of any Debt Transactions and the amount of Net Cash Proceeds therefrom;

(l) Changes in Accounting or Financial Reporting Practices. Promptly and, in any event, within ten (10) Business Days after implementation thereof, notice of any material change in accounting policies or financial reporting practices of any Credit Party, any Subsidiary or any other Regulated Entity;

(m) Insurance Filings. Within fifteen (15) Business Days after the required filing date, copies of any annual statement or quarterly statement required to be filed with any Insurance Regulatory Authority by any Credit Party, any Subsidiary or any other Regulated Entity, in each case, in the form filed with such Insurance Regulatory Authority in conformity with the requirements thereof; and

(n) Other Information.

(i) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements (other than minutes of the board of directors or managers (or equivalent governing body) thereof) sent or made available generally by the Borrower to its respective security holders acting in such capacity, or by any Subsidiary or any other Regulated Entity to its respective security holders, if any, other than the Borrower, another Credit Party, another Subsidiary or another Regulated Entity;

(ii) such other information and data with respect to the Credit Parties, Subsidiaries and other Regulated Entities as from time to time may be reasonably requested by the Administrative Agent (or by any Lender through the Administrative Agent); and

(iii) prompt written notice of any change to the information set forth in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners set forth therein.

Each notice pursuant to clauses (i) and (j) above shall be accompanied by a statement of an Authorized Officer of the Borrower: (x) setting forth details of the occurrence referred to therein; and (y) stating what action(s) the Credit Parties, Subsidiaries and other Regulated Entities have taken and/or propose to take with respect thereto. Each notice pursuant to clause (h) above shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.

Section 7.2 Existence. Each Credit Party will, and will cause each of its Subsidiaries (including any Regulated Subsidiaries) and each Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, at all times preserve and keep in full force and effect (a) its existence, and (b) except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, all rights and franchises, licenses and permits material to its business, except to the extent permitted by Section 8.10 or not constituting an Asset Sale hereunder.

Section 7.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries (including any Regulated Subsidiaries) and each Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, pay (a) all federal, state and other material taxes imposed upon it or any of its respective Properties or in respect of any of its income, businesses or franchises, before any penalty or fine accrues thereon, and (b) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its Properties, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that, no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, (ii) in the case of a tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. No Credit Party will, nor will it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, file, or consent to the filing of, any consolidated or combined income tax return with any Person other than the Credit Parties, Subsidiaries and other Regulated Entities.

Section 7.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries (including any Regulated Subsidiaries) and each Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, maintain, or cause to be maintained, in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the businesses of the Credit Parties, Subsidiaries and other Regulated Entities, and from time to time will make, or cause to be made, all appropriate repairs, renewals and replacements thereof, except where failure to do so would not materially adversely affect the operations of the businesses of the Credit Parties, Subsidiaries and other Regulated Entities, taken as a whole.

Section 7.5 Insurance. The Credit Parties will maintain, or cause to be maintained, with financially sound and licensed insurers, property insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the Properties and businesses of the Credit Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Credit Party will maintain, or cause to be maintained: (a) flood insurance with respect to each Flood Hazard Property, if any, that is located in a community that participates in the National Flood Insurance Program, in each case, in compliance with any applicable regulations of the Federal Reserve Board; and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall: (i) name the Collateral Agent, on behalf of the holders of the Obligations, as an additional insured thereunder as its interests may appear; and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the holders of the Obligations, as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice (or such shorter prior written notice as may be agreed by the Collateral Agent in its reasonable discretion) to the Collateral Agent of any modification or cancellation of such policy.

Section 7.6 Inspections. Each Credit Party will, and will cause each of its Subsidiaries (including any Regulated Subsidiaries) and each Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, permit representatives and independent contractors of the Administrative Agent (which may include representatives of Lenders) to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that, (i) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice, and (ii) unless an Event of Default has occurred and is continuing, the Borrower shall not be responsible for the expense of any such inspections other than one (1) inspection per Fiscal Year by the Administrative Agent. Notwithstanding anything to the contrary in this Section 7.6, neither any Credit Party nor any Subsidiary (including any Regulated Subsidiary) or any other Regulated Entity will be required to disclose, or to permit the inspection or discussion of, any document, information or other matter (x) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives) is prohibited by Applicable Law, fiduciary duty or any binding agreement, or (y) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 7.7 Lenders Meetings. The Borrower will, upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other physical location, or in lieu thereof being held “virtually” by telephone or video conference, in each case, as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

Section 7.8 Compliance with Laws and Material Contracts. Each Credit Party will comply, and shall cause each of its Subsidiaries (including any Regulated Subsidiaries) and all other Persons (including any other Regulated Entities), if any, on or occupying any Facilities to comply, with (a) the Patriot Act and OFAC rules and regulations, and, (b) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) all other Applicable Laws, and (ii) all Material Contracts entered into by any Credit Party, any Subsidiary (including any Regulated Subsidiary) or any other Regulated Entity.

Section 7.9 Use of Proceeds. The Credit Parties shall use the proceeds of:

(a) Revolving Loans; Delayed Draw Term Loan. All Revolving Loans and the Delayed Draw Term Loan solely (i) to finance permitted Investments in Regulated Entities, (ii) to finance Capital Expenditures, and (iii) for working capital and other general corporate purposes (and, in each case of the foregoing, to pay transaction fees, costs and expenses in connection therewith);

(b) Term Loan A. The Term Loan A solely (i) to finance the payment on the Closing Date of the Closing Date Distribution, (ii) to refinance, in full, all existing Indebtedness of the Credit Parties, Subsidiaries and other Regulated Entities that is not permitted to remain outstanding after the Closing Date pursuant to this Agreement, and (iii) to pay transaction fees, costs and expenses in connection with the closing of this Agreement and the other Credit Documents on the Closing Date;

(c) Incremental Term Loans. Each Incremental Term Loan solely for the purpose(s) set forth in the applicable Incremental Facility Agreement establishing such Incremental Term Loan; and

(d) Letters of Credit. All Letters of Credit solely for general corporate purposes;

in each case of the foregoing clauses (a) through (d), to the extent not in violation of any Applicable Laws or the terms of the Credit Documents.

Section 7.10 Environmental Matters.

(a) Environmental Disclosure. Each Credit Party will deliver to the Administrative Agent and the Lenders, with reasonable promptness, such documents and/or information as from time to time may be reasonably requested by the Administrative Agent or any Lender.

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries (including any Regulated Subsidiaries) and each Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to promptly take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party, Subsidiary or other Regulated Entity that would reasonably be expected to have, individually or in the aggregate when taken together, a Material Adverse Effect, and (ii) respond to any Environmental Claim against any such Credit Party, Subsidiary or other Regulated Entity and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to result, individually or in the aggregate when taken together, in a Material Adverse Effect.

Section 7.11 Additional Real Estate Assets.

(a) In the event that any Credit Party owns or acquires a Real Estate Asset, then such Credit Party, by no later than ninety (90) consecutive calendar days (or by such later date as may be agreed in writing by the Collateral Agent in its sole discretion) after acquiring such Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions and certificates similar to those described in clause (b) immediately below that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the holders of the Obligations, a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in such Real Estate Asset. The Administrative Agent may, in its reasonable judgment, grant extensions of time for compliance or exceptions with respect to the provisions of this Section 7.11 by any Credit Party. In addition to the foregoing, the applicable Credit Party shall, at the request of the Required Lenders, deliver, from time to time, to the Administrative Agent such appraisals as are required by Applicable Law of Real Estate Assets with respect to which the Collateral Agent has been granted a Lien.

(b) In order to create in favor of the Collateral Agent, for the benefit of the holders of the Obligations, a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in, any Real Estate Asset that is prior and superior in right to any other Lien (other than Permitted Liens), the Administrative Agent and the Collateral Agent (with copies sufficient for each Lender) shall have received from the applicable Credit Party with respect to such Real Estate Asset:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Real Estate Asset;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which such Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(iii)

(A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent (each, a “Title Policy”) with respect to such Real Estate Asset, in amounts not less than the fair market value of such Real Estate Asset, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent; and

(B) evidence reasonably satisfactory to the Collateral Agent that the applicable Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such Real Estate Asset in the appropriate real estate records;

(iv) a recently issued flood zone determination certificate;

(v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Federal Reserve Board, in form and substance reasonably satisfactory to the Collateral Agent;

(vi) if an exception to the Title Policy with respect to any Real Estate Asset subject to a Mortgage would arise without such ALTA surveys, ALTA surveys of such Real Estate Asset; and

(vii) reports and other reasonable information, in form, scope and substance reasonably satisfactory to the Administrative Agent, regarding environmental matters relating to such Real Estate Asset.

(c) Notwithstanding anything to the contrary in the foregoing of this Section 7.11, no Mortgage shall be granted with respect to any Real Estate Asset until the Administrative Agent shall have received written confirmation from each Lender of the satisfactory completion by such Lender of flood diligence with respect to such Real Estate Asset.

Section 7.12 Pledge of Personal Property Assets.

(a) Equity Interests. The Borrower and each other Credit Party shall cause:

(i) one hundred percent (100.0%) of the issued and outstanding Equity Interests of each Domestic Subsidiary (including, without limitation, each Domestic Subsidiary resulting from the division or allocation of any limited liability company that is not a Regulated Subsidiary); and

(ii) sixty-five percent (65.0%) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956–2(c)(2)), and one hundred percent (100.0%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956–2(c)(2)), of each Foreign Subsidiary that is directly owned by any Credit Party or any Domestic Subsidiary;

to be subject, at all times, to a first priority lien (subject to any Permitted Lien) in favor of the Collateral Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries or other items reasonably requested by the Collateral Agent necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent.

(b) Personal Property. The Borrower and each other Credit Party shall (i) cause all of its owned and leased personal property (other than Excluded Property) to be subject, at all times, to first priority (subject to any Permitted Lien), perfected Liens in favor of the Collateral Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Collateral Agent shall reasonably request, subject in any case to Permitted Liens, and (ii) deliver such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC–1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder) and other items reasonably requested by the Collateral Agent necessary in connection therewith to perfect the security interests therein, all in form, content and scope reasonably satisfactory to the Collateral Agent.

(c) Landlord Consents. Upon the reasonable request of the Collateral Agent, the Credit Parties shall use commercially reasonable efforts to obtain landlord consents with respect to leased locations where corporate records or material amounts of personal property of any of the Credit Parties are maintained, which landlord consents shall be in form and substance reasonably acceptable to the Collateral Agent.

(d) Controlled Account Agreements. The Borrower and each other Credit Party shall, unless otherwise consented to by the Collateral Agent in writing, cause (in each case, as promptly as practicable and, in any event, by no later than (A) the date that is ninety (90) consecutive calendar days after the Closing Date (or by such later date as the Collateral Agent may agree in its sole discretion), in the case of any such accounts in existence on the Closing Date, and (B) the date that is ninety (90) consecutive calendar days after the date of establishment or acquisition of such account (or by such later date as the Collateral Agent may agree in its sole discretion), in the case of any such account(s) established or acquired after the Closing Date) each deposit, disbursement, lockbox, securities and/or commodities account of any Credit Party (including, without limitation, any such account(s) that are or will be held at Regions Bank), other than any Excluded Accounts, to be subject to a Controlled Account Agreement; provided, that, no Controlled Account Agreement shall be required, in any event, with respect to any such account that has a balance (or which holds Property with a fair market value) of less than Fifty Thousand Dollars ($50,000), in any individual instance, or One-Hundred Fifty Thousand Dollars ($150,000), when taken together with the account balances (or aggregate amount of the fair market value of Property) of all other deposit, disbursement, lockbox, securities and/or commodities accounts of any Credit Party (other than any Excluded Accounts) that are not subject to a Controlled Account Agreement.

Section 7.13 Books and Records. Each Credit Party will, and will cause each of its Subsidiaries (including any Regulated Subsidiaries) and each Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, keep proper books of record and account in which full, true and correct, in all material respects, entries shall be made of all dealings and transactions in relation to their respective businesses and activities to the extent necessary to prepare the consolidated financial statements of the Credit Parties and Subsidiaries both inclusive and exclusive of all Regulated Entities, in each case otherwise in conformity with GAAP.

Section 7.14 Additional Subsidiaries. Within forty-five (45) calendar days after the date of acquisition or formation of any Subsidiary (including, without limitation, upon the inception of any Subsidiary resulting from the division or allocation of a limited liability company or upon the reinstatement or reincorporation of a formerly dissolved Subsidiary) or of re-designation of any Immaterial Subsidiary as a Material Subsidiary in accordance with the definition of “Immaterial Subsidiary” in Section 1.1 (or, in any such case, by such later date as the Administrative Agent may agree in its sole discretion), the Credit Parties shall:

(a) notify the Administrative Agent thereof in writing, together with the:

(i) jurisdiction of incorporation or formation (as the case may be);

(ii) number of shares of each class of its Equity Interests outstanding;

(iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Credit Party, any Subsidiary or any other Regulated Entity; and

(iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) if such Subsidiary is not an Excluded Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Section 5.1(b) and Section 5.1(e) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in the immediately foregoing clause (b)(i)), all in form, content and scope satisfactory to the Administrative Agent.

Section 7.15 Maintenance of Reinsurance. The Credit Parties, Subsidiaries and other Regulated Entities shall maintain a program of reinsurance at least equal to that: (a) required by the applicable Insurance Regulatory Authority of the applicable state of domicile for each such Person; and (b) determined by Demotech, Inc. to be necessary for a company to obtain an “A” rating.

Article 8

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until the Obligations shall have been Paid in Full, such Credit Party shall perform, and shall cause each of its Subsidiaries (including any Regulated Subsidiaries) and each Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to perform, each of the covenants set forth in this Article 8.

Section 8.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries nor any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than:

(a) the Obligations;

(b) (i) Indebtedness of any Credit Party owing to any other Credit Party; (ii) Indebtedness of any Subsidiary or other Regulated Entity that (in any such case) is not a Credit Party owing to any other Subsidiary or other Regulated Entity that (in any such case) is not a Credit Party; and (iii) Indebtedness of any Credit Party owing to any Subsidiary or other Regulated Entity that (in any such case) is not a Credit Party, provided, that, the aggregate outstanding amount of Indebtedness incurred in reliance on this clause (b)(iii) shall not exceed Five-Hundred Thousand Dollars ($500,000) at any time;

(c) Guarantees with respect to Indebtedness permitted under this Section 8.1;

(d) Indebtedness existing on the Closing Date and described in Schedule 8.1, together with any Permitted Refinancing thereof;

(e) Indebtedness with respect to (i) Capital Leases (provided, that, any such Indebtedness shall be secured only by the asset subject to such Capital Lease), and (ii) purchase money Indebtedness (provided, that, any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness); provided, that, the sum of the aggregate principal amount of any Indebtedness under this clause (e) at any time outstanding shall not exceed Five-Hundred Thousand Dollars ($500,000);

(f) Indebtedness in respect of any Swap Agreement that is entered into in the ordinary course of business to hedge, limit or mitigate risks to which any Credit Party, any Subsidiary or any other Regulated Entity is exposed in the conduct of its business or the management of its liabilities (it being acknowledged by each Credit Party that a Swap Agreement entered into for speculative purposes, or otherwise of a speculative nature, is not a Swap Agreement entered into in the ordinary course of business to hedge, limit or mitigate risks);

(g) to the extent constituting Indebtedness, all obligations in connection with each Permitted Acquisition (including, without limitation, Earn Out Obligations);

(h) Indebtedness representing deferred compensation to officers, directors, employees of any Credit Party, any Subsidiary or any other Regulated Entity;

(i) Guarantees by any Credit Party of Indebtedness of any Subsidiary (other than any Regulated Subsidiary) that is not a Credit Party, and by any Subsidiary (other than any Regulated Subsidiary) of Indebtedness of any Credit Party or of any other Subsidiary (other than any Regulated Subsidiary) that is not a Credit Party; provided, that, Guarantees by any Credit Party of Indebtedness of any Subsidiary (other than any Regulated Subsidiary) that is not a Credit Party shall be subject to compliance with Section 8.6;

(j) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person or to finance insurance premiums, in each case incurred in the ordinary course of business and consistent with past practice;

(k) Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money), in each case provided in the ordinary course of business and consistent with past practice; provided, that, any Indebtedness arising from the provision by any Credit Party of any of the foregoing for the benefit of any Person that is not a Credit Party is subject to compliance with Section 8.6;

(l) cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts maintained in the ordinary course of business;

(m) to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Credit Parties and Subsidiaries (other than any Regulated Entities);

(n) performance guarantees primarily guaranteeing performance of contractual obligations to a third party and not for the purpose of guaranteeing payment of Indebtedness;

(o) (i) Indebtedness of a Regulated Entity under “surplus notes” owing to one (1) or more other Credit Parties, Subsidiaries or other Regulated Entities, (ii) Indebtedness of a Qualifying Reciprocal Entity under “surplus notes” owing to one (1) or more Persons other than the Credit Parties, Subsidiaries and other Regulated Entities, and (iii) Indebtedness of a Regulated Subsidiary under “surplus notes” owing to one (1) or more Persons other than the Credit Parties, Subsidiaries and other Regulated Entities, provided, that, the aggregate principal amount of Indebtedness permitted in reliance on this clause (o)(iii) shall not exceed Fifty Million Dollars ($50,000,000) at any time outstanding; provided, that, in any such case of the foregoing clauses (o)(i) through (o)(iii), (A) such Indebtedness shall be subordinated to the policyholders of the applicable Regulated Entity, (B) payments of principal of, and interest on, such Indebtedness shall only be made upon the prior written consent of the applicable Governmental Authority, and (C) the principal amount of such Indebtedness shall constitute equity in accordance with SAP;

(p) Indebtedness of any of the Regulated Entities owing to, and in the form of (or incurred pursuant to) loans, funding agreements, and/or guaranteed investment contracts entered into by such Regulated Entity with, a FHLB in connection with the membership of such Regulated Entity in or with such FHLB in the ordinary course of business; provided, that, any such Indebtedness incurred in reliance on this clause (p) is not recourse to any of the Credit Parties; and

(q) other unsecured Indebtedness of the Credit Parties, Subsidiaries and other Regulated Entities in an aggregate amount not exceeding One Million Dollars ($1,000,000) at any time outstanding.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness, or preferred stock (in each case, so long as such additional Indebtedness or preferred stock is in the same form and on the same terms as the Indebtedness to which such payment relates) shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 8.1.

Section 8.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, directly or indirectly, create, incur, assume, or permit to exist any Lien on, or with respect to, any Properties of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party, any Subsidiary or any other Regulated Entity, whether now owned or hereafter acquired, created or licensed or any income, profits or royalties therefrom, or file, or permit the filing of, or otherwise permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such Property, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any Applicable Laws related to intellectual property, except:

(a) Liens in favor of the Collateral Agent, for the benefit of the holders of the Obligations, granted pursuant to any Credit Document;

(b) Liens for Taxes not yet due, or for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings diligently conducted;

(c) statutory Liens of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by Applicable Law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) or 4068 of ERISA that would constitute an Event of Default under Section 9.1(j)), in each case, incurred in the ordinary course of business: (i) for amounts not yet overdue; or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case, that do not and will not interfere, in any material respect, with the ordinary conduct of the businesses of any Credit Party, any Subsidiary or any other Regulated Entity, including, without limitation, all encumbrances shown on any policy of title insurance in favor of the Collateral Agent with respect to any Real Estate Asset;

(f) any interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by any Credit Party or Subsidiary (other than any Regulated Subsidiary) in connection with any letter of intent, or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to, or vested in, any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks, and other intellectual property rights granted by any Credit Party or Subsidiary (other than any Regulated Entity) in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Credit Party or Subsidiary;

(l) Liens existing as of the Closing Date and described in Schedule 8.2;

(m) Liens securing purchase money Indebtedness and Capital Leases to the extent permitted pursuant to Section 8.1(e); provided, that, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness or the assets subject to such Capital Lease, respectively;

(n) Liens in favor of the Issuing Bank or the Swingline Lender on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;

(o) Liens consisting of judgment or judicial attachment liens relating to judgments which do not constitute an Event of Default hereunder;

(p) licenses (including licenses of Intellectual Property), sublicenses, leases or subleases granted to third parties in the ordinary course of business;

(q) Liens in favor of collecting banks under Section 4–210 of the UCC;

(r) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;

(t) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto;

(u) Liens of bailees in the ordinary course of business;

(v) utility and similar deposits in the ordinary course of business;

(w) Liens on Property (other than, in any event, Collateral) of the Regulated Entities securing Indebtedness permitted and incurred in reliance on Section 8.1(p); and

(x) other Liens to the extent securing Indebtedness or other monetary obligations in an aggregate amount not to exceed Two-Hundred Fifty Thousand Dollars ($250,000) at any time outstanding.

Section 8.3 No Further Negative Pledges. No Credit Party shall, nor shall it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, enter into any Contractual Obligation (other than this Agreement and the other Credit Documents) that limits the ability of any Credit Party, any Subsidiary or any other Regulated Entity to create, incur, assume or suffer to exist Liens on property of such Person; provided, that, this Section 8.3 shall not prohibit:

(i) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.1(e), solely to the extent any such negative pledge relates to the Property financed by or subject to Permitted Liens securing such Indebtedness;

(ii) any Permitted Lien or any document or instrument governing any Permitted Lien; provided, that, any such restriction contained therein relates only to the Property subject to such Permitted Lien;

(iii) customary restrictions and conditions contained in any agreement relating to the disposition of any Property permitted under Section 8.10 pending the consummation of such disposition; and

(iv) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business.

Section 8.4 Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary of the Borrower may make Restricted Payments to any Person that directly owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made;

(b) the Borrower may declare and make dividend payments or other distributions payable solely in common Equity Interests in the Borrower;

(c) the making of the Closing Date Distribution in cash on the Closing Date; and

(d) other Restricted Payments paid in cash, so long as:

(i) no Default or Event of Default exists or would result therefrom; and

(ii) immediately after giving effect to any such Restricted Payment:

(A) the Credit Parties are in compliance, on a Pro Forma Basis, with each of the Financial Covenants;

(B) the Consolidated Leverage Ratio, determined on a Pro Forma Basis, is at least 0.25 to 1.0 (a “quarter turn”) less than the Consolidated Leverage Ratio required for the most recently ended Trailing Period; and

(C) there remains at least Ten Million Dollars ($10,000,000) of Liquidity.

Section 8.5 Burdensome Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to:

(i) pay dividends or make any other distributions to any Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits;

(ii) pay any Indebtedness or other obligation owed to any Credit Party;

(iii) make loans or advances to any Credit Party;

(iv) sell, lease or transfer any of its Property to any Credit Party;

(v) pledge its Property pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof; or

(vi) act as a Credit Party pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof;

except (in respect of any of the matters referred to in clauses (i) through (iv) above) for:

(A) this Agreement and the other Credit Documents;

(B) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(e); provided, that, any such restriction contained therein relates only to the Property constructed or acquired in connection therewith;

(C) any Permitted Lien or any document or instrument governing any Permitted Lien; provided, that, any such restriction contained therein relates only to the Property subject to such Permitted Lien;

(D) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.10 pending the consummation of such sale;

(E) any restrictions regarding licensing or sublicensing by the Credit Parties, Subsidiaries and other Regulated Entities of Intellectual Property in the ordinary course of business;

(F) customary provision in leases and other contracts restricting the assignment thereof; and

(G) restrictions that arise in connection with Indebtedness permitted to be incurred pursuant to Section 8.1(j).

Section 8.6 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, directly or indirectly, make or own any Investment in any Person, including any joint venture and any Foreign Subsidiary, except:

(a) Investments in cash and Cash Equivalents and deposit accounts or securities accounts in connection therewith;

(b) equity Investments owned as of the Closing Date in any Subsidiary;

(c) intercompany loans to the extent permitted under Section 8.1(b), and guarantees to the extent permitted under Section 8.1(c);

(d) Investments existing on the Closing Date and described on Schedule 8.6;

(e) Investments constituting Swap Agreements permitted by Section 8.1(f);

(f) Permitted Acquisitions;

(g) Investments constituting accounts receivable, trade debt and deposits for the purchase of goods, in each case made in the ordinary course of business;

(h) Investments made by Regulated Entities in the ordinary course of business that are consistent with the respective investment policies of each such Regulated Entity in effect on the Closing Date, as such policy may be amended or modified from time to time by board (or equivalent) approval;

(i) Guarantees by any Credit Party, any Subsidiary or any other Regulated Entity constituting Indebtedness permitted by Section 8.1;

(j) loans or advances to employees, officers or directors of members of any Credit Party or Subsidiary (other than any Regulated Subsidiary) in the ordinary course of business for travel, relocation and related expenses; provided, that, the aggregate amount of all such loans and advances does not exceed Five-Hundred Thousand Dollars ($500,000) in the aggregate at any time outstanding;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) Investments resulting from pledges or deposits described in Section 8.2(d);

(m) Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(n) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(o) Investments by any Credit Party, any Subsidiary, or any other Regulated Entity in a Credit Party;

(p) Investments by Subsidiaries (including Regulated Subsidiaries) that are not Credit Parties or by Qualifying Reciprocal Entities, on the one hand, in other Subsidiaries (including Regulated Subsidiaries) that are not Credit Parties or in other Qualifying Reciprocal Entities, on the other hand;

(q) Investments by the Credit Parties in (including, without limitation, in the form of provision of a Letter of Credit for the benefit of) Regulated Entities to the extent required to provide capital support for such Regulated Entities, provided, that, each of the following conditions shall have been satisfied:

(i) no Default or Event of Default exists or would result from such Investment; and

(ii) immediately after giving effect to any such Investment;

(A) the Credit Parties are in compliance, on a Pro Forma Basis, with each of the Financial Covenants;

(B) the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, shall be at least 0.25 to 1.0 (a “quarter turn”) less than the maximum Consolidated Leverage Ratio then in effect; and

(C)	there shall be at least Ten Million Dollars ($10,000,000) of Liquidity;

(r) Investments made in connection with Indebtedness permitted and incurred in reliance on Section 8.1(p) consisting of Equity Interests in an FHLB that are held by a Regulated Entity; and

(s) other Investments in an aggregate amount that does not exceed One Million Dollars ($1,000,000) outstanding at any time (measured on a cost basis, to the extent applicable).

Notwithstanding anything to the contrary in the foregoing, in no event shall any Credit Party, any Subsidiary or any other Regulated Entity make any Investment that results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 8.4. For purposes of determining compliance with this Section 8.6, any Investment that is written down, written off or forgiven by any Credit Party, any Subsidiary or any other Regulated Entity shall continue to count against any cap set forth in the clause or clauses of this Section 8.6 pursuant to which such Investment is permitted.

Section 8.7 Use of Proceeds. No Credit Party shall use the proceeds of any Credit Extension of the Loans except pursuant to Section 7.9. No Credit Party shall use, and each Credit Party shall ensure that each of its Subsidiaries, each Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact, and each of the respective directors, officers, employees and agents of each of the foregoing, shall not use, the proceeds of any Credit Extension:

(i) to refinance any commercial paper;

(ii) in any manner that causes, or might cause, such Credit Extension, or the application of such proceeds, to violate any applicable Sanctions, Regulation T, Regulation U or Regulation X of the Federal Reserve Board, as in effect from time to time or any other regulation thereof, or to violate the Exchange Act;

(iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; or

(iv) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

Section 8.8 Financial Covenants. The Credit Parties shall not:

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio, as of the end of any Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2025, to be greater than 2.25 to 1.0.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2025, to be less than 1.25 to 1.0.

(c) Combined Statutory Surplus. Permit the Combined Statutory Surplus, as of the end of any Fiscal Quarter, to be less than the sum of: (i) eighty percent (80.0%) of the Combined Statutory Surplus, determined as of the end of the last Fiscal Quarter ending immediately prior to the Closing Date; plus (ii) eighty percent (80.0%) of the aggregate amount of Investments (including, for purposes of clarity, Investments in the form of “surplus notes”) made after the Closing Date by any Credit Party or Subsidiary (other than a Regulated Entity) in any Regulated Entity (other than a Captive Reinsurance Company), including, for purposes of clarity, any such Investments made with the proceeds of Revolving Loans or an advance under the Delayed Draw Term Loan.

Section 8.9 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, enter into any Acquisition or transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or make any Asset Sale, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory and materials and the acquisition of equipment and capital expenditures in the ordinary course of business, subject to Section 8.9) the business, property or fixed assets of, or Equity Interests or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person (including, in each case, pursuant to the division or allocation of a limited liability company), except:

(a) any Subsidiary of any Credit Party may be merged with or into the Borrower or any other Subsidiary, or be liquidated, wound up or dissolved, or all, or any part, of its business or Property may be conveyed, sold, leased, transferred or otherwise disposed of, in one (1) transaction or a series of transactions, to the Borrower or any other Subsidiary; provided, that, in the case of such a merger, (i) if the Borrower is party to the merger, the Borrower shall be the continuing or surviving Person, and (ii) if any Guarantor is a party to such merger, then a Guarantor shall be the continuing or surviving Person;

(b) Investments made in accordance with Section 8.6;

(c) sales of any Property made by any Regulated Entity in the ordinary course of business; and

(d) Asset Sales, the proceeds of which, when aggregated with the proceeds of all other Asset Sales consummated within the same Fiscal Year in reliance on this clause (d), do not exceed One Million Dollars ($1,000,000); provided, that, (i) the consideration received by any Credit Party, Subsidiary or other Regulated Entity for the Property sold, or otherwise disposed of, pursuant to such Asset Sale shall be in an aggregate amount at least equal to the fair market value (as determined in good faith by the board of directors or managers (or similar governing body) of the applicable Credit Party, Subsidiary or other Regulated Entity) of such Property, and (ii) no less than seventy-five percent (75.0%) of such proceeds shall be paid in cash or Cash Equivalents.

Section 8.10 Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 8.9 and except for Liens securing the Obligations, no Credit Party shall, nor shall it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to:

(a) directly or indirectly sell, assign, pledge, or otherwise encumber or dispose of any Equity Interests in any of its Subsidiaries, except to qualify directors if required by Applicable Laws; or

(b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge, or otherwise encumber or dispose of any Equity Interests in any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by Applicable Laws.

Section 8.11 Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, which the applicable Credit Party, Subsidiary or other Regulated Entity:

(a) has sold or transferred, or is to sell or to transfer, to any other Person (other than any Credit Party); or

(b) intends to use for substantially the same purpose as any other Property that has been, or is to be, sold or transferred by any Credit Party to any Person (other than any Credit Party) in connection with such lease.

Section 8.12 Transactions with Affiliates and Insiders. No Credit Party shall, nor shall it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any officer, director or Affiliate of any Credit Party, any Subsidiary or any other Regulated Entity on terms that are less favorable to such Credit Party, Subsidiary or other Regulated Entity, as the case may be, than those that might be obtained at the time from a Person who is not an officer, director or Affiliate of any Credit Party, any Subsidiary or any other Regulated Entity; provided, that, the foregoing restriction shall not apply to:

(a) any transaction exclusively between or among Credit Parties, and any transaction exclusively between or among Affiliates of any Credit Party, any Subsidiary or any other Regulated Entity that are not Credit Parties;

(b) compensation (including bonuses and equity or other consideration) and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with, and reimbursement of expenses of officers and directors and approved by the Board of Directors of the Borrower;

(c) any Restricted Payment to the extent permitted by Section 8.4;

(d) any Investment to the extent permitted by Section 8.6; and

(e) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, employee stock options and employee stock ownership plans.

Section 8.13 Modification or Payment of Certain Funded Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to:

(a) after the issuance thereof, amend or modify (or permit the termination, amendment or modification of) the terms of any Junior Debt in a manner adverse, in any material respect, to the interests of the Lenders (including specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto), except to the extent any such amendment or modification constitutes a Permitted Refinancing; or

(b) pay, prepay, redeem, purchase, repurchase, defease, retire or extinguish, or otherwise satisfy, or obligate itself or any other Credit Party, Subsidiary or other Regulated Entity to do any of the foregoing, in respect of any Junior Debt other than any Indebtedness in the form of “surplus notes”, except for payments of regularly scheduled interest, regularly scheduled amortization (if any) of principal, accrued fees and expenses and customary indemnification obligations, and other required payments at the scheduled maturity thereof, in each case of this clause (b), solely to the extent that each of the following conditions are satisfied in respect of such payment, prepayment, redemption, purchase, repurchase, defeasance, retirement, extinguishment or other satisfaction:

(i) no Default or Event of Default then exists or would result from the making of such payment, prepayment, redemption, purchase, repurchase, defeasance, retirement, extinguishment or other satisfaction;

(ii) both immediately before and immediately after giving effect to any such payment, prepayment, redemption, purchase, repurchase, defeasance, retirement, extinguishment or other satisfaction:

(A) the Credit Parties are in compliance, on a Pro Forma Basis, with each of the Financial Covenants;

(B) the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, shall be at least 0.25 to 1.0 (a “quarter turn”) less than the maximum Consolidated Leverage Ratio then in effect; and

(C) there shall be at least Ten Million Dollars ($10,000,000) of Liquidity; and

(iii) such payment, prepayment, redemption, purchase, repurchase, defeasance, retirement, extinguishment or other satisfaction is permitted under any and all applicable subordination, standstill and/or similar provisions in any applicable Contractual Obligation of such Credit Party, Subsidiary or other Regulated Entity.

Section 8.14 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, engage in any business other than the businesses engaged in by such Credit Party, Subsidiary or other Regulated Entity on the Closing Date and businesses that are substantially similar, related or incidental thereto.

Section 8.15 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to, change its Fiscal Year-end from December 31.

Section 8.16 Amendments to Organizational Agreements / Material Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries (including any Regulated Subsidiaries) or any Qualifying Reciprocal Entity in respect of which it is appointed as attorney-in-fact to: (a) amend, or permit any amendments to, its Organizational Documents, if such amendment could reasonably be expected to be materially adverse to the Lenders, the Administrative Agent or the Collateral Agent; (b) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract (other than any managing general agent, service company or attorney-in-fact agreement), unless such amendment, termination, or waiver would not have, and would not be expected to have, a Material Adverse Effect; or (c) amend or permit any amendments to, or terminate or waive any provision of, any managing general agent, service company or attorney-in-fact agreement entered into by any Credit Party or Subsidiary (other than any Regulated Subsidiary), on the one hand, and a Regulated Entity, on the other hand, unless such amendment, termination, or waiver would not have, and would not be expected to have, an adverse effect on the Credit Parties, the Administrative Agent, the Collateral Agent or the Lenders, provided, that, notwithstanding anything to the contrary in the foregoing of this clause (c), so long as any such waiver is permitted as an Investment in accordance with Section 8.6, the Credit Parties and Subsidiaries (other than Regulated Subsidiaries) shall be permitted to waive any provision of any managing general agent, service company or attorney-in-fact agreement entered into by any Credit Party or Subsidiary (other than a Regulated Subsidiary), on the one hand, and a Regulated Entity, on the other hand, in order to reduce or waive, in whole or in part, managing general agency, service company or attorney-in-fact fees that are then due and payable thereunder and/or have already been paid but which are subsequently waived in accordance with Applicable Law by the Credit Party or Subsidiary (other than a Regulated Subsidiary) to whom such fees would otherwise have been paid thereunder, as applicable.

Section 8.17 Accounting and Reporting Changes. (i) No Credit Party or Subsidiary (other than any Regulated Entity) may make any significant change in accounting treatment or reporting practices, except as required by GAAP or the SEC; and (ii) no Regulated Entity may make any significant change in accounting treatment or reporting practices, except as required by SAP.

Section 8.18 Statutory Capitalization / Risk-Based Capital Ratio. As of the end of each Fiscal Year, each Credit Party, Subsidiary and other Regulated Entity that is subject to any minimum statutory capitalization and/or risk-based capital ratio requirements imposed by any Insurance Regulatory Authority and/or Applicable Laws shall meet or exceed such requirements and, in any event, maintain a risk-based capital ratio of at least three-hundred percent (300.0%) of the authorized control level (or substantially equivalent term as used under Applicable Laws and/or by any applicable Insurance Regulatory Authority); provided, that, in the event of any failure to comply with any of the foregoing requirements, the Credit Parties, Subsidiaries and other Regulated Entities shall have a period of thirty (30) calendar days, measured from, and including, the date on which any of the Credit Parties, Subsidiaries and other Regulated Entities that are subject to any such requirements shall have reported, or have been required under Applicable Law or other requirement of an Insurance Regulatory Authority to report, any such capitalization and/or risk-based capital ratio information to an applicable Insurance Regulatory Authority, to return to compliance with such minimum statutory capitalization and/or risk-based capital ratio requirements.

Section 8.19 Holdco Restrictions. The Borrower shall not incur any Indebtedness, grant any Liens upon any of its Property, or engage in any operations, business or activity whatsoever, other than:

(a) incurring and carrying Indebtedness permitted under Section 8.1,

(b) owning and/or purchasing Equity Interests in Subsidiaries and serving as the attorney-in-fact for Qualifying Reciprocal Entities,

(c) granting a security interest in its Property pursuant to the terms of any Collateral Documents or otherwise as permitted by Section 8.2,

(d) providing a Guaranty of the Obligations pursuant to this Agreement,

(e) maintaining its corporate or limited liability company (as applicable) existence,

(f) participating in tax, accounting and other administrative activities for itself and/or as a member of the consolidated group of companies including the Credit Parties and Subsidiaries,

(g) executing and delivering, and exercising its respective rights and performing each of its respective obligations under, each of the Credit Documents to which it is a party, any Secured Swap Agreements and/or Secured Treasury Management Agreements to which it is a party, and any other Contractual Obligations to which it is a party,

(h) opening and maintaining bank accounts,

(i) making any Restricted Payments or Investments expressly permitted to be made pursuant to this Agreement,

(j) providing customary indemnification to officers and directors in the ordinary course of business (including pursuant to any Acquisition agreement and related documents to which it is a party),

(k) owning cash and Cash Equivalents;

(l) issuing securities or other payments, awards or grants in cash, securities, or otherwise pursuant to (or for the funding of, as applicable) employment agreements to which it is a party or related employee stock options and employee stock ownership plans, and

(m) any activities incidental or reasonably related to the foregoing,

in each case of the foregoing clauses (a) through (m), in a lawful manner not in contravention of the terms of this Agreement and the other Credit Documents.

Article 9

EVENTS OF DEFAULT; REMEDIES; APPLICATION OF FUNDS.

Section 9.1 Events of Default. If any one (1) or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by any Credit Party to pay:

(i) the principal of any Loan when due, whether at stated maturity, by acceleration or otherwise;

(ii) within one (1) Business Day of when due, any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit; or

(iii) within five (5) Business Days of when due, any interest on any Loan or any fee or any other amount due hereunder; or

(b) Default in Other Agreements.

(i) Failure of any Credit Party, any Subsidiary, or any other Regulated Entity to pay when due any principal of or interest on, or any other amount payable in respect of, one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) in an aggregate principal amount in excess of the Threshold Amount, in each case, beyond the grace or cure period, if any, provided therefor; or

(ii) breach or default by any Credit Party, any Subsidiary, or any other Regulated Entity with respect to any other term of (A) one (1) or more items of Indebtedness in the aggregate principal amounts referred to in clause (b)(i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case, beyond the grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be;

provided, that, so long as the Administrative Agent has not exercised any remedies under this Article 9, any Default or Event of Default under this clause (b) shall be immediately cured and no longer continuing (without any action on the part of the Administrative Agent, any Lender or otherwise) as and when any such failure (I) is remedied by applicable Credit Party, Subsidiary or other Regulated Entity, or (II) is waived (including in the form of amendment) by the requisite holders of the applicable item of Indebtedness; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(h), Section 7.2(a), Section 7.6, Section 7.9 or Section 7.15, or Article 8; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made, or deemed made, by any Credit Party or Subsidiary in any Credit Document to which it is a party, or in any statement or certificate at any time given by any Credit Party, Subsidiary or other Regulated Entity in writing pursuant hereto or thereto, or in connection herewith or therewith, shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party, any Subsidiary or any other Regulated Entity shall default in the performance of, or compliance with, any term contained herein or in any of the other Credit Documents to which it is a party, other than any such term referred to in any other clause of this Section 9.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier to occur of:

(i) an Authorized Officer of any Credit Party becoming aware of such default; or

(ii) receipt by the Borrower of notice from the Administrative Agent or the Required Lenders of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party, any Subsidiary, or any other Regulated Entity in an involuntary case under the Bankruptcy Code or Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law; or

(ii)

(A) an involuntary case shall be commenced against any Credit Party, any Subsidiary, or any other Regulated Entity under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect;

(B) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, any Subsidiary or any other Regulated Entity, or over all, or a substantial part, of their respective Property, shall have been entered;

(C) there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party, any Subsidiary, or any other Regulated Entity for all, or a substantial part, of its respective Property; or

(D) a warrant of attachment, execution or similar process shall have been issued against any substantial part of the Property of any Credit Party, any Subsidiary or any other Regulated Entity;

and any such event described in this clause (f)(ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Any Credit Party, any Subsidiary, or any other Regulated Entity shall:

(A) have an order for relief entered with respect to it;

(B) commence a voluntary case under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect;

(C) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law;

(D) consent to the appointment of, or taking possession by, a receiver, trustee or other custodian for all, or a substantial part, of its Property;

(E) make any assignment for the benefit of creditors; or

(F) be unable, or fail generally, or admit in writing its inability, to pay its debts as such debts become due; or

(ii) the board of directors (or similar governing body) of any Credit Party, any Subsidiary or any other Regulated Entity, or any committee thereof, shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this clause (g) or in clause (f) above; or

(h) Judgments and Attachments.

(i) Any one or more final, non-appealable money judgments, writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of the Threshold Amount (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage in writing) shall be entered or filed against any Credit Party, any Subsidiary or any other Regulated Entity, or any of their respective Property, and shall remain undischarged, un-vacated, un-bonded or un-stayed for a period of sixty (60) days; or

(ii) any non-monetary judgment or order shall be rendered against any Credit Party, any Subsidiary or any other Regulated Entity that could reasonably be expected to have a Material Adverse Effect, and shall remain undischarged, un-vacated, un-bonded or un-stayed for a period of sixty (60) days; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party, any Subsidiary or any other Regulated Entity decreeing the dissolution or split up of any such Person, and such order shall remain undischarged or un-stayed for a period in excess of thirty (30) days; or

(j) Pension Plans. There shall occur one (1) or more ERISA Events that, individually or in the aggregate when taken together, results in liability to the Credit Parties, Subsidiaries and other Regulated Entities (taken together) in excess of the Threshold Amount during the term hereof and which is not paid by the applicable due date; or

(k) Change in Control. A Change in Control shall occur; or

(l) Invalidity of Credit Documents and Other Documents. At any time after the execution and delivery thereof:

(i) (A) this Agreement or any other Credit Document ceases to be in full force and effect (other than by reason of (x) a release of Collateral in accordance with the terms of this Agreement and the other Credit Documents, or (y) the Payment in Full of the Obligations) or is declared to be null and void; or (B) the Collateral Agent shall not have, or shall cease to have, a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, except, in the case of this clause (l)(i)(B), to the extent that any such lapse is due to the failure by the Collateral Agent to (I) file any UCC financing statement or any continuation thereof, or (II) maintain possession of certificates, promissory notes, or other possessory Collateral pledged under the Collateral Documents (except to the extent that any such items were required to be delivered to the Collateral Agent pursuant to this Agreement and the other Credit Documents and were not so delivered within the applicable timeframe prescribed therefor in the applicable Credit Document(s)); or

(ii) any Credit Party, any Subsidiary, or any other Regulated Entity shall contest the validity or enforceability of any Credit Document in writing or deny in writing that any Credit Party has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(m) Risk Retention. On June 1st of each calendar year, the net (of reinsurance coverage obtained) pre-tax catastrophe retention of any individual Regulated Entity (other than any Captive Reinsurance Company), whose Statutory Surplus is available for payment of claims on policies issued by the Regulated Entities (other than Captive Reinsurance Companies), exceeds twenty-five percent (25.0%) of the Statutory Surplus of such Regulated Entity, determined as of March 31st of the same calendar year in the event of a 1/100 Probable Maximum Loss followed by a subsequent event equivalent to a 1/50 Probable Maximum Loss, as measured by a catastrophe model that has been approved by the appropriate Insurance Regulatory Authority; or

(n) Reinsurer Concentration. The aggregate amount of risk retention for catastrophe reinsurance (but excluding catastrophe reinsurance the full amount of which is collateralized as reasonably determined by the Administrative Agent) provided for payment of claims on policies purchased from the Credit Parties, Subsidiaries and other Regulated Entities provided by (i) any Qualifying Reinsurer (other than the Florida Hurricane Catastrophe Fund) with an “A+” or higher financial strength rating from A.M. Best Company (or any successor in interest thereto), on an annual contract year basis, exceeds thirty-five percent (35.0%), or (ii) any other individual (or affiliated) reinsurer (other than the Florida Hurricane Catastrophe Fund), on an annual contract year basis, exceeds twenty-five percent (25.0%), in each case of the foregoing clauses (n)(i) and (n)(ii), of the aggregate amount of all such risk retention provided by all reinsurers (other than the Florida Hurricane Catastrophe Fund); provided, that, (A) for purposes of determining whether an Event of Default exists under this clause (n), reinsurance provided by Non-Qualifying Reinsurers shall be excluded from the calculation of the aggregate amount of risk retention to the extent that the aggregate amount of reinsurance provided by Non-Qualifying Reinsurers exceeds ten percent (10.0%) of the aggregate amount of all reinsurance maintained by, or for the benefit of, the Regulated Entities whose Statutory Surpluses are available for payment of claims on policies issued by the Credit Parties, Subsidiaries and other Regulated Entities, and (B) no Event of Default shall arise under this clause (n) to the extent solely arising from the merger, after the Closing Date but prior to the renewal of the applicable reinsurance agreements, of any reinsurer into another reinsurer, so long as no party to any such merger is a Credit Party, a Subsidiary, another Regulated Entity, or an Affiliate of any of the foregoing; or

(o) Dissolution. Any order, judgment or decree shall be entered against any Credit Party, any Subsidiary, or any other Regulated Entity decreeing the dissolution or split up of any such Person, and such order, judgement or decree shall remain undischarged or unstayed for a period in excess of thirty (30) calendar days.

Section 9.2 Remedies. Subject to any applicable restrictions set forth in Section 9.4 in connection with the making of a Specified Equity Contribution, upon (a) the occurrence of an Automatic Acceleration Event of Default, automatically, and (b) the occurrence, and during the continuance, of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent:

(i) the Revolving Commitments, if any, of each Lender having such Revolving Commitments, and the obligation of the Issuing Bank to issue any Letter of Credit, each shall immediately terminate;

(ii) the DDTL Commitments, if any, of each Lender having such DDTL Commitments shall immediately terminate;

(iii) each of the following shall immediately become due and payable, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Credit Parties:

(A) the unpaid principal amount of, and accrued interest on, the Loans;

(B) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit); and

(C) all other Obligations;

provided, that, the foregoing sub-clauses (ii)(A), (ii)(B) and (ii)(C) shall not affect in any way the obligations of the Lenders under Section 2.2(b)(iii) or Section 2.3(e);

(iv) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and

(v) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees, upon receipt of such notice, or automatically upon the occurrence of any Automatic Acceleration Event of Default, to pay) to the Administrative Agent such additional amounts of cash, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding under arrangements acceptable to the Administrative Agent, equal to the aggregate issued and outstanding amount of all Letter of Credit Obligations, taken together, at such time.

Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Required Lenders or waived in writing in accordance with the terms of Section 11.4.

Section 9.3 Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees but including without limitation all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3) payable to the Administrative Agent and the Collateral Agent, in each case, in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, including, without limitation, all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3), ratably among the Lenders in proportion to the respective amounts described in this Second clause payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations ratably among such parties in proportion to the respective amounts described in this Third clause payable to them;

(d) Fourth, to:

(i) payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings;

(ii) payment of breakage, termination or other amounts owing in respect of any Swap Agreement between any Credit Party, any Subsidiary or any other Regulated Entity, on the one hand, and any Qualifying Swap Provider, on the other hand, to the extent such Swap Agreement is permitted hereunder;

(iii) payments of amounts due under any Treasury Management Agreement between any Credit Party, any Subsidiary or any other Regulated Entity, on the one hand, and any Qualifying Treasury Management Bank, on the other hand; and

(iv) the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;

ratably among such parties in proportion to the respective amounts described in this Fourth clause payable to them; and

(e) Last, the balance, if any, after all of the Obligations have been Paid in Full, to the Borrower or as otherwise required by Applicable Laws.

Subject to Section 2.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the Fourth clause above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section 9.3.

Notwithstanding anything to the contrary in the foregoing, Secured Swap Obligations and Secured Treasury Management Obligations shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualifying Swap Provider or Qualifying Treasury Management Bank, as the case may be. Each Qualifying Swap Provider or Qualifying Treasury Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 10 for itself and its Affiliates as if a “Lender” party to this Agreement.

Section 9.4 Cure Rights.

(a) Notwithstanding any provision to the contrary contained in this Agreement or any other Credit Document, for purposes of determining compliance with the Financial Covenants set forth in Section 8.8(a) and Section 8.8(b), respectively, the proceeds (“Cure Proceeds”) of any cash equity contribution (which equity shall be common Equity Interests or other Equity Interests not constituting Disqualified Equity Interests) that is made by any of the holders (direct or indirect) of outstanding Equity Interests in the Borrower to the Borrower after the end of the applicable Fiscal Quarter in respect of which such Cure Proceeds are contributed but, in any event, on or prior to the date that is fifteen (15) Business Days after the date on which financial statements have been, or are required to have been, delivered to the Administrative Agent pursuant to Section 7.1(a) in respect of such Fiscal Quarter (each such period, a “Cure Period”), will be included in the calculation of (and such Cure Proceeds shall increase) Consolidated EBITDA on a dollar-for-dollar basis solely for the limited purpose of determining compliance with the Financial Covenant set forth in Section 8.8(a) and/or the Financial Covenant set forth in Section 8.8(b) (as applicable) for (I) such Fiscal Quarter, and (II) any subsequent fiscal period including such Fiscal Quarter (each such contribution of Cure Proceeds, a “Specified Equity Contribution”), and, for the avoidance of doubt, such Cure Proceeds shall be disregarded and shall not affect the calculation of Consolidated EBITDA for all other purposes of this Agreement and the other Credit Documents (including, without limitation, for purposes of calculating compliance with any of such Financial Covenants with respect to any other fiscal period, calculating compliance with the Financial Covenant set forth in Section 8.8(c) with respect to any fiscal period, calculation of the Applicable Margin, calculation of availability under any Financial Covenant-related basket, carveout or exception set forth in this Agreement or any other Credit Document, or calculation of compliance, on a Pro Forma Basis or otherwise, with any financial ratio-based test or condition related to determining whether the consummation of any Specified Transaction is permitted under this Agreement or any other Credit Document), provided, that:

(i) with respect to each fiscal period consisting of two (2) consecutive full Fiscal Quarters, there shall be at least one (1) Fiscal Quarter during such period in respect of which no Specified Equity Contribution is made;

(ii) there shall be no more than five (5) Specified Equity Contributions made in the aggregate during the term of this Agreement (it being understood and agreed that, in the event that a Specified Equity Contribution is made in respect of multiple Financial Covenants each measured as of the end of a single Fiscal Quarter, then such Specified Equity Contribution for such Fiscal Quarter shall count as a single Specified Equity Contribution for purposes of this clause (a)(ii));

(iii) the aggregate amount of Cure Proceeds contributed in respect of any individual Specified Equity Contribution shall be no greater than the minimum amount required to cause the Credit Parties to be in compliance with the applicable Financial Covenant(s) for the applicable Fiscal Quarter in respect of which such Specified Equity Contribution is made;

(iv) all Specified Equity Contributions shall be disregarded for purposes of the calculation of Consolidated EBITDA for all purposes of this Agreement and the other Credit Documents, other than for the express purpose(s), and for the applicable period(s), as described in the foregoing of this Section 9.4;

(v) there shall be no pro forma or other reduction in Indebtedness, through either the netting of cash or prepayment of the Term Loans or otherwise, with any Cure Proceeds received by any Credit Party, any Subsidiary or any other Regulated Entity in respect of any Specified Equity Contribution for purposes of determining compliance with the Financial Covenants for any period(s) in respect of which such Specified Equity Contribution is included in Consolidated EBITDA in accordance with this clause (a); and

(vi) the Borrower shall prepay the Obligations with the Cure Proceeds received by any Credit Party, any Subsidiary or any Regulated Entity in connection with any Specified Equity Contribution in accordance with Section 2.11(c)(iv).

(b) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, upon the Administrative Agent’s receipt of written notice from the Borrower that it intends, prior to the expiration of the applicable Cure Period (relating to the applicable Fiscal Quarter with respect to which the applicable Financial Covenant violation(s) relate), to effect an equity cure pursuant to this Section 9.4 (any such notice being irrevocable) and until the expiration of such Cure Period, and solely to the extent that no Event of Default exists at such time (other than in respect of a Financial Covenant tested for such Fiscal Quarter), neither the Administrative Agent nor any Lender shall be permitted to (i) accelerate the Obligations, (ii) terminate the Commitments, (iii) impose Default Interest, or (iv) exercise remedies under the Credit Documents (including against the Collateral), in each case of the foregoing clauses (b)(i) through (b)(iv), solely as a result of such Event(s) of Default resulting from a violation of any Financial Covenant(s) tested for such Fiscal Quarter. Notwithstanding anything to the contrary in the foregoing, no Lender shall be required to make any Loan, and the Issuing Bank shall not be required to issue any Letter of Credit, from and after the last day of the applicable Fiscal Quarter (with respect to which the breach of an applicable Financial Covenant(s) has occurred) until the date on which the applicable Credit Party, Subsidiary or other Regulated Entity shall have received the Cure Proceeds in accordance with this Section 9.4.

Article 10

AGENCY

Section 10.1 Appointment and Authority.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Credit Party, Subsidiary or other Regulated Entity shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each of the Lenders hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Collateral Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities: (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions; and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

Section 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower, any Subsidiary or other Affiliate of the Borrower or any other Regulated Entity, as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.4 and Section 9.2); or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into:

(i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document;

(ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith;

(iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default;

(iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document; or

(v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent and any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in any document delivered in connection with this Agreement, including, without limitation, the relevant Assignment Agreement or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution, or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower and its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10.5 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States (but which shall not be a Disqualified Institution), or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”)), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article 10 and Section 11.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 10.7 Non-Reliance on Administrative Agent and Other Lenders.

(a) Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender hereby represents and warrants that: (i) (A) the Credit Documents set forth the terms of a commercial lending facility, and (B) such Lender is engaged in the making, acquiring or holding of commercial loans in the ordinary course, and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other credit facilities as set forth in this Agreement, as may be applicable to such Lender, and not, in any event, for the purpose of purchasing, acquiring or holding any other type of financial instrument or any security; and (ii) such Lender is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other credit facilities as set forth in this Agreement, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, and/or to provide such other credit facilities, as the case may be, is experienced in making, acquiring or holding such commercial loans and/or providing such other credit facilities. Each Lender agrees not to assert a claim in contravention of any of the foregoing of this clause (b).

Section 10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Documentation Agents or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

Section 10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 2.10 and Section 11.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 11.2).

Section 10.10 Collateral and Guaranty Matters.

(a) The Lenders (including the Issuing Bank and the Swingline Lender) irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion:

(i) to release any Lien on any Property granted to, or held under, any Credit Document securing the Obligations:

(A) upon the Payment in Full of the Obligations under this Agreement and the other Credit Documents;

(B) that is sold or otherwise disposed of, or to be sold or otherwise disposed of, as part of, or in connection with, any sale or other disposition permitted under the Credit Documents or consented to in accordance with the terms of this Agreement; or

(C) subject to Section 11.4, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any Property granted to, or held under, any Credit Document securing the Obligations to the holder of any Lien on such Property that is permitted by Section 8.2(m); and

(iii) to release any Guarantor from its obligations under this Agreement and the other Credit Documents if such Person ceases to be a Guarantor as a result of a transaction permitted under the Credit Documents.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement pursuant to this Section 10.10.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Anything contained in any of the Credit Documents to the contrary notwithstanding, each of the Credit Parties, the Administrative Agent, the Collateral Agent and each holder of the Obligations hereby agree that:

(i) no holder of the Obligations shall have any right individually to realize upon any of the Collateral or to enforce this Agreement, the Notes or any other Credit Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the holders of the Obligations in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent; and

(ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of the holders of the Obligations (but not any Lender or Lenders in its or their respective individual capacities, unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all, or any portion, of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(d) No Secured Swap Agreement or Secured Treasury Management Agreement will create (or be deemed to create) in favor of any Qualifying Swap Provider or any Qualifying Treasury Management Bank, respectively that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower or any other Credit Party under the Credit Documents except as expressly provided herein or in the other Credit Documents. By accepting the benefits of the Collateral, each such Qualifying Swap Provider and Qualifying Treasury Management Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a holder of the Obligations, subject to the limitations set forth in this clause (d). Furthermore, it is understood and agreed that the Qualifying Swap Provider and Qualifying Treasury Management Banks, in their capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Credit Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Credit Documents) other than in its capacity as a Lender and, in any case, only as expressly provided herein.

Section 10.11 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, the Issuing Bank, any other holder(s) of the Obligations or any other Person(s) who has received funds on behalf of a Lender, the Issuing Bank or any other holder(s) of the Obligations (any such Lender, Issuing Bank, other holder(s) of the Obligations or other recipient(s), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after its receipt of any notice delivered pursuant to clause (b) below) that any funds received by such Payment Recipient from the Administrative Agent, or any of its Affiliates, were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, other holder(s) of the Obligations or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall, at all times, remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank, other holder(s) of the Obligations or other Payment Recipient shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from, and including, the date on which such Erroneous Payment (or portion thereof) was received by such Payment Recipient to, and including, the date on which such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice delivered from the Administrative Agent to any Payment Recipient pursuant to this clause (a) shall be conclusive and binding, absent manifest error.

(b) Without limiting anything in the immediately foregoing clause (a), each Lender, the Issuing Bank, each other holder(s) of the Obligations party hereto and each other Payment Recipient party hereto hereby further agrees that, if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (I) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (II) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (III) that such Lender, Issuing Bank, other holder(s) of the Obligations or other Payment Recipient(s) otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case of the foregoing:

(i) (A) in any such case of the immediately preceding clauses (b)(I) or (b)(II), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary), or (B) in any such case of the immediately preceding clause (b)(III), an error has been made, in each case of the foregoing clauses (b)(i)(A) and (b)(i)(B), with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank, other holder(s) of the Obligations or other Payment Recipient(s) shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in any event, within one (1) Business Day of its obtaining knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this clause (b).

(c) Each Lender, the Issuing Bank, each other holder of the Obligations party hereto and each other Payment Recipient party hereto hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, the Issuing Bank, such other holder(s) of the Obligations or such other Payment Recipient(s) under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender, the Issuing Bank, such other holder(s) of the Obligations and/or such other Payment Recipient(s) from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with foregoing clause (a), from any Lender, the Issuing Bank, any other holder(s) of the Obligations or any other Payment Recipient(s) that has received such Erroneous Payment (or portion thereof) (and/or from any other recipient who received such Erroneous Payment (or portion thereof) on the respective behalf of any of the foregoing) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender, the Issuing Bank, such other holder(s) of the Obligations or such other Payment Recipient(s), as the case may be, at any time: (i) such Lender, the Issuing Bank, such other holder(s) of the Obligations or such other Payment Recipient(s), as the case may be, shall be deemed to have assigned (to the extent it has any such Loans) its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of such Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and such Lender, the Issuing Bank, such other holder(s) of the Obligations or such other Payment Recipient(s), as the case may be, is hereby (together with the Borrower) deemed to have executed and delivered an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to Debtdomain, Intralinks, Syndtrak, or a substantially similar electronic transmission system as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and further, such Lender, the Issuing Bank, such other holder(s) of the Obligations or such other Payment Recipient(s), as the case may be, shall deliver any Note(s) evidencing any such Loans to the Administrative Agent; (ii) the Administrative Agent, as the assignee Lender, shall be deemed to acquire the Erroneous Payment Deficiency Assignment; (iii) upon such deemed acquisition, the Administrative Agent, as the assignee Lender, shall become a Lender, the Issuing Bank or such other type of holder of the Obligations, as the case may be, hereunder with respect to such Erroneous Payment Deficiency Assignment, and further, the assigning Lender, the Issuing Bank or such other holder(s) of the Obligations shall cease to be a Lender, the Issuing Bank or such other holder of the Obligations, as the case may be, hereunder with respect to such Erroneous Payment Deficiency Assignment, but excluding, for the avoidance of doubt, such Person’s obligations under the indemnification provisions of this Agreement and its applicable Commitments, which shall survive as to such assigning Lender, Issuing Bank or other holder(s) of the Obligations; and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and, upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender, the Issuing Bank, the other applicable holder(s) of the Obligations or the other such applicable Payment Recipient(s), as the case may be, shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, the Issuing Bank, such other holder(s) of the Obligations or such other Payment Recipient(s), as the case may be (and/or against any recipient that receives funds on the respective behalf of any of the foregoing). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or the Issuing Bank, and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all of the rights and interests of the applicable Lender, the Issuing Bank or any other applicable holder(s) of the Obligations under the Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) Each of the parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge, or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent that such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and each party hereto, to the extent constituting a Payment Recipient, hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s respective obligations, agreements and waivers under this Section 10.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, any Lender, the Issuing Bank or any other holder(s) of the Obligations, the termination of any or all of the Commitments, and/or the repayment, satisfaction or discharge of any or all of the Obligations (or any portion thereof) under any Credit Document.

Article 11

MISCELLANEOUS

Section 11.1 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Administrative Agent, the Borrower or any other Credit Party, to the address, telecopier number, electronic mail address or telephone number specified in Appendix B; and

(ii) if to any Lender, the Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number in its Administrative Questionnaire on file with the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in clause (b) below.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes:

(i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and

(ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor, provided, that, with respect to clauses (b)(i) and (b)(ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debtdomain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by, or on behalf of, any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 11.2 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Credit Parties shall pay, on a joint and several basis, each of the following:

(i) all reasonable and documented costs and out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (which, in the case of legal counsel, shall be limited to the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank, the Swingline Lender and their respective Affiliates, taken as a whole, one local counsel to the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank, the Swingline Lender and their respective Affiliates, taken as a whole, in each material relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) if reasonably deemed necessary by the Administrative Agent, and, solely in the case of an actual or perceived conflict of interest, one additional primary counsel and, if reasonably deemed necessary by the Administrative Agent (or the relevant Lender or Lenders, as applicable), one additional counsel in each material relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for each group of such affected Persons similarly situated, taken as a whole) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii) all reasonable and documented costs and out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and

(iii) all reasonable and documented costs and out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (which, in the case of legal counsel, shall be limited to the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank, the Swingline Lender and their respective Affiliates, taken as a whole, one local counsel to the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank, the Swingline Lender and their respective Affiliates, taken as a whole, in each material relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) if reasonably deemed necessary by the Administrative Agent, and, solely in the case of an actual or perceived conflict of interest, one additional primary counsel and, if reasonably deemed necessary by the Administrative Agent (or the relevant Lender or Lenders, as applicable), one additional counsel in each material relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for each group of such affected Persons similarly situated, taken as a whole) in connection with the enforcement or protection of its rights:

(A) in connection with this Agreement and the other Credit Documents, including its rights under this Section; or

(B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify, on a joint and several basis, the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (which, in the case of legal counsel, shall be limited to the reasonable fees, charges and disbursements of one primary counsel for the Indemnitees, taken as a whole, and of one special and local counsel to the Indemnitees, taken as a whole, in each applicable jurisdiction retained by the Administrative Agent and/or the Collateral Agent, and, in the event of any actual or potential conflict of interest, one additional primary, special and local counsel, as applicable, for each Indemnitee subject to a conflict), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party) other than such Indemnitee or its Related Parties arising out of, in connection with, or as a result of:

(i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit);

(iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party, any Subsidiary or any other Regulated Entity, or any Environmental Liability related in any way to any Credit Party, any Subsidiary or any other Regulated Entity; or

(iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing sub-clauses (b)(i), (b)(ii), or (b)(iii), whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party, any Subsidiary or any other Regulated Entity, and regardless of whether any Indemnitee is a party thereto;

provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (y) result from a claim brought by the Borrower or any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under clauses (a) or (b) above to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of the Credit Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices, if any).

(f) Survival. The provisions of this Section shall survive resignation or replacement of the Administrative Agent, Collateral Agent, the Issuing Bank, the Swingline Lender or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.

Section 11.3 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or un-matured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each of the Lenders and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.4 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to clauses (b) and (c) below, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Administrative Agent and the Required Lenders, provided, that:

(i) each of the Fee Letter and any Auto Borrow Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;

(ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments, Loans and/or Letter of Credit Obligations of such Lender may not be increased or extended without the consent of such Lender;

(iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; and

(iv) the Required Lenders shall determine whether or not to allow any Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender except as provided in clause (a)(ii) above) that would be affected thereby, but subject to Section 3.1(a), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the Revolving Commitment Termination Date, the DDTL Commitment Termination Date, or any Maturity Date, or otherwise postpone the scheduled date for the termination or reduction of any Commitment of a Lender;

(ii) waive, reduce the amount of, or postpone or extend the time for payment of, any scheduled (including at maturity) payment or repayment (other than any mandatory prepayment) in respect of any Loan, Letter of Credit or other Obligation, whether of principal, interest, fees, reimbursement obligations or other amounts, or otherwise reduce the rate of interest applicable thereto; provided, that, only the consent of the Required Lenders shall be necessary to:

(A) waive any imposition of the Default Rate pursuant to Section 2.9, amend the definition of “Default Rate” in Section 1.1, or otherwise waive any obligation of the Borrower to pay interest at the Default Rate; and/or

(B) amend any Financial Covenant (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iii) change the provisions of Section 2.12, Section 2.14 or Section 9.3, or otherwise alter in any manner the pro rata sharing of payments, pro rata reduction of Commitments and/or the order of application of funds or proceeds required thereby;

(iv) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(v) amend, modify, terminate, or waive any provision of this clause (b), any provision of the below clause (c), or any other provision of this Agreement that expressly provides that the consent of all Lenders, or of all affected Lenders, is required to amend, modify, terminate, or waive such provision;

(vi) amend the definition of “Required Lenders” in Section 1.1, or otherwise change the percentage of the Total Credit Exposures (or any component thereof) of all of the Lenders that is required for the Lenders, or any of them, to take any action hereunder;

(vii) (A) release all, or substantially all, of the Guarantors from their respective obligations hereunder, or (B) limit the liability of such Guarantors under Article 4 or under any other guaranty agreement Guaranteeing the Obligations;

(viii) release all, or substantially all, of the Collateral;

(ix) consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Credit Document (except pursuant to a transaction permitted hereunder);

(x) subordinate (or agree to subordinate), in whole or in part, (A) any of the Liens in favor of the Collateral Agent, for the benefit of the holders of the Obligations, securing any or all of the Obligations to any Liens securing any Indebtedness, or (B) any of the Obligations in contractual right of payment to any Indebtedness, in each case of the foregoing clauses (b)(x)(A) and (b)(x)(B), other than as expressly permitted or contemplated by this Agreement and the other Credit Documents as each are in effect on the Closing Date.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrower or any other Credit Party therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, that, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans without the consent of the Swingline Lender;

(iii) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Administrative Agent and of the Issuing Bank; or

(iv) amend, modify, terminate or waive any provision of this Article 11 as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case, without the consent of the Administrative Agent.

Notwithstanding any of the foregoing to the contrary:

(A) this Agreement may be amended: (I) pursuant to an Incremental Facility Agreement effected in accordance with Section 2.1(e); (II) to effect Conforming Changes in accordance with Section 2.7(i); and (III) in connection with the implementation of a Benchmark Replacement and/or any related Conforming Changes, all as provided in Section 3.1(g);

(B) the consent of the Borrower and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article 10 (other than the provisions of Section 10.6 or Section 10.10), so long as such amendment is not adverse to the interests of the Borrower and the other Credit Parties;

(C) the Credit Parties, the Administrative Agent and/or the Collateral Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the holders of the Obligations, or as required by local law to give effect to, or protect any security interest for the benefit of the holders of the Obligations, in any property or so that the security interests therein comply with applicable law;

(D) the Administrative Agent, the Collateral Agent, and the Borrower may amend, modify or supplement this Agreement or any other Credit Document to cure or correct administrative or technical errors or omissions or any ambiguity, mistake, defect, inconsistency or obvious error, or to make any necessary or desirable administrative or technical change, and such amendment shall become effective without any further consent of any other party to such Credit Document, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any other holder of the Obligations in any material respect, if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof; and

(E) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder, and shall have been paid in full all principal, interest and other amounts owing to it, or accrued for its account, under this Agreement.

(d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.4 shall be binding upon the Administrative Agent, each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.

Section 11.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except:

(i) to an assignee in accordance with the provisions of clause (b) below;

(ii) by way of participation in accordance with the provisions of clause (d) below; or

(iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) below (and any other attempted assignment or transfer by any party hereto shall be null and void).

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may, at any time, assign to one or more assignees (other than to any Disqualified Institution) all, or a portion, of its rights and obligations under this Agreement (including all, or a portion, of its Commitments, Loans and obligations hereunder at the time owing to it), provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it of the relevant Class or contemporaneous assignments to Approved Funds (that equal at least the amounts specified in clause (b)(i)(B) below in the aggregate) or, in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) above, the aggregate amount of the Commitment(s), and/or the aggregate outstanding principal balance of the Loan(s), of the relevant Class of the assigning Lender subject to such assignment (determined as of the date the Assignment Agreement evidencing such assignment tis delivered to the Administrative Agent or, if a “Trade Date” is specified in such Assignment Agreement, as of the Trade Date) shall not be less than (I) Two Million Dollars ($2,000,000), in the case of any assignment of Revolving Loans or Revolving Commitments, and (II) Five Million Dollars ($5,000,000), in the case of any assignment of Term Loans or Term Loan Commitments, unless (in any such case of the foregoing clauses (b)(i)(B)(I) or (b)(i)(B)(II)) each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned, except that this clause (b)(ii) shall not prohibit any Lender from assigning all, or a portion, of its rights and obligations on a non-pro rata basis as between its Revolving Commitment and/or Revolving Loans, on the one hand, and its Commitments in respect of Term Loans and/or its Term Loans, on the other the hand.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) above and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required, unless (I) an Event of Default shall have occurred and is continuing at the time of such assignment, or (II) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of:

(I) commitments under revolving credit facilities and unfunded commitments under term loan facilities if such assignment is to a Person that is not a Lender with a commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; or

(II) a funded Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment; and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount of Three Thousand Five-Hundred Dollars ($3,500), unless waived, in whole or in part by the Administrative Agent in its discretion. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to: (A) any Credit Party, any Subsidiary, any other Regulated Entity, or any Affiliate of any of the foregoing; (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b)(v)(B); or (C) a Disqualified Institution, provided, that, any assignment made to a Disqualified Institution in violation of this clause (b)(v)(C) shall not be void, but the provisions of clause (f)(ii) below may apply.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon); and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding anything to the contrary in the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) below, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.16, Section 2.17 and Section 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. The Borrower will execute and deliver on request, at its own expense, a Note to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (other than an assignment or transfer to a Disqualified Institution) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Credit Party or the Administrative Agent, sell participations to any Person (other than a natural Person, a Credit Party, a Subsidiary, another Regulated Entity, another Affiliate of any of the foregoing, or a Disqualified Institution) (each, a “Participant”) in all, or a portion, of such Lender’s rights and/or obligations under this Agreement (including all, or a portion, of its Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.2(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (b) or (c) of Section 11.4 that affects such Participant; provided, further, that, any such agreement or instrument shall require the applicable Participant to represent and warrant for the benefit of the Borrower and such Lender that such Participant is not a Disqualified Institution. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.2, Section 3.1 and Section 3.3 (subject to the requirements and limitations therein, including the requirements under Section 3.3(f) (it being understood that the documentation required under Section 3.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above; provided, that, such Participant (A) agrees to be subject to the provisions of Section 2.17 and Section 3.4 as if it were an assignee under clause (b) below, and (B) shall not be entitled to receive any greater payment under Section 3.2 or Section 3.3 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person, except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.5 shall not apply to any such pledge or assignment of a security interest; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Disqualified Institution.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date on which the assigning Lender entered into an Assignment Agreement or participation agreement, as applicable, with such Person (unless the Borrower has consented to such assignment to such entity, in which case, such entity will not be considered a Disqualified Institution for the purpose of such assignment).

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (f)(i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all Obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, and (B) in the case of an outstanding portion of any Term Loan held by such Disqualified Institution, prepay or purchase such portion of the Term Loans, in each case, plus accrued interest, fees and other amounts payable to such Disqualified Institution hereunder; provided, that, the Borrower may not use the proceeds of any Revolving Loans to repay outstanding Obligations owing to a Disqualified Institution pursuant to the foregoing clauses (f)(ii)(A) and (f)(ii)(B).

(iii) Notwithstanding anything to the contrary herein, Disqualified Institutions (x) will not have the right to receive information, reports or other materials provided to the Lenders by the Borrower, the Administrative Agent or any other Lender, attend or participate in meetings attended by the Lenders and the Administrative Agent or access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, and (y) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Credit Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent to post the Disqualified Institution List on the Platform, including the portion of the Platform that is designated for “public side” Lenders and/or provide the Disqualified Institution List to each Lender requesting the same.

Section 11.6 Independence of Covenants. All covenants hereunder shall be given independent effect so that, if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.7 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 3.1(c), Section 3.2, Section 3.3, Section 11.2, Section 11.3, and Section 11.10, and the agreements of the Lenders and the Agents set forth in Section 2.14, Section 10.3 and Section 11.2(c), shall survive the payment of the Loans, the cancellation, expiration or cash collateralization of the Letters of Credit, and the termination hereof.

Section 11.8 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents, any Swap Agreements or any Treasury Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.9 Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.10 Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 10.10(c), each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.12 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.13 Applicable Laws.

(a) Governing Law. This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein), and the transactions contemplated hereby and thereby, shall be construed in accordance with, and be governed by, the law of the State of New York.

(b) Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in clause (b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 11.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b) to the extent required or requested by any regulatory agency or authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners);

(c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process;

(d) to any other party hereto;

(e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder;

(f) subject to an agreement containing provisions substantially the same as those of this Section, to:

(i) any assignee of or Participant in, or any prospective assignee of or Participant in (including, for purposes hereof, any new lenders invited to join hereunder on an increase in the Loans and Commitments hereunder, whether by exercise of an accordion, by way of amendment or otherwise), any of its rights or obligations under this Agreement; or

(ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or its obligations, this Agreement or payments hereunder;

(g) on a confidential basis to:

(i) any rating agency in connection with rating any of the Credit Parties, Subsidiaries or other Regulated Entities, or any of the credit facilities provided for herein; or

(ii) the CUSIP Service Bureau or any similar agency or organization in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided for herein;

(h) with the consent of the Borrower;

(i) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section 11.15; or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; or

(j) for purposes of establishing a “due diligence” defense.

In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers (including potential or actual credit insurers and re-insurers) to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.

For purposes of this Section, “Information” shall mean all information received from any Credit Party, any Subsidiary or any other Regulated Entity relating to any Credit Party, any Subsidiary or any other Regulated Entity, or any of the respective businesses of any of the foregoing, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by such Credit Party, Subsidiary or other Regulated Entity; provided, that, in the case of information received from any Credit Party, any Subsidiary or any other Regulated Entity after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders acknowledges that:

(A) the Information may include material non-public information concerning any Credit Party, any Subsidiary and/or any other Regulated Entity, as the case may be;

(B) it has developed compliance procedures regarding the use of material non-public information; and

(C) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.

For the avoidance of doubt, nothing set forth in this Section 11.15 shall prohibit any individual from communicating or disclosing information (including any Information) regarding suspected violations of Applicable Law to a Governmental Authority or applicable self-regulatory authority.

Section 11.16 Usury Savings Clause. Notwithstanding any other provision herein to the contrary, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding principal amount of all Loans shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by Applicable Law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding anything to the contrary in the foregoing, it is the intention of the Lenders and each of the Credit Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding principal amount of all Loans or be refunded to each of the applicable Credit Parties. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Laws:

(a) characterize any payment that is not principal as an expense, fee, or premium rather than interest;

(b) exclude voluntary prepayments and the effects thereof; and

(c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 11.17 Electronic Execution; Counterparts.

(a) Electronic Execution. Each of the parties hereto hereby agrees that: (i) the electronic signature of any party to this Agreement or to any other Credit Document shall be as valid as an original “wet” signature of such party thereto, and further, that such signature shall be effective to bind such party to this Agreement or to such other Credit Document, as applicable; and (ii) any electronically signed document (including, without limitation, this Agreement and each other Credit Document) shall be deemed to (A) be “written” or “in writing”, (B) have been signed, (C) constitute a record established and maintained in the ordinary course of business, and (D) constitute an original written record when printed from electronic files. Such paper copies or “printouts”, if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the parties to the same extent, and under the same conditions, as other original business records created and maintained in documentary form. None of the parties hereto shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes of this Section 11.17: (I) “electronic signature” shall mean a manually-signed original signature that is then transmitted by electronic means; (II) “transmitted by electronic means” shall mean sent in the form of a facsimile or sent via the internet as a “.pdf” (portable document format) or other replicating image attached to an e-mail message; and (III) “electronically signed document” shall mean a document transmitted by electronic means and containing, or to which there is affixed, an electronic signature.

(b) Counterparts. This Agreement and each other Credit Document may be executed by one (1) or more of the parties to this Agreement or such other Credit Document (as the case may be) on any number of separate counterparts, and all of said counterparts shall, taken together, be deemed to constitute one (1) and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement, or any other Credit Document, by facsimile transmission or any other electronic mail in “.pdf” format, shall be as effective as delivery of a manually executed counterpart of this Agreement or such other Credit Document.

Section 11.18 No Advisory of Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:

(a)

(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Administrative Agent, on the other hand;

(ii) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and

(iii) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents;

(b)

(i) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Credit Party or any of their Affiliates or any other Person; and

(ii) the Administrative Agent does not have any obligation to any Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and

(c) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and the Administrative Agent does not have any obligation to disclose any of such interests to any Credit Party or its Affiliates.

To the fullest extent permitted by Applicable Law, each of the Credit Parties hereby waives and releases, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19 Integration; Effectiveness. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 5, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 11.20 USA PATRIOT Act. Each Lender subject to the Patriot Act hereby notifies each of the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each of the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender to identify each of the Credit Parties in accordance with the Patriot Act.

Section 11.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent that such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction, in full or in part, or cancellation of any such liability, (ii) a conversion of all, or a portion, of such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to, or otherwise conferred on, it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.22 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement;

(iii)

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14);

(B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement;

(C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14; and

(D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (a)(i) above is true with respect to a Lender, or (2) a Lender has provided another representation, warranty and covenant as provided in clause (a)(iv) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

Section 11.23 Acknowledgment Regarding any Supported QFCs.

(a) To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”; and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b) In the event that a Covered Entity that is a party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event that a Covered Party, or a BHC Act Affiliate of a Covered Party, becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto have caused a counterpart of this Agreement to be duly executed and delivered by its below duly authorized officer as of the day and year first written above.

BORROWER:	SAFEPOINT HOLDINGS. INC.,
a Florida corporation

	By:	/s/ David Flitman
	Name:	David Flitman
	Title:	Chief Executive Officer

GUARANTORS:	CAJUN UNDERWRITERS HOLDINGS, LLC,
a Delaware limited liability company
CAJUN UNDERWRITERS RISK MANAGEMENT LLC,
a Delaware limited liability company
INSIGHT RISK SOLUTIONS, LLC,
a Florida limited liability company
MANA TEE RISK MANAGEMENT LLC,
a Florida limited liability company
SAFEPOlNT MGA, LLC,
a Florida limited liability company

	By:	/s/ David Flitman
	Name:	David Flitman
	Title:	Chief Executive Officer

[Signature Pages Continue]

Signature Page to Credit Agreement (Safepoint Holdings, Inc.)

ADMINISTRATIVE AGENT
AND COLLATERAL AGENT:	REGIONS BANK,
as Administrative Agent and Collateral Agent

	By:	/s/ Jon McRae
	Name:	Jon McRae
	Title:	Director

Signature Page to Credit Agreement (Safepoint Holdings, Inc.)

LENDERS:	REGIONS BANK,
as Issuing Bank, as Swingline Lender, and as a Lender

	By:	/s/ Jon McRae
	Name:	Jon McRae
	Title:	Director

Signature Page to Credit Agreement (Safepoint Holdings, Inc.)

Confidential

TEXAS CAPITAL BANK
as a Lender

By:	/s/ Ben Beugelsdijk
Name:	Ben Beugelsdijk
Title:	Vice President

[Signature Pages Continue]

Signature Page to Credit Agreement (Safepoint Holdings, Inc.)

SYNOVUS BANK, as a Lender

By:	/s/ Will Fridlender
Name:	Will Fridlender
Title:	Director

[Signature Pages Continue]

Signature Page to Credit Agreement (Safepoint Holdings, Inc.)

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Marko Lukin
Name:	Marko Lukin
Title:	Vice President

By:	/s/ Alison Lugo
Name:	Alison Lugo
Title:	Vice President

[Signature Pages End]

Signature Page to Credit Agreement (Safepoint Holdings, Inc.)

Appendix A-B

[On file with the Administrative Agent]

Schedules 6.1-8.6

[On file with the Administrative Agent]

Exhibits 1.1-11.5

[On file with the Administrative Agent]